As filed with the Securities and Exchange Commission on October 15, 1998

                                                  Registration No. 333-_____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  -------------------------------------------

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                ACNB CORPORATION
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)

     Pennsylvania                                       6022
----------------------------                 ----------------------------
(State or other jurisdiction of              (Primary Standard Industrial
 incorporation or organization)              Classification Code Number)

                                   23-2233457
                       ---------------------------------
                      (I.R.S. Employer Identification No.)


   ACNB CORPORATION                               Ronald L. Hankey, President
 675 Old Harrisburg Road                               ACNB CORPORATION
  Post Office Box 3129                             675 Old Harrisburg Road
Gettysburg, Pennsylvania 117325-0129        Gettysburg, Pennsylvania 17325-0129
     (717) 334-3161                                      (717) 334-3161
-------------------------------------       -----------------------------------
(Address, including ZIP Code, and           (Name, address, including ZIP Code,
telephone number, including area code,        and telephone number, including
of registrant's principal executive          area code, of agent for service)
offices)


                                 With A Copy To:
                          Nicholas Bybel, Jr., Esquire
                            B. Tyler Lincoln, Esquire
                             Shumaker Williams, P.C.
                               Post Office Box 88
                         Harrisburg, Pennsylvania 17108
                            Telephone: (717) 763-1121

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]

                         CALCULATION OF REGISTRATION FEE


Title of Each         Amount          Proposed Maximum        Proposed Maximum
Class of Securities   to be             Offering Price            Aggregate
Being Registered    Registered           Per Unit              Offering Price
--------------------------------------------------------------------------------
Common Stock,
par value $2.50
per share          561,968 (1)(2)          $22.91               $12,874,686.88


Title of Each                  Amount of
Class of Securities           Registration
Being Registered                  Fee
---------------------------------------------------------------------------
Common Stock,
par value $2.50
per share                       $3,798.03


(1) Shares to be issued in the Merger (as defined herein) computed in accordance with Rule 457(f)(2), solely for the purpose of calculating the registration fee, based upon book value of Farmers Common Stock (as defined herein), June 30, 1998, the latest practicable date prior to the date of filing of this Registration Statement.

(2) Based on maximum number of shares of Registrant's Common Stock that may be issued in connection with the proposed transaction. In accordance with Rule 416, this Registration Statement shall also register any additional shares of Registrant's common stock that may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided by the Agreement relating to the transaction.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

                   [FARMERS NATIONAL BANCORP, INC. LETTERHEAD]

                                                         November 11, 1998




Dear Shareholder:

     We invite you to attend the Special Meeting of Shareholders of Farmers National Bancorp, Inc. (the "Corporation"), the holding company for Farmers National Bank of Newville ("FNB"), to be held at One West Big Spring Avenue, Newville, Pennsylvania 17241-0156, on Tuesday, December 15, 1998, at 2:00 p.m. (the "Meeting"). The Meeting is being held as a result of the proposed acquisition of the Corporation and of FNB by ACNB Corporation ("ACNB"), a $466 million bank holding company with 14 community banking offices in Pennsylvania.

     The attached Notice of Special Meeting and Proxy Statement/Prospectus describe the formal business to be transacted at the Meeting. During the Meeting, we will also report on the operations of the Corporation. Directors and officers of the Corporation will be present to respond to any questions that our shareholders may have.

     The purpose of the Meeting is to consider and vote upon the Agreement and Plan of Reorganization dated as of July 28, 1998, (the "Agreement"), among the Corporation, FNB, ACNB and ACNB North, Inc., a corporate subsidiary of ACNB that was organized to facilitate the acquisition of the Corporation and of FNB. The Agreement provides for the merger of ACNB North, Inc., with and into the Corporation (the "Merger") and the conversion of each outstanding share of the Corporation's common stock into 2.266 shares of common stock of ACNB. Completion of the Merger is subject to certain conditions, including the approval of the Agreement by the required vote of the Corporation's shareholders at the Meeting and approval by various regulatory agencies.

     Garland McPherson & Associates, Inc., the Corporation's financial advisor, has advised the Board of Directors that in its opinion the consideration that you are to receive in the Merger is fair, from a financial point of view. The Board of Directors has carefully considered the Agreement and has agreed that the Merger is in the best interests of the Corporation and its shareholders. Accordingly, the Board of Directors recommends that you vote "FOR" approval of the Agreement.

     The attached Proxy Statement/Prospectus provides important information about the Merger. We urge you to read it carefully.

                                      Sincerely,



                                      Edgar S. Heberlig,
                                      Chairman of the Board of Directors


           PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME

                         FARMERS NATIONAL BANCORP, INC.
                           One West Big Spring Avenue
                               Post Office Box 156
                        Newville, Pennsylvania 17241-0156
                                 (717) 776-5312

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON DECEMBER 15, 1998

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Meeting") of Farmers National Bancorp, Inc. ("Farmers"), the holding company of Farmers National Bank of Newville ("FNB"), will be held at One West Big Spring Avenue, Newville, Pennsylvania 17241 on Tuesday, December 15, 1998, at 2:00 p.m. We enclose a Proxy Card and a Proxy Statement/Prospectus for the Meeting.

The Meeting is for the purpose of considering and acting upon the following matters:

1. Approval and adoption of the Agreement and Plan of Reorganization, dated as of July 28, 1998 (the "Agreement") by and among ACNB Corporation ("ACNB"), ACNB North, Inc. ("ACNB North"), Farmers and FNB. Pursuant to the Agreement, ACNB North will merge with and into Farmers and Farmers will become a wholly-owned subsidiary of ACNB. FNB will become a wholly-owned, second-tier subsidiary of ACNB. Upon the consummation of the Merger, each Farmers shareholder will receive, in exchange for each share of common stock of Farmers, par value $0.50 per share (the "Farmers Common Stock"),
     2.266 shares of the common stock of ACNB, par value $2.50 per share (the "ACNB Common Stock"), as provided for in the Agreement;

2. Adjournment of the Meeting to a later date, if necessary, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Meeting to constitute a quorum or to approve the Agreement; and

3. Other matters as may properly come before the Meeting or any adjournment thereof that are incidental to the foregoing.

Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to Farmers Bylaws, the Board of Directors has fixed the close of business on November 9, 1998, as the record date for determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof.

Your participation in the Meeting, in person or by proxy, is important regardless of the number of shares you own. Approval of the Merger requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock. An abstention or failure to vote has the same effect as voting against the Agreement. Therefore, we urge you, even if you plan to attend the Meeting, to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the Meeting. If you do attend the Meeting and wish to vote in person, you may do so by giving written notice of your decision to the Secretary of the Corporation so that your Proxy will be superseded by any ballot that you submit at the Meeting. On behalf of the Board of Directors, I thank you for your support and urge you to vote "FOR" approval of the Agreement.

Please sign and date the enclosed Proxy Card, which is solicited by the Board of Directors, and mail it promptly in the enclosed envelope. The giving of your proxy does not affect your right to vote in person in the event you attend the Meeting.

                                         BY ORDER OF THE BOARD OF DIRECTORS


Newville, Pennsylvania                  /s/ Edgar S. Heberlig
                                        -------------------------------------
November 11, 1998                       Edgar S. Heberlig,
                                        Chairman of the Board of Directors
                                         and President

                           PROXY STATEMENT/PROSPECTUS

                                ACNB CORPORATION
                                 PROSPECTUS FOR
                         561,968 SHARES OF COMMON STOCK
                            PAR VALUE $2.50 PER SHARE

                         FARMERS NATIONAL BANCORP, INC.
                               PROXY STATEMENT FOR
                         SPECIAL MEETING OF SHAREHOLDERS
                                DECEMBER 15, 1998

     The Board of Directors of Farmers National Bancorp, Inc. ("Farmers"), the holding company of Farmers National Bank of Newville ("FNB"), furnishes this Proxy Statement/Prospectus to you in connection with the solicitation of proxies to be used at the Special Meeting of Shareholders of Farmers (the "Meeting"), which will be held at One West Big Spring Avenue, Newville, Pennsylvania 17241 on Tuesday, December 15, 1998, at 2:00 p.m. Farmers first mailed the accompanying Notice of Special Meeting, Proxy Card and this Proxy Statement/Prospectus to shareholders on or about November 11, 1998.

     At the Meeting, holders of record of common stock of Farmers, par value $.50 per share (the "Farmers Common Stock"), as of November 9, 1998 (the "Record Date") will consider and vote upon the approval and adoption of the Agreement and Plan of Reorganization, dated as of July 28, 1998, (the "Agreement") by and among ACNB Corporation ("ACNB"), ACNB North, Inc. ("ACNB North"), Farmers and FNB. We attach a copy of the Agreement as Annex A. In addition to voting on the Agreement, you, as shareholders of Farmers, may be asked to consider and vote upon approval of the postponement or adjournment of the Meeting, in the event there are not sufficient votes cast in person or by proxy at the Meeting to constitute a quorum or to approve the Agreement, and such other matters as may properly come before the Meeting or any adjournments thereof.

     The Agreement provides that ACNB North will merge with and into Farmers, Farmers will become a wholly-owned subsidiary of ACNB, under the name "ACNB North, Inc.," and FNB will become a wholly-owned, second-tier subsidiary of ACNB (the "Merger"). Upon the consummation of the Merger, each Farmers shareholder will have a right to receive 2.266 shares of common stock of ACNB, par value $2.50 per share (the "ACNB Common Stock") for each share of Farmers Common Stock.

     Neither ACNB Common Stock nor Farmers Common Stock is traded on The Nasdaq Stock Market or any stock exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

     The shares of ACNB common stock issuable in the Merger are not savings accounts, deposits or other obligations of a bank or savings institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. This Proxy Statement/Prospectus does not cover any resales of the ACNB Common Stock issuable in the Merger by any shareholders deemed to be affiliates of Farmers or of ACNB. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales, although such stock may be traded without use of this Proxy Statement/Prospectus by former shareholders of Farmers who are not deemed to be affiliates of Farmers or ACNB.

     No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by ACNB or Farmers. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities covered by this Proxy Statement/Prospectus, or the solicitation of a proxy to or from any person in any jurisdiction where it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the information about ACNB or Farmers contained in this Proxy Statement/Prospectus since the date hereof.

        The date of this Proxy Statement/Prospectus is November 11, 1998.

     This Proxy Statement/Prospectus constitutes a prospectus of ACNB filed as part of a registration statement filed with the Securities and Exchange Commission relating to the 561,968 shares of ACNB Common Stock issuable pursuant to the Agreement. All information contained in this Proxy Statement/Prospectus with respect to ACNB and its subsidiaries has been supplied by ACNB, and all information with respect to Farmers and its respective subsidiaries has been supplied by Farmers.

                                TABLE OF CONTENTS
                                                                      Page

SUMMARY  .........................................................      1
         The Meeting..............................................      1
         Vote Required............................................      1
         Forward-Looking Statements...............................      1
         Farmers and FNB..........................................      2
         ACNB.....................................................      2
         Available Information....................................      2
         The Merger...............................................      3
         Opinions of Financial Advisor............................      4
         Recommendations of the Board of Directors................      4
         Dissenters' Rights.......................................      4
         Federal Income Tax Consequences of the Merge.............      5
         Accounting Treatment.....................................      5
         Comparison of Shareholder Rights.........................      5
         Conditions to the Merger.................................      6
         Operations After the Merger..............................      6
         Termination of the Merger................................      6
         Expenses.................................................      7
         Dividends................................................      7
         Adjournment of the Meeting...............................      7

COMPARATIVE PER SHARE DATA .......................................      8
         General..................................................      8
         Market Value of Securities...............................      9

SELECTED FINANCIAL DATA.  ........................................     10

THE MEETING  .....................................................     13
         General  ................................................     13
         Voting, Revocation and Solicitation of Proxies  .........     13
         Voting Securities and Security Ownership  ...............     15
         Other Matters  ..........................................     17
         Auditors of Farmers  ....................................     17

APPROVAL OF THE  MERGER  .........................................     17
       Background of the Merger, Reasons and Recommendation
            of the Board of Directors  ...........................     17
       Vote Required  ............................................     18

                                                                     Page

       Opinion of Financial Advisor  .............................     19
       Dissenters' Rights  .......................................     23
       Terms of the Merger  ......................................     26
       Regulatory Approvals of Farmers............................     41
       Interests of Certain Persons in the Merger.................     42
       Management and Operations Following the Merger.............     43
       Accounting Treatment of the Merger  .......................     44
       Income Tax Consequences of the Merger  ....................     44

DESCRIPTION OF ACNB AND ITS COMMON STOCK  ........................     46
       Information Concerning ACNB  ..............................     46
       Incorporation by Reference.................................     46
       General  ..................................................     47
       Common Stock  .............................................     47
       Pennsylvania Anti-Takeover Law Provisions  ................     48
       Provisions in ACNB's Articles of
          Incorporation and Bylaws  ..............................     49

COMPARISON OF SHAREHOLDER RIGHTS  ................................     50
       Introduction.  ............................................     50
       Dividends  ................................................     52
       Limitations on Directors' Liability  ......................     52
       Indemnification  ..........................................     52

DIVIDENDS AND MARKET PRICES OF SECURITIES  .......................     53
       ACNB  .....................................................     53
       Farmers  ..................................................     53

REGULATIONS AFFECTING DIVIDENDS  .................................     54

BUSINESS OF FARMERS  .............................................     54
       General  ..................................................     54
       Services  .................................................     55
       Regulation  ...............................................     55
       Competition  ..............................................     57
       Employees  ................................................     58
       Certain Relationships and Related Party Transactions  .....     58
       Litigation  ...............................................     58
       Properties  ...............................................     58
       Impact of the Year 2000 Issue  ............................     59

IMPACT OF THE YEAR 2000 ISSUE ON ACNB  ...........................     60

                                                                     Page

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS OF FARMERS  .................     62
       Balance Sheet Analysis  ..................................     63
       Income Statement Analysis  ...............................     68

ADJOURNMENT OF THE MEETING  .....................................     70

INDEPENDENT ACCOUNTANTS  ........................................     70

EXPERTS  ........................................................     70

LEGAL OPINIONS  .................................................     70

OTHER MATTERS....................................................     71

ADDITIONAL INFORMATION...........................................     71

INDEX TO FINANCIAL STATEMENTS
FARMERS NATIONAL BANCORP, INC.....................................   F-1

ANNEX A        AGREEMENT  ........................................   A-1
ANNEX B        OPINION OF GARLAND McPHERSON & ASSOCIATES, INC.  ..   B-1
ANNEX C        DISSENTERS' RIGHTS PROVISIONS  ....................   C-1


     This Proxy Statement/Prospectus incorporates important business and financial information about ACNB that is not included or delivered with the document. This information is available, without charge, to Farmer's shareholders. Please direct requests to the Secretary, ACNB Corporation, 675 Old Harrisburg Road, P. O. Box 3129, Gettysburg, Pennsylvania 17325-0129, telephone number (717) 334-3161. In order to ensure timely delivery of the documents in advance of the Meeting, you should make your request no later than December 8, 1998.

                                     SUMMARY

     The following summary of the material aspects of the Merger is not intended to be complete and is qualified in its entirety by the more detailed discussion elsewhere or incorporated by reference in this Proxy Statement/Prospectus and its Appendices. We urge you to read the entire Proxy Statement/Prospectus, including the Appendices hereto, in order for you to understand the Merger fully.

The Meeting

     We will hold the Meeting to vote on the Merger at One West Big Spring Avenue, Newville, Pennsylvania on Tuesday, December 15, 1998, at 2:00 p.m. At the Meeting, those shareholders who hold shares of Farmers Common Stock, as of November 9, 1998, the Record Date, will consider and vote upon the approval and adoption of the Agreement. In addition, shareholders of Farmers may consider and vote upon the approval of the adjournment of the Meeting, in the event there are not sufficient votes cast in person or by proxy at the Meeting to constitute a quorum or to approve the Agreement. You may also be asked to vote on such other matters as may properly come before the Meeting or any adjournments thereof. Each share entitled to vote at the Meeting is entitled to one vote. The presence, in person or by proxy, of at least a majority of the total number of shares of Farmers Common Stock outstanding and entitled to vote as of the Record Date will be required to constitute a quorum at the Meeting.

Vote Required

     Approval of the Agreement requires the affirmative vote of the holders of 66 2/3% of the outstanding shares of Farmers Common Stock. Directors and executive officers are expected to vote substantially all of the __________ shares held by them, representing approximately ___________ percent of the Farmers Common Stock outstanding at the Record Date and entitled to vote at the Meeting, "FOR" approval of the Agreement.

Forward-Looking Statements

     This Proxy Statement/Prospectus contains and incorporates by reference certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements regarding the intent, belief or current expectations regarding the matters discussed or incorporated by reference in this Proxy Statement/Prospectus (including statements as to "beliefs," "expectations," "anticipations," "intentions" or similar words) and all statements that are not statements of historical fact. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, trends for the continued growth of the business of ACNB and Farmers, the realization of anticipated revenues, profitability and cost synergies of the combined companies, and other risks and uncertainties. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results, performance or achievements in 1999 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements.

Farmers and FNB

     Farmers is a Pennsylvania business corporation formed on August 14, 1991, and functions as the bank holding company for FNB. Farmers' principal business has been directing, planning and coordinating the business activities of FNB.

     FNB is a national banking association headquartered in Newville, Pennsylvania, which conducts business through three offices. One office is located in Newville (the main office). The second office is located in West Pennsboro Township, Pennsylvania. The third office, also located in West Pennsboro Township, is open two afternoons each week.

     Farmers' executive offices are located at One West Big Spring Avenue, Newville, Pennsylvania 17241, and its telephone number is (717) 776-5312. We discuss Farmers and FNB in more detail at "BUSINESS OF FARMERS," below.

ACNB

     ACNB is a bank holding company whose sole activity consists of owning and supervising Adams County National Bank (the "Bank"), its depository subsidiary. ACNB was incorporated in Pennsylvania on November 9, 1983. Its executive offices are located at 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325, and its telephone number is (717) 334-3161.

     ACNB and the Bank have the same Board of Directors. ACNB presently has no significant operations other than serving as a holding company. The Bank engages in a full-service commercial and consumer banking and trust business. With its main office at 675 Old Harrisburg Road, Gettysburg, Pennsylvania, the Bank provides financial services to its customers through its community banking network of fourteen full-service offices located throughout Adams County, Pennsylvania, and in Hanover, York County, Pennsylvania.

     The Bank's officers conduct the day-to-day management of the Bank, subject to review by its board of directors, thereby permitting the Bank to retain substantial autonomy to better service its market in day-to-day operations. We discuss ACNB in more detail in "DESCRIPTION OF ACNB AND ITS COMMON STOCK," below.

Available Information

     ACNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at World Trade Center, Suite 1300, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. ACNB is an electronic filer with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission Web site is: http://www.sec.gov.

     Neither the ACNB Common Stock nor the Farmers Common Stock is authorized for quotation on The National Association of Securities Dealers ("NASD") Automatic Quotations ("NASDAQ") National Market System or any stock exchange.

     This Proxy Statement/Prospectus forms a part of a Registration Statement on Form S-4 that ACNB has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the ACNB Common Stock issuable in the Merger (the "Registration Statement"). This Proxy Statement/Prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the Commission's rules and regulations. You may inspect and copy the Registration Statement, including any amendments and exhibits thereto as stated above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and we refer you, in each case to the copy of such contract or other document, filed as an exhibit to the Registration Statement. We also qualify our discussions, in all respects, by such reference.

The Merger

     In the Merger, Farmers will become a wholly-owned subsidiary of ACNB and FNB will become a wholly-owned, second-tier subsidiary of ACNB. The parties propose to effect the Merger by means of a merger of ACNB North with and into Farmers. Farmers will survive Merger (sometimes referred to as the "Surviving Corporation"), and continue business as a second-tier subsidiary of ACNB. Upon the consummation of the Merger, Farmers shareholders will receive 2.266 shares of ACNB Common Stock in exchange for each share of Farmers Common Stock (the "Merger Consideration"). Farmers shareholders will receive a cash payment in lieu of any fractional share of ACNB Common Stock that the Farmers shareholders would otherwise be entitled to receive. The last reported sale price of ACNB Common Stock was $____ per share on November __, 1998. Consummation of the Merger is conditioned upon, among other things, the approval of the Agreement by the requisite vote of Farmers' shareholders and by various regulatory agencies.

     Under the terms of the Agreement, Farmers shareholders will receive approximately 561,968 shares of ACNB Common Stock will be exchanged for the outstanding Farmers Common Stock.

     Farmers and ACNB have the right to terminate the Agreement under certain circumstances, including if the Merger is not consummated by June 30, 1999. The parties have the right to extend the time for closing beyond June 30, 1999, by mutually amending the Agreement.

     ACNB and Farmers propose to close the transaction in the first quarter of 1999, after receipt of all required regulatory approvals, including receipt of approval of Farmers' shareholders (the "Effective Date"). We discuss the Merger in more detail in "APPROVAL OF THE MERGER," below.

Opinion of Financial Advisor

     The Farmers Board of Directors asked Garland McPherson & Associates, Inc. ("GM&A"), Farmers' financial advisor, to render an opinion that the Merger Consideration is fair, from a financial point of view, to shareholders of Farmers. We recommend that you read the opinion, which is attached to this Proxy Statement/Prospectus as Annex B, and "APPROVAL OF THE MERGER - Opinion of Financial Advisor," below. You should read the opinion in its entirety and pay particular attention to the assumptions made and other matters considered by GM&A in rendering the opinion.

Recommendations of the Board of Directors

     The consideration to be received by Farmers' shareholders in the transaction was negotiated by the Farmers Board of Directors in light of various factors, including Farmers' and ACNB's recent operating results, current financial condition and perceived future prospects. The Farmers Board of Directors believes that the Merger is in the best interests of Farmers' shareholders and recommends that Farmers' shareholders vote "FOR" approval of the Agreement.

Dissenters' Rights

     The Pennsylvania Business Corporation Law of 1988, as amended (the "BCL") grants to certain shareholders, including the holders of Farmers Common Stock, the right to dissent from approval of the Merger, and to demand and receive the "fair value" of their shares of Farmers Common Stock rather than the Merger Consideration. In order to assert these dissenters' rights, a Farmers shareholder must:

     * file a written notice of intent to dissent with Farmers before the shareholder vote at the Meeting;

     *    not vote in favor of the Merger;

     * file a written demand for payment and deposit the certificates representing his or her shares in accordance with the terms of the notice to demand payment that Farmers will send; and

     *    comply with certain other statutory procedures set forth in the BCL.

If you return your proxy without voting instructions, your proxy will be voted in favor of the Agreement, and you will forfeit any dissenters' rights that you may have with respect to the Merger. A copy of the applicable sections of the BCL are attached to this Proxy Statement/Prospectus as Annex C. If you deviate from the procedures set forth in the statutory provisions, you may forfeit your dissenters' rights with respect to the Merger. Accordingly, if you wish to assert dissenters' rights we urge you to read carefully "APPROVAL OF THE MERGER--Dissenters' Rights" and Annex C to this Proxy Statement/Prospectus.

Federal Income Tax Consequences of the Merger

     ACNB and Farmers anticipate that the Merger will be a tax-free reorganization for federal income tax purposes and that Farmers shareholders will recognize no gain or loss on the exchange of their Farmers Common Stock for ACNB Common Stock (other than with respect to cash received in lieu of fractional shares and cash received upon exercise of dissenters' rights, if any). You should consult with your own tax advisers regarding the tax consequences of the Merger with respect to your own particular circumstances. See "APPROVAL OF THE MERGER--Income Tax Consequences of the Merger."

Accounting Treatment

     Farmers and ACNB intend  that the Merger be  accounted  for as a pooling of
interests   for   financial   accounting   purposes.   See   "APPROVAL   OF  THE
MERGER--Accounting Treatment of the Merger."

Comparison of Shareholder Rights

     Upon the consummation of the Merger, holders of Farmers Common Stock will become shareholders of ACNB, a Pennsylvania business corporation. Farmers and ACNB are each organized as Pennsylvania business corporations and, accordingly, the rights of former Farmers shareholders after the Merger will continue to be governed by the BCL as well as the articles of incorporation and bylaws of ACNB (referred to as the "ACNB Articles" and ACNB Bylaws"). Certain differences exist in the rights of the shareholders of ACNB and Farmers. These differences are due to the differences in the ACNB Articles and ACNB Bylaws and the articles of incorporation and bylaws of Farmers (referred to as the "Farmers Articles" and Farmers Bylaws"). A discussion of these differences is set forth in "COMPARISON OF SHAREHOLDER RIGHTS," below.

Conditions to the Merger

     Consummation of the Merger is subject to various conditions, including notice to or approval of the Merger by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") and by the Pennsylvania Department of Banking (the "Department of Banking"). On _______________, 1998, ACNB filed a Notice, meeting the requirements of approval of the Merger under Section 3 of the Bank Holding Company Act of 1956, as amended (the "Banking Code"), and pursuant to Section 225.14 of Federal Reserve Board Regulations, with the Federal Reserve Bank of Philadelphia (the "FRB Notice"). ACNB filed Application with the Department of Banking, pursuant to Sections 112 and 115 of the Banking Code (the "PA Application"). We await action on these Applications.

     The Merger is also subject to satisfaction of various other conditions specified in the Agreement, including the approval of the Agreement by the requisite vote of Farmers' shareholders and the satisfaction of the criteria necessary to permit a pooling of interests for accounting purposes. In the event that more than 10% of the outstanding shares of Farmers are covered through the exercise of dissenters' rights, the criteria for pooling-of-interest treatment will not be satisfied. See "APPROVAL OF THE MERGER--Terms of the Merger--Conditions Precedent" and "APPROVAL OF THE MERGER--Dissenters' Rights."

Operations After the Merger

     The Agreement provides that, on the Effective Date, two persons, mutually agreed upon by ACNB and Farmers, who have previously served as directors of Farmers will be appointed to the ACNB Board of Directors. In addition, the directors of FNB on the Effective Date, together with Ronald L. Hankey and Carolyn H. Kough, will serve as members of the FNB Board of Directors following the Merger. See "APPROVAL OF THE MERGER - Management and Operations Following the Merger."

Termination of the  Merger

     The Agreement provides that, whether before or after its approval by the shareholders of Farmers, the Agreement may be terminated and the transactions described in the Agreement abandoned at any time prior to the Effective Date:

     * by the mutual written consent of ACNB and Farmers, if a majority of the entire board of directors votes to terminate the Agreement;

     * by Farmers in the event (a) of a material breach by ACNB of any representation, warranty, covenant or agreement contained in the Agreement that is not cured within 30 days after written notice of the breach is given to ACNB by Farmers, (b) by written notice to ACNB that any condition precedent to Farmers' obligations as set forth in Article VI of the Agreement has not been met or waived by Farmers at the time that the condition can no longer be satisfied;

     * by ACNB in the event (a) of a material breach by Farmers or FNB of any representation, warranty, covenant or agreement contained in the Agreement that is not cured within 30 days after written notice of the breach is given to Farmers by ACNB, or (b) that any condition precedent to ACNB's obligations as set forth in Article VI of the Agreement has not been met or waived by ACNB at the time that the condition can no longer be satisfied; or

     * by ACNB or Farmers if the Merger is not consummated by June 30, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in the Agreement by the party seeking to terminate; provided, however, that such date may be extended by the written agreement of the parties. Expenses

     If the Agreement is terminated, in accordance with its terms: (i) by the mutual, written consent of Farmers and ACNB; or (ii) by Farmers or ACNB in the event the Merger is not consummated by June 30, 1999, the termination shall be without cost, liability or expense on the part of any party to the other parties. In all other instances, termination of the Agreement shall be without cost, liability or expense on the part of any party to the other parties, unless the breach of a representation, warranty or covenant is caused by the willful conduct or gross negligence of the party, in which event such party will be liable to the other parties for all out-of-pocket costs and expenses.

Dividends

     The Agreement provides that Farmers shall only declare and pay quarterly cash dividends in an amount not in excess of $0.17 per share during the third and fourth calendar quarters of 1998.

Adjournment of the Meeting

     In the event that an insufficient number of votes are cast in person or by proxy at the Meeting to approve and adopt the Agreement, the Farmers Board of Directors intends to adjourn the Meeting to a later date to permit the further solicitation of sufficient votes to approve the Agreement. The affirmative vote of a majority of the shares represented and voting at the Meeting is required in order to approve any such adjournment.

     The Farmers Board of Directors recommends that shareholders vote "FOR" the proposal to adjourn the Meeting if necessary to permit further solicitation of proxies to approve the Agreement.

                           COMPARATIVE PER SHARE DATA

     General

     We set forth on the following table selected comparative per share data for each of ACNB and Farmers on a historical basis, and selected unaudited pro forma comparative per share data assuming the Merger had been consummated as of the beginning of the earliest period presented for earnings per share and dividends per share and as of the end of the period presented for book value per share. The unaudited pro forma financial data has been prepared giving effect to the Merger as a pooling-of-interests. The pro forma data is not necessarily indicative of results that would have been achieved had the transaction been consummated on such date and should not be construed as representative of future operations. The information presented should be read in conjunction with the historical consolidated financial statements, and notes thereto, of ACNB and of Farmers incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus, and we urge you to do so.

                                  Six Months Ended     Year Ended December 31,
                                   June 30, 1998     1997       1996      1995
                                  ----------------   --------------------------
ACNB Historical per share:
     Net income - Basic               $  .70      $ 1.38     $ 1.34     $1.22
     Net income - Diluted                .70        1.38       1.34      1.22
     Cash dividends declared             .38         .79       1.70       .66
     Book  value                       10.17       10.02       9.37      9.70

Farmers Historical per share [1]:
     Net income - Basic               $ 1.18      $ 2.18     $ 1.92    $ 1.66
     Net income - Diluted               1.18        2.18       1.92      1.66
     Cash dividends declared            0.30        0.50       0.45      0.425
     Book  value                       22.91       22.03      20.36     18.90

Pro Forma per ACNB
     Common Share:
     Net income - Basic               $  .68      $ 1.34     $ 1.29    $ 1.17
     Net income - Diluted                .68        1.34       1.29      1.17
     Cash dividends declared             .36         .73       1.55       .61
     Book  value                       10.16        9.99       9.33      9.57

Pro Forma Equivalent per Farmers
     Common Share [2]:
     Net income - Basic               $ 1.54      $ 3.04    $ 2.92     $ 2.65
     Net income - Diluted               1.54        3.04      2.92       2.65
     Cash dividends declared             .82        1.65      3.51       1.38
     Book  value                       23.02       22.64     21.14      21.01

[1]  Farmers historical amounts are adjusted for the stock split in 1997.

[2] Pro Forma amounts per share were calculated by taking the corresponding per share amounts for ACNB and Farmers combined and multiplying that by an exchange ratio which gives effect to the exchange of 2.266 shares of ACNB common stock for each outstanding share of Farmers at each reporting date.

Market Value of Securities

     There is no established public trading market for ACNB Common Stock. However, bids for ACNB Common Stock are quoted on the over-the-counter Electronic Bulletin Board Interdealer System. Trading in ACNB Common Stock is limited and sporadic. The absence of an established market may affect the prices at which ACNB's shares are traded. Subject to the foregoing, the sale price of ACNB Common Stock on July 27, 1998, the last trading date before the announcement of the Merger, was $29.25 per share.

     There is no established trading market for Farmers Common Stock. Trading in Farmers Common Stock is limited and sporadic. In addition, Farmers is not subject to the requirement of filing periodic reports with the Commission. The absence of an established market may affect the prices at which Farmers' shares are traded. Subject to the foregoing, the most recent sale of Farmers Common Stock prior to July 27, 1998, the last trading date before announcement of the Merger, was a sale of 146 shares at $33.75 per share on June 30, 1998.

                             SELECTED FINANCIAL DATA

     We  set  forth  on  the  following  tables  certain  selected  consolidated historical summary financial data, for the periods and as of the dates indicated, for ACNB and for Farmers. This data is derived from and should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements of ACNB and of Farmers, including the notes thereto, incorporated by reference or appearing elsewhere in this Proxy Statement/Prospectus. Interim unaudited data for the six month periods ended June 30, 1998, and 1997 reflects, in the opinion of ACNB's and Farmers' respective managements, all adjustments necessary for a fair presentation of such data. Results for the periods ended June 30, 1998, and 1997 are not necessarily indicative of results which may be expected for any other periods or for the fiscal years as a whole.


                                 ACNB Historical
                  (Dollars in thousands except per share data)


                 At or for the Six Months
                      Ended June 30,      At or for the Year Ended December 31,
                ------------------------- -------------------------------------
                       1998      1997        1997        1996          1995
                       ----      ----        ----        ----          ----
Earnings Data
Net interest income  $10,142   $10,061     $20,151      $18,770       $17,776
Provision for loan
 and lease losses        180        90         210           30             0
Other income           1,106       920       1,920        1,986         1,627
Other expense          5,576     5,481      11,064       10,129         9,809
Income before taxes    5,492     5,410      10,797       10,597         9,594
Net income             3,674     3,623       7,229        7,109         6,459
Basic earnings per
 common share            .70       .68        1.38         1.34          1.22
Dividends declared
 per common share        .38       .36         .79         1.70           .66

Balance Sheet Data
Assets               483,940   466,342     466,837      472,445       459,353
Loans and leases,
 net of unearned
 income              341,904   340,183     341,238      324,927       323,128
Deposits             408,491   399,075     395,573      403,127       392,243
Shareholders'
 equity               54,471    50,731      52,618       49,436        51,463
Shareholders' equity
 per share (book
 value)                10.37      9.66       10.02         9.37          9.70

Selected Ratios
Return on average
 assets                 1.56      1.58        1.55         1.53          1.41
Return on average
 shareholders'
 equity                14.01     14.65       14.14        14.77         12.84
Average shareholders'
 equity to assets      11.26     10.88       11.27        10.46         11.20
Net interest yield      4.50      4.53        4.50         4.20          4.03
Net charge-offs to
 average loans and
 leases                  .03       .03         .06          .04           .03
Allowance for loan
 and lease losses
 to period-end loans
 and leases              .95       .93         .93          .98          1.01
Nonperforming assets to
 period-end loans and
 leases and OREO         .97      1.04         .83          .98          1.20

--------------------




                               Farmers Historical
                  (Dollars in thousands except per share data)


                    At or for the Six Months
                         Ended June 30,    At or for the Year Ended December 31,
                    ---------------------- -------------------------------------
                        1998       1997      1997          1996          1995
Earnings Data
Net interest income    $  822    $  815     $1,663        $1,538        $1,481
Provision for loan
 and lease losses           0         0          0             0             0
Other income               91        79        140           122            54
Other expense             507       479      1,047           975           945
Income before taxes       406       415        756           685           590
Net income                293       295        541           480           415
Basic earnings per
 common share            1.18      1.19       2.18          1.92          1.66
Dividends declared per
 common shar              .30       .23        .50           .45           .425

Balance Sheet Data
Assets                $42,765   $41,446    $41,221       $40,730       $37,871
Loans, net of
 unearned income       16,457    15,843     16,486        15,612        14,991
Deposits               36,657    35,776     35,481        35,360        32,890
Shareholders' equity    5,681     5,276      5,464         5,090         4,725
Shareholders' equity
 per share (book value) 22.91     21.27      22.03         20.36         18.90


Selected Ratios
Return on average
 assets                 1.39       1.43       1.31          1.22          1.11
Return on average
 shareholders' equity  10.38      11.32      10.05          9.54          8.91
Average shareholders'
 equity to assets      13.38      12.57      12.48         12.78         12.49
Net interest yield      4.42       4.40       4.48          4.31          4.41
Net charge-offs to
 average loans           .01        .04        .11           .05           .01
Allowance for loan losses
   to period-end loans  1.08       1.17       1.07          1.24          1.34
Nonperforming assets
 to period-end
 loans and OREO         2.94       3.46       2.61          2.81          1.12


                                   THE MEETING

General

     We furnish this Proxy Statement/Prospectus in connection with the solicitation of proxies by the Farmers Board of Directors to be used at the Meeting that will be held at One West Big Spring Avenue, Newville, Pennsylvania on Tuesday, December 15, 1998, at 2:00 p.m.

     At the Meeting, holders of record of Farmers Common Stock as of the Record Date may consider and vote upon:

     *    the approval and adoption of the Agreement;

     * the approval of the adjournment or postponement of the Meeting, in the event there are not sufficient votes cast in person or by proxy at the Meeting to approve the Agreement; and

     * such other matters as may properly come before the Meeting or any adjournments thereof.

     Pursuant to the Agreement, Farmers will become a wholly-owned subsidiary of ACNB by means of a merger of ACNB North with and into Farmers. Thereupon, FNB will become a wholly-owned second tier subsidiary of ACNB. Upon the consummation of the Merger and as set forth in the Agreement, Farmers' shareholders will receive in exchange for each share of Farmers Common Stock, 2.266 shares of ACNB Common Stock.

     The last reported sale price of ACNB Common Stock as reported on the over-the-counter Electronic Bulletin Board Interdealer System was $_____ per share on November __, 1998. Consummation of the Merger is conditioned upon, among other things, the approval of the Agreement by the requisite 66 2/3% vote of Farmers' shareholders.

     All information set forth in this Proxy Statement/Prospectus that relates to ACNB has been provided or verified by ACNB. All information which relates to Farmers has been provided or verified by Farmers.

Voting, Revocation and Solicitation of Proxies

     The presence, in person or by proxy, of at least a majority of the total number of shares of the Farmers Common Stock outstanding and entitled to vote on the Record Date, November 9, 1998, is required to constitute a quorum at the Meeting. As of the Record Date there were 248,000 shares of Farmers Common Stock outstanding and entitled to vote. Shareholders who execute proxies retain the right to revoke them at any time. Unless revoked, the shares represented by proxies will be voted at the Meeting and all adjournments or postponements thereof. Proxies may be revoked by:

     *    written notice to the Secretary of Farmers;

     * the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting; or

     *    by attendance at the Meeting and voting in person.

     Your attendance alone will not revoke a proxy. If you wish to revoke a previously written proxy, please give written notice of revocation to Farmers Bancorp, Inc., One West Big Spring Avenue, P. O. Box 156, Newville, Pennsylvania 17241-0156, Attention: Carolyn Kough.

     If a quorum is not present at the time the Meeting is convened, or if for any other reason Farmers believes additional time should be allowed for the solicitation of proxies or for the satisfaction of conditions to the Merger or the transactions contemplated thereby, Farmers may adjourn the Meeting with a vote of the holders of a majority of the voting power represented by the Farmers Common Stock present at the Meeting. If Farmers proposes to adjourn the Meeting, the persons named in the enclosed proxy card will vote all shares for which they have voting authority in favor of the adjournment. A proxy that withholds discretionary authority or that is voted against the Merger will not voted in favor of any adjournment or postponement of the Meeting.

     Proxies solicited by the Farmers Board of Directors will be voted in accordance with the directions given in the proxies. Where no instructions are indicated, proxies will be voted in favor of each of the proposals set forth in this Proxy Statement/Prospectus. The proxy confers discretionary authority on the persons named as proxyholders to vote with respect to matters incidental to the conduct of the Meeting. If any other business is presented at the Meeting, proxies will be voted by the proxyholders in their best judgment. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no-votes:

     * will be treated as shares present for purposes of determining whether a quorum is present; and

     *    will have the same effect as a vote against the Merger proposal.

     The cost of soliciting proxies will be borne by Farmers. Farmers will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Farmers Common Stock. In addition to solicitations by mail, directors, officers and regular employees of Farmers may solicit proxies personally or by telegraph or telephone without additional compensation.

Voting Securities and Security Ownership

     Holders of record of Farmers Common Stock as of the close of business on the Record Date are entitled to one vote for each share then held. As of the Record Date, there were 248,000 shares of Farmers Common Stock issued and outstanding and entitled to vote, of which approximately _______ shares or _____% were held by directors and executive officers of Farmers. There were approximately 248 shareholders of record of Farmers on the Record Date.

     The following table sets forth, as of the Record Date, the persons who own of record or who are known by the Board of Directors to be the beneficial owners of more than five percent (5%) of the Corporation's outstanding Common Stock. Except as noted below, each holder has sole voting and investment power with respect to shares of Farmers Common Stock listed as beneficially owned by the person or entity.

                               Shares Beneficially
Name and Address                   Owned (1)                 Percent of Class
----------------                  ---------                  ----------------

Myra M. Bistline                   15,180                        6.07%
c/o John Bistline
27 Goodyear Road
Carlisle, PA 17013

Dana P. Brandt                     18,088                        7.23%
39 Mill Road
Newville, PA 17241

Edgar S. Heberlig                  12,644                        5.05%
200 Mount Rock Road
Newville, PA 17241

Orrstown Financial Services, Inc.  13,980                        5.59%
P.O. Box 250
Orrstown, PA 17257
-------------------------

(1) The securities "beneficially owed" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after September 30, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

     The following table sets forth as of the Record Date, the amount and percentage of the Farmers Common Stock beneficially owned by each executive officer, each director, and all officers and directors of Farmers as a group. All shares are individually owned unless otherwise indicated.

Name of Individual         Amount and Nature of
or Identity of Group   Beneficial Ownership (1) (2)   Percent of Class (11) (13)
--------------------   ----------------------------   --------------------------

Current Class A Directors
(To serve until 1999)

Dana P. Brandt                  18,088 (2)                          7.24%
J. Thomas Derick                 2,760 (3)                          1.10%
Frank A. Reeder                  2,610                              1.04%

Current Class B Directors
(To serve until 2000)

Frank C. Egger                   2,510                              1.00%
Edgar S. Heberlig               12,644 (4)                          5.05%
Mervin J. Morrison               3,000 (5)                          1.20%

Current Class C Directors
(To serve until 1998)

W. Irvin Nelson                  8,720 (6)                          3.48%
Harry L. Wheeler                 3,690 (7)                          1.47%

All Officers and Directors
   as a Group (9 persons)       75,734                             23.28%
-------------------------

(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after September 30, 1998. Beneficial ownership may be disclaimed as to certain of the securities.

(2)  Includes  6,602 shares held  individually  by his spouse.

(3)  Includes 760 shares held jointly with his spouse.

(4)  Includes  1,000  shares held jointly  with his spouse.

(5)  Includes  1,000  shares held jointly  with his spouse.

(6)  Includes 6,720 shares held jointly with his spouse.

(7)  Includes 730 shares held  jointly with his spouse.

(8)  Less than 1% unless otherwise indicated.

Other Matters

     The Farmers Board of Directors is not aware of any business to come before the Meeting other than those matters described in this Proxy Statement/Prospectus. However, if any other matters should properly come before the Meeting that are incidental to the matters described in this Proxy Statement/Prospectus, Farmers intends that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

Auditors of Farmers

     The firm of Greenawalt & Company, P.C. has been appointed as Farmers' independent auditors for the year ended December 31, 1998. Greenawalt & Company, P.C. is located at 400 West Main Street, Mechanicsburg, Pennsylvania 17055.

                             APPROVAL OF THE MERGER

     This section of the Proxy Statement/Prospectus describes the material terms and provisions of the proposed Merger, including the principal provisions of the Agreement and related transactions. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Annex A. All shareholders are urged to read the Agreement in its entirety.

     The Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, which are described more fully herein and therein, Farmers will be merged with, into and under the charter of ACNB North and FNB will become a second-tier wholly-owned subsidiary of ACNB. In connection with the Merger, each outstanding share of Farmers Common Stock will be converted into the right to receive and become exchangeable for 2.266 shares of ACNB Common Stock plus cash in lieu of any fractional shares of ACNB Common Stock.

Background of the Merger, Reasons and Recommendation of the Board of Directors

     The Board of Directors of Farmers has for several years, as part of its long-range planning practices, periodically reviewed and evaluated the various strategic options and alternatives available to Farmers. In particular, the Board has considered the relative merits of maintaining the independence of Farmers and FNB and of merging Farmers and/or FNB with a larger financial institution in light of current economic, financial and regulatory conditions and their impact on the financial services industry. The Board has also considered the desirability of increasing the value and liquidity of the stock held by shareholders by arranging a merger in which Farmers' shareholders would receive publicly-traded stock in a larger banking organization. The Board's primary consideration in taking the actions that led to the execution of the Agreement was to provide a fair financial return to shareholders and increase the liquidity of their stock, while maintaining, to the extent possible, local identity and autonomy for FNB in order to serve Farmers' other constituencies, the community, and FNB's customers and employees. The Board concluded that in a rapidly changing, increasingly competitive market for financial services, Farmers can compete more effectively as a part of a larger banking organization with more resources and a wider range of products and services than those that Farmers currently offers.

     Through the Merger, Farmers believes that it can expand its resources and its range of products and services on an accelerated timetable as compared to reliance on internal growth. In general, Farmers is entering into the Merger because it believes it can better maximize shareholders' long-term return through an affiliation with a larger, more diversified financial institution. Farmers' Board of Directors believes that ACNB's greater resources will enable FNB to offer expanded services to its customers and the communities it serves.

     In addition, the Merger with ACNB will increase the liquidity of the stock held by Farmers' shareholders by exchanging it for stock in a larger banking organization. Pursuant to the Agreement, ACNB has agreed to apply to the NASD for qualification for quotation on the NASDAQ National Market System or NASDAQ Small Cap Stocks, as appropriate, within 180 days of consummation of the Merger. Neither Farmers nor ACNB can assure that the ACNB Common Stock will be accepted for listing by the NASDAQ.

     In considering the Merger, Farmers' Board of Directors considered, among other things discussed herein, the financial terms of the Merger, the structure of the transaction, the historic and current financial performance of ACNB, the commitment of ACNB to the communities its subsidiary serves, the operating culture of ACNB, and the opinion of its financial advisor as to the fairness of the transaction, from a financial point of view, to shareholders.

     The consideration that you are to receive in the Merger as a Farmers' shareholder was negotiated by the Board of Directors of Farmers in light of various factors, including Farmers' and ACNB's recent operating results, current financial condition and perceived future prospects. GM&A has advised the Board of Directors that, in its opinion, the consideration to be received by Farmers' shareholders pursuant to the Merger is fair, from a financial point of view. A copy of the GM&A opinion dated as of the date of this Proxy Statement/Prospectus is attached hereto as Annex B.

     The Farmers Board of Directors believes that the Merger is in the best interests of Farmers' shareholders and recommends that Farmers' shareholders vote "FOR" approval of the Agreement.

Vote Required

     The affirmative vote of holders of 66 2/3% of the outstanding shares of Farmers Common Stock is required to approve the Agreement. Farmers' directors and executive officers are expected to vote substantially all of the _______ shares held by them, representing approximately _______ percent of the Farmers Common Stock outstanding at the Record Date and entitled to vote at the Meeting, "FOR" approval of the Agreement.

Opinion of Financial Advisor

General

     Pursuant to an engagement letter dated June 19, 1998, (the "Engagement Letter") the Farmers Board retained GM&A to render financial advisory and investment banking services to Farmers in connection with the possible sale of Farmers (the "Transaction").

     GM&A, as part of its investment banking and bank consulting business, is engaged in the valuation of financial institution securities for a variety of purposes, including mergers and acquisitions, and the determination of adequate consideration in merger and acquisition transactions. The Farmers Board selected GM&A on the basis of its experience in and knowledge of the banking industry and its ability to evaluate the fairness of the Transaction from a financial point of view. GM&A acted exclusively for the Farmers Board in rendering its fairness opinion and has received fees from Farmers in rendering its fairness opinion and has received fees from Farmers in rendering its services. There are no other material relationships between GM&A, its affiliates and representatives and Farmers or its affiliates.

     The full text of the GM&A Opinion is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. We urge you to read the GM&A Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by GM&A in connection therewith. The following summary of the GM&A Opinion is qualified in its entirety by the full text of the GM&A Opinion. The per share Merger Consideration was determined by negotiation between Farmers and ACNB and was not determined by GM&A.

     In rendering the GM&A Opinion, GM&A:

     * reviewed the historical financial performances, current financial positions and general prospects of Farmers and ACNB;

     *   reviewed the Agreement;

     *    reviewed the Proxy Statement/Prospectus;

     * reviewed and analyzed the stock market performance of Farmers and ACNB;

     * studied and analyzed the operations, historical financial statements and future prospects of Farmers;

     *    reviewed  the  respective   history  of  dividends  paid  by  the  two
          institutions;

     * considered the terms and conditions of the proposed Transaction as compared with the terms and conditions of comparable bank mergers and acquisitions;

     * met to discuss with various senior officers of Farmers and ACNB the foregoing as well as other matters it believed relevant to its opinion; and

     * conducted such other analyses, studies and investigations as were deemed appropriate.

     GM&A relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by and discussed with it for purposes of its opinion. With respect to the Farmers financial forecasts reviewed by GM&A in rendering its opinion, GM&A assumed that such financial forecasts were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of Farmers as to the future financial performance of Farmers. GM&A did not make an independent evaluation or appraisal of the assets (including loans) or liabilities of Farmers or ACNB nor was it furnished with any such appraisal. GM&A also did not independently verify, and has relied on and assumed, that all allowances for loan losses set forth in the balance sheets of Farmers and ACNB were adequate and complied fully with all applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

     In connection with rendering the GM&A Opinion, GM&A performed a variety of financial analyses. Although the evaluation of the fairness, from a financial point of view of the Transaction and of the consideration to be paid in the Transaction was to some extent a subjective one based on the experience and judgment of GM&A and not merely the result of mathematical analysis of financial data, GM&A principally relied on the financial evaluation methodology summarized below in its determinations. GM&A believes its analyses must be considered as a whole and that selecting portions of such analyses and factors considered by GM&A without considering all such analyses and factors could create an incomplete view of the process underlying GM&A's Opinion. In its analysis, GM&A made numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond Farmers' and ACNB's control. Any estimates contained in GM&A's analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     The following is a summary of selective analyses prepared by GM&A and analyzed by GM&A in connection with the GM&A Opinion.

     Comparable Company Analysis

     GM&A compared selected financial and operating data for Farmers with those of a peer group of rural banking organizations with assets between $25 and $50 million. This data included, but was not limited to: return on average assets, return on average equity, certain capital adequacy ratios and certain asset quality ratios. GM&A excluded securities gains and other items of a non-recurring nature in computing profitability ratios. The analysis showed that Farmers' return on average assets was 1.3% compared to the peer group median of 1.2%; its return on equity was 10.4% compared to the peer group median of 13.3%; its leverage ratio was 13.1% compared to the peer group median of 8.9%; its non-performing loans measured 1.0% of total loans compared to the peer group median of 0.8%; and its loan loss reserve as a percentage of nonaccrual loans was 77% compared to the peer group median of 696%.

     GM&A compared selected financial and operating data for ACNB with a group of Pennsylvania, Maryland and Virginia banking organizations that consisted of F&M Bancorp, F&M National Corporation, FCNB Corp., First Virginia Banks, Inc., Harleysville National Corporation, JeffBanks, Inc., Keystone Financial, Inc., MainStreet BankGroup, Mason-Dixon Bancshares, Inc., Mercantile Bankshares Corporation, National Penn Bancshares, Inc., Provident Bankshares Corporation, Sandy Spring Bancorp, Inc., Sterling Financial Corporation, and Susquehanna Bancshares, Inc. This data included, but was not limited to: return on average assets, return on average equity, certain capital adequacy ratios and certain asset quality ratios. GM&A excluded securities gains and other items of a non-recurring nature in computing profitability ratios. The analysis showed that ACNB's return on average assets was 1.6% compared to the peer group median of 1.2%; its return on equity was 14.2% compared to the peer group median of 12.6%; its ratio of equity to assets was 11.2% compared to the peer group median of 8.6%; its non-performing loans measured 1.0% of total loans compared to the peer group median of 0.9%; and its loan loss reserve as a percentage of nonaccrual loans was 96% compared to the peer group median of 180%.

     GM&A also compared stock market data for ACNB with the same group of banking organizations. The analysis showed that the average ratio of trading price to tangible book value per share for the expanded peer group was 271% as compared to 276% for ACNB. In addition, the group's average stock price to earnings per share before non-recurring items was 21.5 compared to 20.2 for ACNB.

     Analysis of Selected Merger and Acquisition Transactions

     GM&A compared the multiples of tangible book value and latest twelve months' earnings of the Transaction with the multiples associated with bank mergers in Pennsylvania that were announced since September 1, 1997. GM&A also compared the multiples of book value and latest twelve months' earnings of the Transaction with the multiples associated with selected recently announced acquisitions of banking institutions with total assets less than $75 million. However, no company or transaction used in any of these analyses is identical to

Farmers or ACNB. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning the differences in financial and operating characteristics of the companies and other factors that would affect the public trading values of the companies or company to which they are being compared.

     Discounted Dividend Analysis

     Using discounted dividend analysis, GM&A estimated the present value of the future dividend streams that Farmers could produce over a five-year period under various earnings growth assumptions. GM&A also estimated the terminal value for Farmers by applying an earnings multiple of twenty. The dividend streams and terminal value were discounted to determine the present value using discount rates ranging from 10.8% to 12.8%.

     GM&A also used discounted dividend analysis to estimate the present value of the future dividend streams that ACNB could produce over a five-year period under various earnings growth assumptions. GM&A also estimated the terminal value for ACNB Common Stock by applying an earnings multiple of twenty. The dividend streams and terminal value were discounted to determine the present value using discount rates ranging from 10.8% to 12.8%.

Pro Forma Merger Analysis

     GM&A analyzed, using projections and discussions with managements of Farmers and ACNB, certain pro forma effects resulting from the Transaction based on the proposed consideration. The analysis examined the projected impact (including management's estimates of transaction related savings) on earnings per share and book value per share of ACNB.

     In reaching its opinion as to fairness, none of the analyses performed by GM&A was assigned a greater significance by GM&A than any other. As a result of its consideration of the aggregate of all factors present and analyses performed, GM&A reached the conclusion, and opines, that the consideration, as set forth in the Agreement, is fair, from a financial point of view, to holders of Farmers' securities.

     In connection with delivering the GM&A Opinion, GM&A updated certain of its analyses and reviewed the assumptions on which such analyses were based and the factors considered therewith.

     GM&A, as part of its investment banking business, is regularly engaged in the valuation of assets, securities and companies in connection with various types of asset and securities transactions, including mergers, acquisitions, private placements, and valuation for various other purposes and in the determination of adequate consideration in such transactions.

     In delivering its opinion, GM&A assumed that in the course of obtaining the
necessary  regulatory  and  governmental  approvals  for  the  Transaction,   no
restrictions will be imposed on

Farmers or ACNB that would have a material adverse affect on the contemplated benefits of the Transaction. GM&A also assumed that there would not occur any change in applicable law or regulation that would cause a material adverse change in the prospects or operations of ACNB after the Effective Date. Pursuant to the terms of the Engagement Letter, Farmers has paid GM&A $20,000 and has agreed to reimburse GM&A for its reasonable out-of-pocket expenses. Whether or not the Merger is consummated, Farmers has agreed to indemnify GM&A and certain related persons against certain liabilities relating to or arising out of its engagement.

     The full text of the Opinion of GM&A, as of the date of this Proxy Statement/Prospectus, which sets forth assumptions made and matters considered, is attached hereto as Annex B to this Proxy Statement/Prospectus. We urge you to read the Opinion in its entirety. GM&A's Opinion is directed only to the consideration to be received by shareholders in the Transaction and does not constitute a recommendation to you as to how you should vote at the Special Meeting.

Dissenters' Rights

General

     Pursuant to the BCL, you, as a holder of Farmers Common Stock, have the right to dissent from the Merger and to obtain payment of the "fair value" of your shares in the event that the Merger is consummated.

     If you contemplate exercising your right to dissent, we urge you to read carefully the provisions of Subchapter D of Chapter 15 of the BCL attached to this Proxy Statement/Prospectus as Annex C. The following is a summary of the steps to be taken if you want to exercise your right to dissent, and should be read in connection with the full text Subchapter D of Chapter 15 of the BCL. You must take each step in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect your dissenters' rights. Your failure to comply with the aforesaid steps will result in your receiving the consideration contemplated by the Agreement in the event that the Merger is consummated.

     Any written notice or demand, required in connection with the exercise of dissenters' rights, before the Effective Date, must be sent to Farmers Bancorp., Inc. at One West Big Spring Avenue, P.O. Box 156, Newville, Pennsylvania 17241-0156, Attention: Carolyn Kough and after the Effective Date must be sent to ACNB Corporation, 675 Old Harrisburg Road, Gettysburg, Pennsylvania 17325-0129, Attention: Ronald L. Hankey, President.

Fair Value

     The term "fair value" means the value of a share of Farmers Common Stock immediately before consummation of the Merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

Notice of Intention to Dissent

     If you wish to dissent, you must:

     * file with Farmers, prior to the vote of shareholders on the Merger at the Meeting, a written notice of intention to demand payment of the fair value of your shares of Farmers Common Stock if the Merger is effected;

     * effect no change in your beneficial ownership of Farmers Common Stock from the date of the notice through the Effective Time; and

     * refrain from voting your Farmers Common Stock for approval of the Agreement.

Neither a proxy nor a vote against approval of the Merger will constitute the necessary written notice of intention to dissent.

     Notice to Demand Payment

     If the Agreement is approved by the required vote of shareholders, Farmers or ACNB will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting for approval of the Agreement. The notice will state where and when a written demand for payment must be sent and where certificates for Farmers Common Stock must be deposited in order to obtain payment. The notice will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the BCL. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

     Failure to Comply with Notice to Demand Payment, etc.

     If you fail to timely demand payment or fail to timely deposit your share certificates, as required by the notice, you will forfeit your dissenters' rights and you will receive shares of ACNB Common Stock, as determined in conformity with the Agreement.

     Payment of Fair Value of Shares

     Promptly after the Effective Time, or upon timely receipt of demand for payment if the Merger already has been consummated, ACNB will either remit to dissenters who have made demand and have deposited their stock certificates the amount that ACNB estimates to be the fair value of the Farmers Common Stock or give written notice that no such remittance is being made. The remittance or notice will be accompanied by:

     * a closing balance sheet and statement of income of Farmers for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

     * a statement of the estimate of the fair value of the Farmers Common Stock; and

     * a notice of the right of the dissenter to demand supplemental payment under the BCL accompanied by a copy of Subchapter D of Chapter 15 of the BCL.

     Estimate by Dissenter of Fair Value of Shares

     If a dissenter believes that the amount stated or remitted is less than the fair value of the Farmers Common Stock, the dissenter may send to ACNB his or her own estimate of the fair value of the Farmers Common Stock, which shall be deemed to be a demand for payment of the amount of the deficiency. If ACNB remits payment of its estimated value of a dissenter's Farmers Common Stock and the dissenter does not file his or her own estimate within 30 days after the mailing by ACNB of its remittance, the dissenter will be entitled to no more than the amount remitted by ACNB.

     Valuation Proceedings

     If any demands for payment remain unsettled within 60 days after the latest to occur of:

     *    the Effective Date;

     *    timely receipt by Farmers or ACNB of any demands for payment; or

     * timely receipt by Farmers or ACNB of any estimates by dissenters of the fair value.

Then, ACNB may file in the Court of Common Pleas of Dauphin County (the "Dauphin County Court") an application requesting that the fair value of the Farmers Common Stock be determined by the Dauphin County Court. If this happens, all dissenters, wherever residing, whose demands have not been settled, shall be made parties to the proceeding as in an action against their shares, and a copy of the application will be served on each such dissenter.

     If ACNB were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against ACNB, may file an application in the name of ACNB at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Dauphin County Court. The fair value determined by the Dauphin County Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid the estimate of the fair value of the Farmers

Common Stock and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Dauphin County Court finds fair and equitable.

     ACNB intends to negotiate in good faith with any dissenting shareholders. If after negotiation a claim cannot be settled, then ACNB intends to file an application requesting that the fair value of the Farmers Common Stock be determined by the Dauphin County Court.

     Costs and Expenses

     The costs and expenses of any valuation proceedings in the Dauphin County Court, including the reasonable compensation and expenses of any appraiser appointed by the Dauphin County Court to recommend a decision on the issue of fair value, will be determined by the Dauphin County Court and assessed against ACNB except that any part of the costs and expenses may be apportioned and assessed by the Dauphin County Court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the Dauphin County Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Terms of the Merger

     We discuss the material terms of the Agreement below. Our description does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated by reference herein. We urge you to read the entire Agreement.

     Effect of the Merger

     Pursuant to the Agreement, ACNB North will merge with and into Farmers, with Farmers as the surviving entity, as a result of which Farmers will become a direct, wholly-owned subsidiary of ACNB, and FNB, a national bank, will become a second-tier subsidiary of ACNB. The name of the Surviving Corporation in the Merger will be "ACNB North, Inc."

     Exchange Ratio

     Under the terms of the Agreement on the Effective Date, each outstanding share of Farmers Common Stock will become the right to receive 2.266 shares of ACNB Common Stock.

     At the Effective Time (as defined in the Agreement, the "Effective Time"), each share of Farmers Common Stock issued and outstanding (other than shares held by those who are exercising appraisal rights pursuant to the BCL and shares held by ACNB other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive 2.266 shares of ACNB Common Stock. As of the Effective Time, each share of Farmers Common Stock held by ACNB, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled, and no exchange or payment will be made with respect thereto.

     The shares of common stock of ACNB North and FNB issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger, and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation and FNB, respectively. At such time, all of the capital stock of FNB will be owned by the Surviving Corporation and all of the shares of the Surviving Corporation will be owned by ACNB.

     If prior to the Effective Date, the outstanding shares of ACNB Common Stock are increased or decreased through a reclassification, stock dividend, stock split or reverse stock split, or other similar change, appropriate adjustment will be made to the Exchange Ratio.

     Fractional Shares

     We will not issue fractional shares of ACNB Common Stock. ACNB will furnish to you, if you are otherwise entitled to a fractional share, a check for an amount of cash equal to such fraction of a share of ACNB Common Stock represented by the certificates so surrendered in accordance with the Exchange Ratio.

     Representations and Warranties

     The representations and warranties of ACNB, ACNB North, Farmers and FNB are set forth in Article III of the Agreement. We recommend that you read Article III in its entirety. The representations and warranties relate, among other things, to:

     * representations as to corporate existence and authority and the ability of each party to carry out the transactions as contemplated by the Agreement;

     *    capitalization;

     *    subsidiaries;

     *    no violations of law;

     *    regulatory reports and financial statements;

     *    the absence of certain changes or events;

     *    the absence of material litigation not otherwise disclosed;

     *    the absence of regulatory actions;

     *    labor and employee benefits matters;

     *    environmental matters;

     *    board action;

     *    fees;

     *    compliance with laws;

     *    taxes, material contracts and agreements;

     *    regulatory and capital compliance;

     *   fully paid assessments;

     *    Year 2000 compliance except as otherwise disclosed;  and

     *    information to be provided in the Proxy Statement/Prospectus.

Farmers and FNB have made additional representations as to:

     *    the status of title to assets;

     *    the adequacy of allowances for losses on loans;

     *    the inapplicability of certain anti-takeover provisions;

     *    the material interests of certain persons;

     *    insurance;

     *    dividends;

     *    books and records;

     *    labor matters;

     *    fairness opinions;

     *    fidelity bonds;

     *    the condition of tangible assets; and

     *    loans by FNB.

On the Effective Date, ACNB, Farmers and FNB must each present to the other certificates evidencing the continued accuracy of their representations and warranties.

     Covenants

     The Agreement also contains certain affirmative and negative covenants of all of the parties. Farmers has agreed, among other things, that:

     * it shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives not to initiate, solicit or encourage inquiries regarding the making of any merger proposal or any proposal to purchase any significant portion of the assets or equity securities of Farmers or FNB and, subject to the fiduciary obligations of its directors as determined upon consultation with counsel, it will not engage in any negotiations or discussions or provide any confidential information in connection with any such proposal;

     * it will cooperate with ACNB in the preparation of this Proxy Statement/Prospectus and the filing thereof as part of ACNB's Registration Statement and preparation of all required regulatory applications;

     *    it will take all required action to call the Meeting;

     * subject to the fiduciary duties of the Farmers Board of Directors and the receipt of an updated fairness opinion as of the date of this Proxy Statement/Prospectus, it will use its best efforts to obtain approval of the Agreement; and

     * it will furnish to ACNB a list of all persons known to be affiliates of Farmers within the meaning of Rule 145 under the Securities Act and will use its best efforts to cause any such person to deliver a written agreement providing that such person will not sell, pledge, transfer or otherwise dispose of the shares of ACNB Common Stock received pursuant to the Merger except in compliance with the Securities Act and the rules and regulations thereunder and after such time as financial results covering at least 30 days of post-merger combined operations have been published.

     During the period prior to the effectiveness of the Merger, Farmers and FNB are required to provide ACNB and its representatives with reasonable access to their respective books, records, employees, properties and such other information as ACNB may reasonably request and to provide ACNB with copies of their respective financial statements periodically.

     ACNB is required to provide Farmers and FNB with copies of all of its filings with the Commission pursuant to the Exchange Act, together with applications filed with regulatory authorities and certain other information.

Conduct of Business Pending the Merger

     Farmers, FNB, ACNB and ACNB North have all agreed to cooperate with each other in completing the transactions described in the Agreement and to refrain from taking or making any commitment to take any actions that would cause any of the representations or warranties of each party as set forth in the Agreement not to be true or correct in all material respects.

     Pursuant to the Agreement, Farmers and FNB have each agreed to carry on their business in the usual, regular and ordinary course of business, consistent with past practices and to maintain and preserve intact their respective business organizations, assets, leases, properties, advantageous business relationships and other items, to use their reasonable efforts to retain the services of their officers and key employees, to refrain from taking any action which, to their knowledge, could materially delay or adversely affect Farmers or FNB in general or their ability to obtain any approvals, consents or waivers of any governmental authorities necessary for the consummation of the Merger, and to not knowingly take any action that is reasonably likely to have a Material Adverse Effect (as defined in the Agreement) on Farmers.

     In addition, during the period pending the Merger, Farmers and FNB have each agreed that they will:

     * use all reasonable efforts to carry on the ordinary course of business, consistent with customary business practices of prudently managed banks;

     * use all reasonable efforts to preserve the present business organization, retain the services of their present officers and employees, maintain good relationships with their employees, and maintain their relationships with their customers and suppliers;

     * maintain all of their properties (including real and tangible personal properties) in good repair and condition;

     * use all reasonable efforts to preserve or collect any and all of their claims or causes of actions;

     *    keep in force and effect all insurance policies;

     * perform and maintain all material obligations under material agreements, contracts, instruments and other commitments to which either Farmers or FNB is a party to or may be bound by or which relates to or effects properties, assets and business of Farmers or FNB;

     * maintain all books of accounts and other records in the ordinary course of business;

     * comply in all material respects with all statutes, laws, ordinances, rules and regulations of federal, state, county, local and municipal governments;

     * refrain from amending the Articles of Incorporation or Bylaws of either Farmers or FNB;

     * refrain from entering into or assuming any material contract, incurring any material liability or obligation, acquiring or disposing of any property or asset, or engaging in any transaction or subjecting any of Farmers' or FNB's property or assets to any material lien, claim, charge, or encumbrance of any kind;

     * refrain from taking or permitting the taking of any action which would constitute a breach of any representation, warranty or covenant, as set forth in the Agreement;

     * refrain from declaring, setting aside or paying any dividend or making any other distribution in respect to Farmers' or FNB's capital stock, except as provided in the Agreement;

     * refrain from authorizing, purchasing, issuing or selling (including derivatives) debt or equity securities of Farmers' or any securities convertible into Farmers' Common Stock;

     * refrain from increasing the rate of compensation of, paying bonuses or severance compensation to, or entering into any employment, severance, deferred compensation or other agreement with any officer, director, employee or consultant of Farmers or FNB, beyond general salary increases to individual employees in the ordinary course of business and consistent with past practices;

     * refrain from entering into certain related party transactions as contemplated in the Agreement (this does not include related party transactions stemming from the extensions of credit made in accordance with all applicable laws, regulations and rules and in the ordinary course of business);

     * refrain from effecting any capitalization, reclassification, stock dividend, stock split, or like changes in the capitalization of either Farmers or FNB;

     * refrain from entering into or substantially modifying any employee benefit, incentive, or welfare contract, or plan or arrangement or any trust agreement related to employee benefits, in respect to any of Farmers' or FNB's directors, officers or employees;

     * refrain from merging with or into, or consolidating with, or being purchased or acquired by, any other corporation, financial institution, entity or person (or agreeing to such a transaction) or permitting (or agreeing to permit) any like corporate transaction;

     *    refrain  from  acquiring  control  over  any  other  firm,   financial
          institution, corporation or organization or creating new subsidiaries;

     * refrain from soliciting or encouraging inquiries or proposals concerning any acquisition or purchase of all or a substantial equity interest or portion of the assets in or of Farmers or FNB or any business combination with Farmers or FNB, other than as contemplated by the Agreement;

     * refrain from authorizing or permitting any officer, director, agent or affiliate of it to do any of the above;

     * refrain from changing any method, practice or principal of accounting, as may be required by generally accepted accounting principles or any applicable regulations or partake in any actions that would preclude satisfaction of the conditions as contained in the Agreement relating to financial accounting treatment of the merger;

     * refrain from making any loans or other credit facility commitments in excess of $100,000 (including without limitations lines of credit and letters of credit) to any affiliate or compromising, extending, renewing or modifying any new or any such outstanding commitment;

     * refrain from entering into any swap or similar commitment, agreement or arrangement that is not consistent with past practices and which increases the credit or interest rate risk over levels existing as those of December 31, 1997;

     * refrain from entering into any derivative, cap or floor, or similar agreement except in the ordinary course of business and consistent with past practices;

     * refrain from entering into any participation arrangements or proposals of extensions of credit in excess of $250,000 or renewing, extending, or modifying any outstanding participation arrangements or approvals;

     * refrain from selling, exchange or otherwise disposing of any investment securities or loans that are held for sale prior to scheduled maturity and other than pursuant to policies agreed upon from time to time by the parties;

     * refrain from purchasing any security for investment not rated "A" or higher by either Standard & Poors or Moody's Investor Services;

     * refrain from waiving, releasing, granting, or transferring any rights of value or modifying or changing in any material respect any existing agreement to which Farmers or FNB is a party, other than in the ordinary course of business consistent with past practices; or

     * refrain from knowingly taking any action that would, under any statute, regulation or administrative practice of any regulatory agency, materially or adversely effect the ability of any party to the Agreement to obtain any required approvals for consummation of the transaction.

     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver of the following common conditions prior to the Effective Time:

     * all of the transactions contemplated by the Agreement shall be approved by the requisite vote of the shareholders of Farmers in accordance with applicable law;

     * the parties shall have procured all regulatory approvals, consents or waivers of governmental authorities, or other persons who are necessary or appropriate to consummate the transaction contemplated by the Agreement and no such approval shall impose any condition or requirement that, in the opinion of the Boards of Directors of either ACNB or ACNB North, renders the consummation of the Merger inadvisable;

     * all requirements subscribed by law which are necessary to consummate the transactions contemplated by the Agreement have been satisfied;

     * no parties subject to the Agreement shall be subject to any order, common decree or injunction of court or agency of competent jurisdiction, which enjoins or prohibits the consummation of any transaction contemplated by the Agreement, and no litigation or proceeding shall be pending against any of the parties or their subsidiaries brought by any governmental agency seeking to prevent the consummation of the transactions contemplated by the Agreement;

     * no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal the consummation of any of the transactions contemplated by the Agreement;

     * the ACNB Common Stock to be issued pursuant to the Agreement shall be duly registered under Federal Securities laws and registered or qualified under securities or "Blue Sky Laws" of all states in which such action is required for the issuance of such shares and distribution to Farmers' shareholders entitled to receive such shares; or

     *    receipt  of a  favorable  ruling  from the  Internal  Revenue  Service
          ("IRS"), an opinion of Shumaker Williams, P. C. or opinion from an accounting firm acceptable to ACNB to the tax effects of the transactions contemplated under the Agreement (in the event that a ruling is sought from IRS, Farmers and ACNB shall cooperate and each shall furnish to the other and to the IRS such information and representations deemed necessary or advisable by ACNB and Farmers' counsel).

     The obligations of ACNB and ACNB North to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     * all of Farmers' and FNB's representations and warranties as contained in the Agreement are true and correct in all material respect as of the Effective Date;

     * Farmers and FNB shall have performed each of the covenants under the Agreement;

     * an "agreed upon procedures" letter dated the Effective Date, in form and substance satisfactory to ACNB, shall be furnished to ACNB by Greenawalt & Company, P.C., or such other accounting firm as is acceptable to the parties;

     * Farmers or FNB shall not experience an event which may reasonably be expected to result in a Material Adverse Effect (as defined in the Agreement) on the financial condition, properties, assets, business or results of operations of Farmers or FNB;

     * as of the date of closing, the Merger shall meet all of the requirements for pooling of interest accounting treatment under generally accepted accounting principles and under the rules of the SEC;

     * ACNB shall receive an executed counterpart of an affiliates agreement by the persons indicated in the Agreement and in the form contemplated by ACNB;

     * prior to Closing, all issued and outstanding options, warrants or rights to acquire any equity interest in either Farmers or FNB shall have been canceled and no compensation or other rights will be payable or exchangeable in the Merger in respect to any such rights which remain unexercised at the Effective Time;

     * no more than seven (7%) percent (17,360 shares) of the issued and outstanding shares of Farmers shall have exercised their statutory appraisal or Dissenters' Rights;

     * no environmental problem of the kind contemplated by the Agreement and not previously disclosed in the Annex to the Agreement shall have been discovered which would or which could materially and adversely effect the condition financially or otherwise of the assets, liabilities, business, operations or future prospects of Farmers or FNB;

     * within sixty (60) days of the execution of the Agreement, ACNB shall have determined that the medical, health, insurance and employee benefit plans or programs of Farmers and/or FNB do not contain any provisions or clauses which would, upon assumption by ACNB, require ACNB to provide benefits or incur costs in excess of those provided for or paid by ACNB to or on behalf of its existing employees;

     * within sixty (60) days of the execution of the Agreement, ACNB shall have established to their satisfaction that Farmers' balance sheet fairly represents the financial condition, assets and liabilities of Farmers as of June 30, 1998, and that since June 30, 1998, there have not been any material or adverse changes in the condition of Farmers or FNB; and

     * all litigation pending against Farmers or FNB which, in the aggregate, would have a Material Adverse Effect (as defined in the Agreement) on Farmers' consolidated operations or future prospects, shall have been settled or otherwise resolved on terms satisfactory to ACNB.

     The obligations of Farmers to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

     * all of ACNB's and ACNB North's representations, warranties and covenants shall be true and correct in all material respects on the Effective Date and ACNB and ACNB North shall have performed each of the covenants as required by the Agreement;

     * there shall not occur any change in the financial conditions, properties, or business or results of operations of ACNB or ACNB North, which might reasonably be expected to result in a Material Adverse Effect (as defined in the Agreement) on ACNB or the material subsidiaries taken as a whole;

     * the status of all pending litigation that might reasonably be expected to result in a Material Adverse Effect (as defined in the Agreement) on ACNB or the material subsidiaries taken as a whole shall be satisfactory to Farmers; and

     * Farmers shall have received both a satisfactory fairness opinion from Garland, McPherson and Associates no later than the mail date of the Proxy Statement/Prospectus completed in connection with the contemplated transactions and a certificate stating the number of whole shares of ACNB and cash payable for fractional shares required to complete the contemplated transactions shall be delivered to the Exchange Agent (as defined in the Agreement).

     ACNB has also agreed that it will not knowingly take any action or knowingly cause its material subsidiaries to take any action which would materially adversely affect or delay its ability to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions described in the Agreement or that is reasonably likely to have a material adverse effect on ACNB, on a consolidated basis.

     Dividends

     The Agreement provides that Farmers shall not declare, pay or set aside any dividend or other distribution in respect of its capital stock except in conformity with past practice as to the amount and timing of such dividends, with increases in conformity with past practices, it being understood on the basis of Farmers' representations of past practice that a dividend of $0.14 per share for the first quarter of 1998, $0.16 per share for the second quarter of 1998, $0.17 per share for the third quarter of 1998 and is consistent with the past practice of Farmers as to amount and timing of dividends.

     Conditions Precedent

     In addition to the approval by the shareholders, the Merger is contingent upon the satisfaction of a number of conditions, including, among others,

     * all required approvals, consents, or waivers, including without limitation, approval by the Federal Reserve Board and the Department of Banking, and all applicable statutory waiting periods shall have expired except those approvals for which failure to obtain would not, individually or in the aggregate, have a Materially Adverse Effect (as defined in the Agreement) on ACNB, ACNB North, Farmers or FNB;

     * all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by the Agreement shall have been satisfied;

     * the absence of any order, decree or injunction of a court or agency of competent jurisdiction which would enjoin or prohibit the consummation of the Merger, or any litigation or proceeding pending against ACNB or Farmers or their subsidiaries by any governmental agency seeking to prevent consummation of the transactions described in the Agreement;

     * the absence of any statute, rule, regulation, order, injunction or decree enacted, entered, promulgated or enforced by any governmental authority which would prohibit, restrict or make illegal consummation of the Merger;

     * the Merger shall meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the Commission and ACNB shall have received a letter from Stambaugh o Ness, P.C. to such effect;

     * the Registration Statement shall have been filed by ACNB with the Commission under the Securities Act and shall have been declared effective prior to the time this Proxy Statement/Prospectus is first mailed to the shareholders of Farmers, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued, and the ACNB Common Stock to be issued pursuant to the Agreement shall have been registered or qualified under the securities or "blue sky" laws in all states in which such action is required; and

     * a ruling from the Internal Revenue Service, or an opinion of counsel, regarding the tax consequences of the Merger, shall have been delivered in accordance with the terms of the Agreement.

     Additionally, the obligations of ACNB and ACNB North to effect the Merger are subject to satisfaction of the following conditions prior to the Effective
Time:

     * each of the representations and warranties of Farmers and FNB contained in the Agreement shall be true and correct in all material respects as of the Closing, each of Farmers and FNB shall have performed each of the covenants and agreements material to its operations and prospects contained in the Agreement, and certificates to such effect shall have been delivered to ACNB and ACNB North;

     * ACNB shall have been furnished an "agreed upon procedures" letter dated the Effective Date, in form and substance satisfactory to ACNB to the effect that, based upon procedures performed with respect to the financial condition of Farmers, FNB and affiliates, for a period from December 31, 1997, to a specified date not more than five days prior to such letter, nothing has come to their attention that would indicate that there has been a change in the capitalization of Farmers or FNB on a consolidated basis, or any material adjustments would be required to the audited financial statements for the period ended
          December 31, 1997, in order for them to be in conformity with generally accepted accounting principles applied on a consistent basis with that of prior periods;

     * there shall not have occurred any change in the financial condition, properties, assets, business or results of operation of Farmers or FNB which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on Farmers or FNB other than changes resulting from changes in banking laws or regulations or changes in generally accepted accounting principles, or interpretations thereof, that affect the banking or thrift industries;

     * ACNB shall have received from each person identified by Farmers to be an affiliate of Farmers an executed counterpart of an affiliates agreement in the form contemplated by the Agreement; and

     * except as otherwise provided in the Agreement, all issued and outstanding options, warrants or rights to acquire Farmers Common Stock or any capital stock of FNB shall have been canceled.

     * holders of no more than 7% of the issued and outstanding shares of Farmers (17,360 shares) shall have exercised dissenters' rights;

     * no environmental problem of the kind contemplated in Article III of the Agreement and not previously disclosed shall have been discovered that would, or that potentially could, materially and adversely affect the conditions (financial or otherwise), assets, liabilities, business, operations or future prospects of Farmers or FNB;

     * litigation pending against Farmers or FNB that, individually or in the aggregate, would have a Material Adverse Effect on Farmers' consolidated operations or future prospects, shall have been settled or otherwise resolved on terms satisfactory to ACNB.

     The obligations of Farmers and FNB to effect the Merger are subject to satisfaction of the following conditions prior to the Effective Time:

     * each of the representations and warranties of ACNB and ACNB North contained in the Agreement shall be true and correct in all material respects as of the Closing, each of ACNB and ACNB North shall have performed each of the covenants and agreements material to its operations and prospects contained in the Agreement, and certificates to such effect shall have been delivered to Farmers;

     * there shall not have occurred any change in the financial condition, properties, assets, business or results of operation of ACNB or ACNB North, which individually or in the aggregate, had or might reasonably be expected to result in a Material Adverse Effect on ACNB or the Subsidiaries (as defined in the Agreement) taken as a whole;

     * Farmers shall have received an updated opinion from GM&A, dated as of a date no later than the date this Proxy Statement/Prospectus is mailed to the Farmers shareholders in connection with the Merger and not subsequently withdrawn, to the effect that the Merger Consideration is fair to Farmers' shareholders from a financial point of view;

     * a certificate for the required number of whole shares of the ACNB Common Stock, as determined in accordance with Section 2.1 of the Agreement, and cash payable for the fractional shares interests, shall have irrevocably been delivered to Registrar and Transfer Company (ACNB's transfer agent), as Exchange Agent; and

     * the status of all pending litigations that might reasonably be expected to result in a Materially Adverse Effect to ACNB or its subsidiaries taken as a whole shall be satisfactory to Farmers.

     Waiver; Amendment

     Prior to the Effective Time, any provision of the Agreement may be:

     *    waived by the party benefitted by the provision; or

     * amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties approved by their respective boards of directors, except that no amendment or waiver may be made that would change the form or the amount of the Merger Consideration or otherwise have the effect of prejudicing the Farmers shareholders' interest in the Merger Consideration following the Meeting.

     Closing; Effective Date; Termination

     The Agreement provides that the Closing will occur at such time and place as shall be agreed upon by the parties, but no later than the 30th business day after:

     * the last approval of required governmental authorities is granted and any related waiting periods expire;

     *    the  lifting,   discharge  or  dismissal  of  any  stay  of  any  such
          governmental approval or of any injunction against the Merger; and

     * all shareholder approvals required by the parties pursuant to the Agreement are received.

The Merger, and the transactions described by the Agreement, will become effective at 11:59 p.m. on the day the articles of merger are filed with the Pennsylvania Department of State. The presentation of the articles of merger for acceptance and filing is subject to the rights of the boards of directors of ACNB and Farmers to terminate the Agreement under certain circumstances. ACNB and Farmers propose to effect the Merger in the first quarter of 1999.

     The Agreement provides that, whether before or after its approval by the shareholders of Farmers, it may be terminated and the transactions contemplated in the Agreement abandoned at any time prior to the Effective Date:

     * by the mutual, written consent of ACNB and Farmers, if the board of directors of each so determines by majority vote of the members of the entire board;

     * by Farmers if (a) there has been a material breach by ACNB of any representation, warranty, covenant or agreement contained in the Agreement which is not cured within 30 days after written notice of such breach is given to ACNB by Farmers, or (b) any condition precedent to Farmers' obligations as set forth in Article VI of the Agreement has not been met or waived by Farmers at such time as such condition can no longer be satisfied;

     * by ACNB in the event (a) of a material breach by Farmers or FNB of any representation, warranty, covenant or agreement contained in the Agreement which is not cured within 30 days after written notice of such breach is given to Farmers by ACNB or (b) any condition precedent to ACNB's obligations as set forth in Article VI of the Agreement has not been met or waived by ACNB at such time as such condition can no longer be satisfied; or

     * by ACNB or Farmers if the Merger and the transactions described in the Agreement are not consummated by June 30, 1999, unless the parties agree to extend the time by which such closing must occur.

     Expenses

     If the  Agreement  is  terminated,  in  accordance  with  the  terms of the
Agreement: (i) by the mutual, written consent of Farmers and ACNB; or (ii) by Farmers or ACNB in the event the Merger is not consummated by June 30, 1999, then termination shall be without cost, expense or liability on the part of any party to the other party. In all other instances, termination of the Agreement shall be without cost, liability or expense on the part of any party to the other parties, unless the breach of a representation, warranty or covenant is caused by the willful conduct or gross negligence of the party, in which event such party will be liable to the other parties for all out-of-pocket costs and expenses.

     Exchange of Stock Certificates

     At the Effective Date, without any further action on the part of shareholders, each share of Farmers Common Stock that is issued and outstanding as of the Effective Date (other than (i) shares the holders of which (each a "Dissenting Shareholder") are exercising appraisal rights pursuant to the BCL (the "Dissenters' Shares"), if any, and (ii) shares held directly or indirectly by ACNB, except for shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall automatically become and be converted into the right to receive 2.266 shares of ACNB Common Stock. As of the Effective Date, any shares held directly or indirectly by ACNB, except in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and retired and cease to exist and no exchange or payment shall be made with respect thereto.

     After the Effective Date, ACNB shall send transmittal materials and instructions for surrendering of Farmers certificates.

     To the extent permitted by law, in the event that any certificates representing shares of Farmers Common Stock have not been surrendered for exchange in accordance with the Agreement on or before the second anniversary of the Effective Time, ACNB may at any time thereafter, with or without notice to the holders of record of such shares, sell for the accounts of any or all of such holders any or all of the shares of ACNB Common Stock the holders are entitled to receive. Any sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as ACNB shall determine. The net proceeds of any such sale shall be held for holders of the certificates, to be paid to them upon surrender of the certificates for exchange.

     In the event any outstanding certificates for shares of Farmers Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificates to be lost, stolen or destroyed and the posting by such person of a bond in such amount as ACNB may direct as indemnity against any claim that may be made against it with respect to such certificates, ACNB will issue in exchange for such lost, stolen or destroyed certificates, the shares of ACNB Common Stock into which such certificates have been converted pursuant to the Exchange Ratio.

     Application for Listing

     Pursuant to the Agreement, ACNB has agreed to use its best efforts to apply, within 180 days of consummation of the Merger, to the NASD to qualify for quotation of the ACNB Common Stock on the NASDAQ National Market System or NASDAQ Small Cap Stocks, as applicable. We cannot assure that the ACNB Common Stock will be accepted for such listing.

Regulatory Approvals of Farmers

     The Merger involves the acquisition of a bank holding company registered under the Bank Holding Company Act of 1956, as amended ("Holding Company Act"), therefore, it is subject to notice to or approval of the Federal Reserve Board under the Holding Company Act. ACNB submitted the FRB Notice regarding the acquisition of Farmers to the Federal Reserve Bank of Philadelphia on October __, 1998. In reviewing the FRB Notice, the Federal Reserve Board considers:

     *    the financial and managerial resources of ACNB and Farmers;

     * the effect of the transaction on competition in the markets served by ACNB and Farmers;

     *    the convenience and needs of the public; and

     * among other things, ACNB's and Farmers' record of performance in helping to meet local credit needs.

     In addition to the foregoing, Federal Reserve Board may object to the transaction based upon its assessment of the impact of the Year 2000 Issue on the parties to the Merger. See, BUSINESS OF FARMERS--Impact of the Year 2000 Issue; IMPACT OF THE YEAR 2000 ISSUE ON ACNB; and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF FARMERS--Impact of the Year 2000 Issue.

     The approval of the Department of Banking under Section 112 and Section 115 of the Banking Code must also be obtained before the Merger may be consummated. The Department of Banking will consider factors similar to those examined by the Federal Reserve Board. ACNB submitted the PA Application to the Department of Banking on October __, 1998.

     The Merger cannot proceed in the absence of the requisite regulatory approvals. To date, however, none of the required approvals have been obtained in respect of the Merger, and we cannot assure that all such regulatory approvals will be obtained, and, if the Merger is approved, we cannot assure the date of any such approval. In addition, we cannot assure that any such approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the conditions set forth in the Agreement. Likewise, we cannot assure that the U.S. Department of Justice will not challenge the Merger or, if such challenge is made, the result thereof.


Interests of Certain Persons in the Merger

     Certain members of Farmers' management and the Farmers Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Farmers generally. These include, among other things, provisions in the Agreement relating to indemnification and employment. You will find additional information about certain persons who may have an interest in the Merger in the following section entitled "Management and Operations Following the Merger."

     As of the Record Date, the directors and executive officers of Farmers beneficially own approximately __________ shares of Farmers Common Stock.

     Pursuant to the Agreement, ACNB has agreed to indemnify the present and former officers, directors, employees and agents of Farmers and FNB against certain liabilities arising prior to the effective time of the Merger to the full extent then permitted by the Farmers Articles and Farmers Bylaws, the charter and bylaws of FNB, each as in effect on the date of the Agreement.

     Under the terms of the Agreement, ACNB and its affiliates have agreed to employ the employees, in good standing and actively at work on the Effective Date, of Farmers and FNB, who in their current positions with compensation no less than their current levels of compensation, with such changes in the future as may be appropriate, as determined by FNB's Board of Directors. Notwithstanding the foregoing, ACNB retains the right to terminate any of the continuing employees at any time following the Effective Date for "Good Reason", as that term is defined by ACNB. All benefits of the continuing employees will be maintained at a level not less than equal to the benefits enjoyed by the employees of Farmers prior to the Effective Date, with such changes in the future as may be appropriate, as determined by FNB's Board of Directors. The continuing employees are also eligible to apply for any positions available at ACNB, or any of its subsidiaries. Farmers and FNB employees who remain employees of the surviving corporation or FNB after the Effective Date, will be entitled to credit for past service with Farmers or FNB for purposes of eligibility, vesting and accrual and to participate in employee health, welfare, pension and fringe benefit plans, or whatever stock option, bonus or incentive plans or other fringe benefit programs may be in effect for employees of ACNB and its subsidiaries.

Management and Operations Following the Merger

     The Agreement provides that two (2) persons who are mutually agreed upon by ACNB and Farmers and who previously served as directors of Farmers shall be appointed to the Board of Directors of ACNB, one person to serve as a Class 1 Director, one person to serve as a Class 2 Director, and each shall serve until such time as his successor has been duly elected, qualified, or appointed. ACNB agreed to waive any mandatory retirement requirements contained in its by-laws so far as such requirement pertains to such two persons.

     The Agreement also provides that the directors of FNB immediately prior to the Effective Date will constitute the directors of FNB immediately following the Merger, with the addition of Carolyn H. Kough and Ronald L. Hankey. Each non-employee director will receive compensation of $2,850 per year. Each non-employee director will receive $265.00 per meeting actually attended, committee fees of $80.00 per hours, a seminar fee of $250.00 per half day and $400.00 per full day seminar, plus applicable expenses, as compensation for services rendered in their capacity as a Director.

     At the Effective Time, (i) the articles of incorporation and bylaws of ACNB North in effect immediately prior to the Effective Time will be the articles of incorporation and bylaws of the Surviving Corporation, and (ii) the directors and officers of ACNB North immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation. At and immediately following the Effective Time, the directors of FNB shall consist of the persons who were members of the FNB Board of Directors immediately prior to the Effective Time, and Ronald L. Hankey and Carolyn H. Kough. Additionally, the ACNB Board of Directors, shall elect two persons, nominated by the Farmers Board of Directors and acceptable to the ACNB

Board of Directors, in its reasonable discretion, to become members of the ACNB Board of Directors on the Effective Date.

Accounting Treatment of the Merger

     The Merger is intended to be treated as a pooling of interests for accounting purposes in accordance with generally accepted accounting principles and under the accounting rules of the Commission. As a condition to the consummation of the Merger, ACNB is to receive a letter from its independent accountants, Stambaugh o Ness, P.C., that the Merger will be treated as a pooling of interests. In order to preserve the intended accounting treatment of the Merger as a pooling of interests, the Agreement also requires as a condition to the obligations of ACNB and ACNB North under the Agreement that each person deemed to be an "affiliate" of Farmers enter into an agreement not to sell shares of ACNB Common Stock acquired in the Merger until financial results covering at least 30 days of post-Merger combined operations have been published.

Income Tax Consequences of the Merger

     The following discussion summarizes the anticipated federal income tax consequences of the Merger. ACNB and Farmers believe that for federal income tax purposes:

     *    the Merger  will  constitute  a  reorganization  within the meaning of
          Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Farmers and ACNB will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     * no gain or loss will be recognized by Farmers or ACNB by reason of the Merger;

     * except for cash received in lieu of fractional shares, no income, gain or loss generally will be recognized by Farmers shareholders on the exchange of their shares of Farmers Common Stock for shares of ACNB Common Stock;

     * the basis of the ACNB Common Stock to be received by the Farmers shareholders generally will be, in each instance, the same as the basis of the Farmers Common Stock surrendered in exchange therefor;

     * the holding period of the ACNB Common Stock to be received by the shareholders of Farmers generally will include the period during which the Farmers Common Stock surrendered in exchange therefor has been held, provided that the Farmers Common Stock surrendered is held as a capital asset on the date of the exchange pursuant to the Merger; and

     * the payment of cash to the Farmers shareholders in lieu of their fractional share interests of ACNB Common Stock generally will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of ACNB Common Stock which such shareholders would otherwise be entitled to receive and will qualify as capital gain or loss.

     The obligations of the parties to consummate the Merger are conditioned upon receipt of a ruling from the Internal Revenue Service (the "IRS") or an opinion of counsel substantially to the effect that the federal income tax consequences of the Merger are as summarized above. Unlike a ruling from the IRS, an opinion of counsel would have no binding effect on the IRS. Such ruling or opinion would not deal with all of the tax considerations that may be relevant to particular Farmers shareholders, such as shareholders who are dealers in securities, foreign persons, tax-exempt entities or the impact of the alternative minimum tax. Such ruling or opinion would not address any state, local or foreign tax considerations, any federal estate, gift, employment, excise or other non-income tax considerations.

     The foregoing constitutes only a general description of the federal income tax consequences of the Merger, without consideration of the particular facts and circumstances of your situation. We recommend that you consult your own tax advisors as to particular facts and circumstances which may be unique to you and not common to shareholders as a whole and also as to any estate, gift, state, local or foreign tax consequences arising out of the Merger and/or any sale of ACNB common stock received in the Merger.

                    DESCRIPTION OF ACNB AND ITS COMMON STOCK

Information Concerning ACNB

     ACNB is a Pennsylvania business corporation registered as a bank holding company with its headquarters in Adams County, Pennsylvania. As a bank holding company, ACNB engages in general commercial and retail banking and bank-related business through its commercial bank subsidiary. ACNB owns all of the outstanding shares of Adams County National Bank and ACNB North. ACNB owns all the outstanding shares of Adams County National Bank (hereinafter the "Bank"). ACNB and the Bank have the same Board of Directors. ACNB, organized in 1983, presently has no significant operations other than serving as a holding company. The Bank engages in a full-service commercial and consumer banking and trust business. With its main office at 675 Old Harrisburg Road, Gettysburg, Pennsylvania, the Bank provides financial services to its customers through its community banking network of fourteen full-service offices located through Adams County, Pennsylvania, and in Hanover, York County, Pennsylvania. As of December 31, 1997, ACNB had a total of 157 full-time and 60 part-time employees.

Incorporation by Reference

     Certain documents previously filed by ACNB with the Commission pursuant to the Exchange Act or the Securities Act, as the case may be, are hereby incorporated by reference in this Proxy Statement/Prospectus as follows:

     * the Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders on May 5, 1998;

     *    the Annual Report on Form 10-K for the year ended December 31, 1997;

     *    the  Quarterly  Report on Form 10-Q for the  quarter  ended  March 31,
          1998;

     *    the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;
          and

     *    the Current Report on Form 8-K filed July 30, 1998.

     All documents filed by ACNB pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the consummation of the Merger shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

General

     ACNB is authorized to issue 20,000,000 shares of ACNB Common Stock. As of September 30, 1998, ACNB had approximately 5,253,278 shares of ACNB Common Stock issued and outstanding. At September 30, ACNB had approximately 3,001 shareholders of record. This does not reflect the number of persons or entities who hold their stock in nominee or street name through various brokerage firms. Registrar and Transfer Company is the transfer agent and registrar for ACNB Common Stock.

Common Stock

     Dividends

     Holders of ACNB Common Stock are entitled to receive dividends as may be declared by the ACNB Board of Directors out of funds legally available therefor. ACNB is a holding company, therefore, the funds required by ACNB to enable it to pay dividends are derived predominantly from the dividends paid to ACNB by its subsidiary. ACNB's ability to pay dividends is dependent upon the earnings, financial condition and ability to pay dividends of ACNB's subsidiaries, principally the Bank. Payment of dividends by the Bank is subject to a number of regulatory restrictions. See "REGULATIONS AFFECTING DIVIDENDS." The Bank is
presently   permitted  to  pay  dividends  without  prior  approval  under  such regulatory requirements. At December 31, 1997, an aggregate of $3,199,000 was available for the payment of dividends to ACNB. ACNB has historically paid dividends on or about March 15, June 15, September 15, and December 15 of each year.

     Liquidation

     In the event of liquidation, dissolution or winding up of ACNB, ACNB shareholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of ACNB Preferred Stock, if any, then outstanding. On September 30, 1998, no shares of ACNB Preferred Stock were issued or outstanding, or authorized for issuance under the ACNB Articles.

     Voting

     Holders of ACNB Common Stock are entitled to one vote for each share held by them at all meetings of the shareholders and are not entitled to cumulate their votes for the election of directors.

     No Preemptive Rights

     Holders of ACNB Common Stock do not have preemptive rights.

Pennsylvania Anti-Takeover Law Provisions

     The BCL and the ACNB Articles and ACNB Bylaws provide numerous provisions that may be deemed to be anti-takeover in nature, both as to purpose and as to effect. There are four major anti-takeover provisions under the BCL relating to corporations that have their securities registered with the Commission under
Section 12 of the Securities Act. ACNB is subject to the statutory "anti-takeover provisions" of the BCL, including Subchapters 25E, F, G and H of the BCL.

     Subchapter 25E (relating to control transactions) provides that if any person or group acquires 20% or more of the voting power of a covered corporation, the remaining shareholders may demand from such person or group the fair value of their shares, including a proportionate amount of any control premium.

     Subchapter 25F (relating to business combinations) delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions utilizing a corporation's assets for purchase price amortization or refinancing purposes. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

     Subchapter 25G (relating to control-share acquisitions) prevents a person who has acquired 20% or more of the voting power of a covered corporation from voting such shares unless the "disinterested" shareholders approve such voting rights. Failure to obtain such approval exposes the owner to the risk of a forced sale of the shares to the issuer. If shareholder approval is obtained, the corporation is also subject to Subchapters 25I and J of the BCL. Subchapter 25I provides for a minimum severance payment to certain employees terminated within two years of the approval. Subchapter 25J prohibits the abrogation of certain labor contracts prior to their stated date of expiration.

     Subchapter 25H (relating to disgorgement) applies in the event that: (i) any person or group publicly discloses that the person or group may acquire control of the corporation; or (ii) a person or group acquires (or publicly discloses an offer or intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or group during the 18-month period belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

     Subchapters 25E, F, G and H contain a wide variety of transactional and status exemptions, exclusions and safe harbors.

     In addition, the BCL permits an amendment of the corporation's articles or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

     The BCL also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the BCL.

Provisions in ACNB's Articles of Incorporation and Bylaws

     Certain provisions of the ACNB Articles and ACNB Bylaws may have the effect of making more difficult non-negotiated tender or exchange offers or other attempts to take over or acquire ACNB's business. These provisions may discourage some potential acquirors from attempting such a transaction on terms that some shareholders might favor.

     The ACNB Articles authorize ACNB to issue 20,000,000 shares of Common Stock. As of September 30, 1998, ACNB has approximately 14,746,722 shares of authorized but unissued shares of ACNB Common Stock. Following the Merger, ACNB would have approximately 14,184,754 shares of authorized but unissued ACNB Common Stock. As a general matter, the existence of unissued and unreserved shares of stock provides a board of directors with the ability to cause the issuance of shares of stock under circumstances that might prevent or render more difficult or costly the completion of a takeover.

     The ACNB Articles and the ACNB Bylaws provide that the directors shall be divided into three classes with not more than 8 directors in Class 1 and in Class 2 and not more than 9 directors in Class 3. The entire Board of Directors is to consist of not less than 5 or more than 25 shareholders, with each class serving for staggered three year terms. The number of directors in each class is determined by resolution of a majority of ACNB's shareholders.

     The ACNB Bylaws establish advance notice procedures with regard to the nomination, other than by management, of candidates for election as directors.

     The ACNB Board of Directors is authorized to amend the ACNB Bylaws, subject to the right of the shareholders to change such action by a majority vote.

                        COMPARISON OF SHAREHOLDER RIGHTS

Introduction

     Upon the consummation of the Merger, you will become a shareholder of ACNB. Your rights are presently governed by Farmers Articles and Farmers Bylaws. Certain of your rights will continue to be governed by the BCL, while other rights will be governed by the ACNB Articles and the ACNB Bylaws. There are certain differences between ACNB's and Farmers' articles and bylaws. The following discussion is not intended to be a complete statement of all differences affecting your rights, but summarizes material differences and is qualified in its entirety by reference to applicable Pennsylvania corporate laws and the articles of incorporation and bylaws of ACNB and Farmers. See "DESCRIPTION OF ACNB AND ITS COMMON STOCK - Incorporation by Reference" and "ADDITIONAL INFORMATION."

     ACNB Common Stock, unlike Farmers Common Stock, is registered with the Commission under Section 12(g) of the Securities Act. As a result, ACNB is subject to the periodic reporting, proxy solicitation and insider trading requirements of the Securities Act, which do not apply to Farmers. Pursuant to these requirements, ACNB makes available to shareholders, potential investors in the general public a significant amount of information regarding ACNB in the form of proxy statements, periodic reports and other Commission filings. In addition, directors, executive officers and 10% beneficial shareholders of ACNB are subject to the insider reporting requirements and short-swing profit recapture provisions of Section 16 of the Exchange Act.


                                                       FARMERS
                                                       -------
Title                                  Common Stock, $0.50 par value per share

Shares Authorized                      1,000,000

Shares Issued and Outstanding                          --

Preemptive Rights                      None

Voting:  Election of Directors         Non-cumulative

Classification of Board of Directors   Board of Directors divided into 3 classes
                                       with 3 year terms; 1/3 of directors
                                       elected each year

Voting:  Other Matters

Mergers, Consolidations, Liquidations  Approval by vote of 80% of outstanding
Sales of Substantially All Assets      shares of Common Stock or 66 2/3% of
                                       outstanding shares of Common Stock if
                                       received approved of 80% of the Board of
                                       Directors

Special Shareholder Meetings           Upon request of Chairman, President, a
                                       majority of the Board or Executive
                                       Committee or any shareholders entitled to
                                       cast at least 40% of the votes that all
                                       shareholders area entitled to cast

Authorization to Issue
 Additional Shares                     Approval by a majority of the Board

Repurchase of Additional Shares






Stock Incentive Plan                  No

Dissenters' Rights                    Yes

Dividend Reinvestment Plan            No

Market                                No established market

Registered Under Exchange Act         No


                                                      ACNB
                                                      ----

Title                                  Common Stock, $2.50 par value per share

Shares Authorized                      20,000,000

Shares Issued and Outstanding                          --

Preemptive Rights                      None

Voting:  Election of Directors         Non-cumulative

Classification of Board of Directors   Board of Directors divided into 3 classes
                                       with 3 year terms; 1/3 of directors
                                       elected each year

Voting:  Other Matters                 One vote for each share owned of record

Mergers, Consolidations, Liquidations  Approval by vote of 75% of outstanding
Sales of Substantially All Assets      shares of Common Stock.

Special Shareholder Meetings           Upon request by a majority of the Board
                                       of Directors, or shareholders entitled to
                                       cast 1/3 of the votes that all
                                       shareholders are entitled to cast at the
                                       meeting.

Authorization to Issue                 Approval by a majority vote of the Board
 Additional Shares                     of Directors

Repurchase of Additional Shares        Stock can be repurchased up to the extent
                                       of unrestricted or unreserved undivided
                                       profits and as much of its unrestricted
                                       surplus as has been made available for
                                       such purpose by the prior affirmative
                                       vote of shareholders; stock cannot be
                                       repurchased when the Holding Company
                                       is insolvent or would be made insolvent
                                       by the purchase; and no more than 10
                                       percent of the outstanding shares can be
                                       repurchased in any twelve (12) month
                                       period without prior regulatory approval

Stock Incentive Plan                   No

Dissenters' Rights                     Yes

Dividend Reinvestment Plan             No

Market                                 No established market

Registered Under Exchange Act          Yes


                                       51

Dividends

     Pennsylvania law generally permits a corporation to pay dividends unless, after giving effect thereto, the corporation would be unable to pay its debts as they become due in the usual course of business or the total assets of the corporation would be less than the sum of its total liabilities. As holding companies, the ability of Farmers and ACNB to pay dividends is largely dependent upon receipt of dividends from their respective subsidiary depository institutions. Payment of dividends by these subsidiaries is subject to a number of regulatory restrictions. For a summary of these regulatory considerations, see "REGULATIONS AFFECTING DIVIDENDS."

Limitations on Directors' Liability

     The BCL permits the shareholders of a Pennsylvania corporation to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages in certain circumstances. The ACNB Bylaws contain such a provision but Farmers Bylaws do not contain such a provision.

Indemnification

     The BCL provides that a business corporation may indemnify directors, officers and other agents against liabilities they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director, officer or other agent by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under the BCL, the corporation is required to indemnify directors, officers or other agents against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under the BCL, a corporation may pay the expenses of a director, officer or other agent incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. The ACNB Bylaws and the Farmers Bylaws provide indemnification of directors, officers and other agents and advancement of expenses as generally permitted by law.

     The BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

                    DIVIDENDS AND MARKET PRICES OF SECURITIES

ACNB

     ACNB Common Stock is traded in the over-the-counter Electronic Bulletin Board Interdealer System under the symbol "ACNB." As of September 30, 1998, there were approximately 5,253,278 shares outstanding and approximately 3,001 shareholders of record. In the table below, we set forth the high and low bid prices of ACNB Common Stock as reported on the over-the-counter Electronic Bulletin Board Interdealer System for the first two quarters of calendar 1998, and the four quarters of calendar 1997 and calendar 1996. We also set forth below the cash dividends declared during such periods. The last sale price on July 27, 1998, the last trading day before the announcement of the Merger, was $29.25 per share. Because of the absence of an established public trading market, the reported sales are not necessarily indicative of market value. The most recent sale of which management is aware is a trade of _______ shares of ACNB Common Stock that occurred on November ___, 1998 for $_______ per share. The cash dividends declared during such periods are also set forth in the table.

                           1998                               1997
                --------------------------        ----------------------------
                                    Cash                               Cash
                  Bid Price       Dividend           Bid Price       Dividend
                High    Low         Paid           High     Low        Paid
                ----    ---         ----           ----     ---       ------

1st Quarter    $25.63   $23.38      $0.19         $17.50   $16.00      $0.18
2nd Quarter    $27.50   $25.63      $0.19         $18.25   $16.63      $0.18
3rd Quarter                                       $22.75   $18.25      $0.19
4th Quarter                                       $24.25   $22.75      $0.24


                                          1996
                              ----------------------------
                                                     Cash
                              Bid Price             Dividend
                             High     Low            Paid
                             ----     ---           ------

1st Quarter                 $18.25    $16.00         $1.17
2nd Quarter                 $16.25    $16.00         $0.17
3rd Quarter                 $17.00    $16.25         $0.18
4th Quarter                 $16.25    $16.00         $0.18


Farmers

     There is no established public trading market for Farmers' Common Stock and there has been only limited and sporadic trading in Farmers Common Stock. On September 30, 1998, there were 248,000 shares outstanding and approximately 248 shareholders of record. Because of the absence of an established public trading market, the reported sales are not necessarily indicative of market value. The most recent sale of which management is aware is a trade of 146 shares of Farmers Common Stock that occurred in June, 1998 for $33.75 per share. In the table below, we set forth the cash dividends declared for the first two quarters of 1998 and the four quarters of calendar 1997 and 1996.

                    1998                       1997                    1996
              -------------------       --------------------      ------------
                 Dividends                  Dividends               Dividends
                 Declared                   Declared                Declared
                ---------                   --------                --------

 1st Quarter       $0.14                     $0.10                    $
 2nd Quarter       $0.16                     $0.13                    $0.25
 3rd Quarter       $                         $0.13                    $
 4th Quarter       $                         $0.14                    $0.65


                         REGULATIONS AFFECTING DIVIDENDS

     The ability of ACNB and Farmers to pay dividends is largely dependent upon receipt of dividends from its commercial bank subsidiary, Adams County National Bank or FNB, as the case may be. Both federal and state laws impose restrictions on the ability of Adams County National Bank and FNB to pay dividends. The Federal Reserve Board, the Office of the Comptroller of the Currency (the
"Comptroller") and the Federal Deposit Insurance Corporation ("FDIC") have issued policy statements that provide that, as a general matter, insured banks and holding companies may pay dividends only out of current operating earnings.

     Under federal law, the approval of the Comptroller is required for the payment of dividends in any calendar year by a subsidiary national bank if the total of all dividends declared by such bank in a calendar year exceeds that bank's net profits for that year combined with its retained net profits for the preceding two calendar years. Moreover, no dividends may be paid by a national bank if its "losses" equal or exceed its undivided profits account, and no dividend may be paid in an amount in excess of its "net profits then on hand." In addition, the Comptroller may find a dividend payment which otherwise meets the criteria specified in the law, nonetheless to constitute an unsafe or unsound practice.

                               BUSINESS OF FARMERS

General

     Farmers, a Pennsylvania business corporation, is a bank holding company whose sole operating subsidiary is FNB, a national banking association. Farmers was organized at the direction of the FNB Board of Directors on August 14, 1991, to acquire all of the capital stock of FNB pursuant to a Plan of Reorganization adopted by the FNB Board of Directors and subsequently approved by the shareholders of FNB. Under the terms of the Plan of Reorganization, the common stock of FNB was converted into the right to receive shares of Farmers Common Stock, and FNB became a wholly-owned subsidiary of Farmers. Farmers' headquarters is located at the main office of FNB.

     As of December 31, 1997, Farmers (on a consolidated basis) had total assets of $41,220,594, total deposits of $35,481,302 and total shareholders' equity of $5,464,209. At September 30, 1998, Farmers had approximately 248 shareholders of record.

     Farmers acts as a holding company and does not directly engage in any substantial business activities. Farmers functions primarily as a holder of all of FNB's capital stock. As a bank holding company subject to the jurisdiction of the Federal Reserve Board, Farmers has the legal capacity to acquire or form additional subsidiaries, including other banks and companies engaged in nonbanking activities which the Federal Reserve Board has found to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Holding companies may also directly engage in such related nonbanking activities. The types of nonbanking activities which are currently permissible are subject to change by the Federal Reserve Board. Although Farmers has no present plans to engage in such activities, it may choose to do so in the future.

Services

     FNB, established in 1909, is a national banking association under the supervision of the Comptroller. FNB's main office is located at One West Big Spring Avenue, Newville, Pennsylvania 17241.

     FNB conducts a general commercial banking business embracing substantially all of the traditional lending and deposit functions of a local commercial bank in Pennsylvania. FNB's services include accepting time, demand and savings deposits, including interest-bearing accounts, regular savings accounts, money market accounts and fixed and variable rate certificates of deposit. FNB's services also include making secured and unsecured commercial loans, including construction, agricultural and mortgage loans. Additional services include providing consumer loans, residential mortgage loans, home equity lines of credit, revolving credit loans, small business loans, student loans and financing on new car and truck loans.

     FNB also offers travelers checks and safe deposit facilities. In addition to regular business hours, FNB offers 24 hour, seven days a week automated banking services through its MAC system membership. FNB does not provide trust or agency facilities, as do some of its competitors, nor does it currently transact international business.

     In addition to its main office and administration center, FNB has three full-service branch offices in Cumberland County, Pennsylvania, one of which is open two afternoons each week.

Regulation

     Farmers is registered as a bank holding company under the Holding Company Act, and is therefore subject to regulation by the Federal Reserve Board. Farmers is required to file periodic reports of its operations with, and is subject to inspection by, the Federal Reserve Board.

     Under the policy of the Federal Reserve Board with respect to bank holding company operations, a bank holding company is deemed to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires a bank holding company to guarantee that any "undercapitalized" (as such term is defined in the statute) insured depository institution subsidiary will comply with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency.

     Farmers, as an "affiliate" of FNB within the meaning of the Federal Reserve Act, is subject to certain restrictions under the Holding Company Act regarding extensions of credit to it by FNB, investments in the stock or other securities of Farmers by FNB and the use of stock or other securities of Farmers as collateral for loans by FNB to any borrower. Further, under the Holding Company Act and Federal Reserve Board regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain arrangements in connection with any extension of credit. These provisions generally provide that a bank may not extend credit, lease or sell property or furnish any service or fix or vary the consideration for any of the foregoing to a customer on the condition or requirement that the customer provide some additional credit, property or service to the bank, the bank's holding company or any other subsidiary of the bank's holding company, or on the condition or requirement that the customer not obtain other credit, property or services from a competitor of the bank, the bank's holding company or any other subsidiary of the bank's holding company.

     FNB, as a nationally chartered bank, is subject to the National Bank Act, as amended. It is subject to the supervision of, and to regular examinations by, the Comptroller and is required to furnish periodic reports to the Comptroller. The earnings of FNB are affected by the policies of regulatory authorities, including the Comptroller, the Federal Reserve Board and the FDIC. An important function of the Federal Reserve System is to regulate the money supply and interest rates. Among the instruments used to implement those objectives are open market operations in United States government securities, changes in reserve requirements against member bank deposits, and limitations on interest rates that member banks may pay on time and savings deposits. These instruments are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect rates charged on loans or paid for deposits.

     FNB is a member of the Federal Reserve System and, therefore, the policies and regulations of the Federal Reserve Board have had and will continue to have a significant effect on its deposits, loans, and investment growth, as well as the rate of interest earned and paid, and are expected to affect FNB's operations in the future. The effect of such policies and regulations upon the future business and earnings of FNB cannot be predicted. The Federal Reserve System also regulates the activities of Farmers.

     FDICIA requires prompt corrective action against undercapitalized institutions and has established five capital categories. These are well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Well capitalized institutions significantly exceed the required minimum level for each capital measure (currently, risk-based and leverage). Adequately capitalized includes depository institutions that meet the required minimum level for each capital measure. Undercapitalized represents depository institutions that fail to meet the required minimum level for any relevant capital measure. Significantly undercapitalized describes depository institutions that are significantly below the minimum capital requirements. Currently FNB and Farmers are considered well capitalized.

     Under the Community Reinvestment Act, as amended ("CRA"), as implemented by regulations of the Comptroller, a bank has a continuing and affirmative obligation, consistent with its safe and sound operation, to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the Comptroller to assess an institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution. The CRA requires public disclosure of an institution's CRA rating and requires that the Comptroller provide a written evaluation of an institution's CRA performance utilizing a four-tiered description rating system. An institution's CRA rating is considered in determining whether to grant charters, branches and other deposit facilities, relocations, mergers, consolidations and acquisitions. A less than satisfactory performance may be the basis for denying an application. In 1993, FNB received a satisfactory rating.

Competition

     FNB's principal market is in Cumberland County, Pennsylvania where it competes for deposits and loans. In this area, FNB competes primarily with other banks, savings and loan associations, mutual savings banks and credit unions, as well as brokerage firms and insurance companies. FNB also competes with mortgage bankers and finance companies in certain aspects of its lending business. The primary factors in competing for deposits are the ability to offer attractive rates and the convenience of office locations. The primary factors in the competition for loans are interest rates, loan origination fees and the range of products and services offered. Competition for origination of real estate loans normally comes from other commercial banks, thrift institutions, mortgage bankers, mortgage brokers and insurance companies. Many of its competitors have significantly greater financial resources than FNB and larger branch networks. Some of these competitors also have advantages as a result of the different regulations under which they operate and other factors, including size and convenience of location.

     The business of FNB is not dependent upon any single customer and the loss of any single or any few customers would not have a material adverse impact upon FNB.

Employees

     At December 31, 1997, FNB had 20 full-time and 1 part-time employees. FNB is not subject to a collective bargaining agreement and it believes that its relations with its employees are good. Farmers presently has no employees.

Certain Relationships and Related Party Transactions

     There have been no material transactions between Farmers and FNB nor any material transactions proposed with any director or executive officer of Farmers and FNB or any associate of the foregoing persons. Farmers and FNB have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with directors and officers of Farmers and FNB and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of Farmers and FNB.

     Total loans outstanding from Farmers and FNB at December 31, 1997, to Farmers' and FNB's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $156,704.29 or approximately 2.87% of the total equity capital of Farmers. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. The aggregate amount of indebtedness outstanding as of the latest practicable date, September 30, 1998, to the above described group was $38,540.19.

Litigation

     The nature of FNB's business generates a certain amount of litigation involving matters arising in the ordinary course of business. At the present time no material proceedings are pending or are known to be threatened or contemplated against FNB by government authorities or any other person or entity. There is no litigation or material proceedings by government authorities or any other person or entity pending, or known to be threatened or contemplated, against Farmers.

Properties

     FNB owns its main office, which houses the administration center of FNB and Farmers, free and clear of any lien. FNB's main office is located in the central business district of Newville, Pennsylvania at One West Big Spring Avenue.

Impact of the Year 2000 Issue

     The following section contains forward-looking statements which involve risks and uncertainties. The actual impact on Farmers of the Year 2000 issue could materially differ from that which is anticipated in the forward-looking statements as a result of certain factors identified below.

     The "Year 2000 Issue" is the result of some computer programs having been written using two digits rather than four to define the applicable year. Computer systems that have date-sensitive software or date-sensitive hardware may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send statements, or engage in similar normal business activities.

     Based on formalized assessment and testing, Farmers has determined that its mission critical computer systems should properly use dates beyond December 31, 1999. Farmers' existing core processing program files have been tested using test data, with the results analyzed and verified for accuracy. Although testing through January 10, 2000, has been completed, additional testing will be conducted for dates extending beyond 2000. Although test information generated by the system into the year 2000 indicates that Farmers' system is compliant, if the system were not compliant, the Year 2000 issue could have a material adverse impact on the operations of Farmers.

         Farmers has initiated formal communications with all of its vendors and large commercial customers to determine the extent to which Farmers is vulnerable as a result of the failure of those third parties to remediate their own Year 2000 Issue. For significant vendors, Farmers will validate that they are Year 2000 compliant by December 31, 1998, or make plans to switch to a new vendor or system that is compliant. For insignificant vendors, Farmers will not necessarily validate that they are Year 2000 compliant. However, for any insignificant vendor who responds that they will not be compliant by December 31, 1998, Farmers will seek a new vendor or system that is compliant. For large commercial loan customers, Farmers will take appropriate action based upon each customer's response.

         Farmers has used both internal and external resources to identify, reprogram and test its software and hardware for Year 2000 compliance. Farmers plans to complete the Year 2000 project no later than December 31, 1998, for all critical systems. The total cost of the Year 2000 project was determined to be immaterial and is not expected to have a material effect on the results of operations of Farmers.

         As a bank holding company, Farmers and its subsidiary are subject to the regulation and oversight of various banking regulators. Their oversight includes the provision of specific timetables, programs and guidance regarding Year 2000 issues. Regulatory examination of the holding company and its subsidiary's Year 2000 programs are conducted on a quarterly basis and reports are submitted by Farmers' subsidiary to banking regulators on a periodic basis.

                      IMPACT OF THE YEAR 2000 ISSUE ON ACNB

     The following section contains forward-looking statements which involve risks and uncertainties. The actual impact of the Year 2000 issue on ACNB could materially differ from that which is anticipated in these forward-looking statements as a result of certain factors identified below.

     The "Year 2000 Issue" is the result of computer programs having been written using two digits rather than four to define the applicable year. Any of ACNB's computer systems that have date-sensitive software or date-sensitive hardware may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send statements, or engage in similar normal business activities.

     Based on an ongoing assessment, ACNB has determined that it will be required to modify or replace portions of its software and hardware so that its computer systems will properly use dates beyond December 31, 1999. ACNB presently believes that as a result of modifications to existing software and hardware and conversions to new software and hardware, the Year 2000 Issue can be mitigated. However, if such modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material adverse impact on the operations of ACNB.

     ACNB has initiated formal communications with all of its vendors and large commercial customers to determine the extent to which ACNB is vulnerable to those third parties' failure to remediate their own Year 2000 Issue. ACNB's estimated Year 2000 project costs include the costs and time associated with the impact of a third party's Year 2000 Issue, and are based on presently available information.

     For significant vendors, ACNB will validate that they are Year 2000 compliant by December 31, 1998, or make plans to switch to a new vendor or system that is compliant. For insignificant vendors, ACNB will not necessarily validate that they are Year 2000 compliant. However, for any insignificant vendor who responds that they will not be compliant by December 31, 1998, ACNB will seek a new vendor or system that is compliant. For large commercial loan customers, ACNB will take appropriate action based upon the customer's response.

     ACNB will use both internal and external resources to reprogram, or replace, and test its software and hardware for Year 2000 modifications. Concurrent with the Year 2000 project, ACNB will also be converting all its major data processing systems, both hardware and software, to current technology. ACNB plans to complete both the Year 2000 and systems conversion projects within 18 months or no later than June 30, 1999, for all critical systems. The total cost of the Year 2000 and systems conversion projects is estimated at $201,000 to $296,000. Of the total projects' cost, approximately $91,000 is attributable to the purchase of new software and hardware. The remaining $110,000 to $205,000 will be expensed as incurred over the calendar years 1997, 1998 and 1999. These costs are not expected to have a material effect on the results of operations of ACNB.

     The costs of the projects and the date on which ACNB plans to complete both the Year 2000 modifications and systems conversions are based on management's best estimates, which were derived using numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

     A remediation contingency plan has been developed for mission-critical systems, as called for by regulatory guidelines for year 2000. Mission critical systems include transaction processing, new loan and deposit generation, and trust account servicing. This contingency plan identifies scheduled completion dates and trigger dates. The trigger date is the date ACNB would implement the contingency plan.

     A  detailed  business  resumption   contingency  plan  is  currently  under
development with a target completion date of December 31, 1998. This plan includes required mainframe and PC based applications, third-party relationships, environmental and proprietary programs. The resumption contingency plan calculates a risk factor for each core business line and/or product. Based upon the calculated risk factor, such business resumption contingency plan will be designed and tested.

     As a bank holding company, ACNB and its subsidiaries are subject to the regulation and oversight of various banking regulators. Their oversight includes the provision of specific timetables, programs and guidance regarding Year 2000 issues.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                            OF OPERATIONS OF FARMERS

     The following pages of this report present management's discussion and analysis of the consolidated financial condition and results of operations of Farmers, and its wholly-owned subsidiary FNB.

     Farmers is a one-bank holding company headquartered in Newville, Pennsylvania. Farmers' wholly-owned subsidiary is FNB. FNB is engaged in commercial banking activities that provide financial services to both consumer and commercial customers. As a national bank, FNB is subject to the supervision, examination and regulation of the Office of the Comptroller of the Currency. The Bank is a member of the FDIC and the deposits of the Bank's customers are insured by the agency.

     The following discussion is intended to focus on and highlight certain information regarding Farmers. This discussion should be read in conjunction with the Consolidated Financial Statements and related notes appearing elsewhere in this report.

     Certain statements in this document may be considered to be "forward-looking statements" as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995, such as statements that include the words "expect", "estimate", "project", "anticipate", "should", "intend", "probability", "risk", "target", "objective" and similar expressions or variations on such expressions. In particular, this document includes forward-looking statements relating, but not limited to, Farmers' potential exposures to various types of market risks, such as interest rate risk and credit risk. Such statements are subject to certain risks and uncertainties. For example, certain of the market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future. As a result, actual income gains and losses could materially differ from those that have been estimated. Other factors that could cause actual results to differ materially from those estimated by the forward-looking statements contained in this document include, but are not limited to: general economic conditions in market areas in which Farmers has significant business activities or investments; the monetary and interest rate policies of the Board of Governors of the Federal Reserve System; inflation; deflation; unanticipated turbulence in interest rates; changes in laws, regulations and taxes; changes in competition and pricing environments; natural disasters; the inability to hedge certain risks economically; the adequacy of loss reserves; acquisitions or restructurings; technological changes; changes in consumer spending and saving habits; and the success of Farmers in managing the risks involved in the foregoing.

Balance Sheet Analysis

     Investment Securities

     Farmers National Bancorp, Inc. (the Bank) follows the provisions of Statement of Financial Accounting Standards "SFAS" No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires among other things, that debt and equity securities classified as available for sale be reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders, equity, net of income taxes. The net effect of unrealized gains or losses, caused by marking an available for sale portfolio to market, causes fluctuations in the level of shareholders' equity and equity-related financial ratios as the market value of the securities fluctuate. As of June 30, 1998, the application of SFAS 115 resulted in an increase in shareholders' equity of $5,000.

     Total securities of $17,525,000 decreased $2,273,000 from June 30, 1997 to June 30, 1998. The June 30, 1997 level of securities was also lower than the total securities at December 31, 1996 and 1997 of $18,334,000 and $19,842,000,
respectively.

     Investment securities for the period ended December 31, 1997 are summarized as follows:


FARMERS NATIONAL BANCORP, INC.
INVESTMENT SECURITIES
                            U.S.
                         Government                                     Taxable
                         and Federal   State and      Other           Equivalent
December 31, 1997         Agencies     Municipal   Securities   Total    Yield
 (in thousands)
--------------------------------------------------------------------------------
Amortized Cost

Within one year           $5,366        $1,210       $150      $6,726    5.99%
After one year through
 five years                8,860         2,666        234      11,760    6.27%
After five years through
 ten years                     0             0          0           0    0.00%
After ten years            1,104           204          0       1,308    8.61%
No set maturity                0             0         37          37    5.14%
                          ------        ------       -----     ------

Total                    $15,330        $4,080       $421     $19,831

Fair Value               $15,504        $4,107       $421     $20,032

Taxable equivalent
 yield                      6.27%        6.52%       5.96%



The weighted average yield of tax exempt obligations has been calculated on a taxable equivalent basis using an effective tax rate of 34%.

     The June 30, 1998 federal funds sold of $5,308,000 exceeded the June 30, 1997 balance of $2,807,000. Federal funds sold at June 30, 1998 were also higher than the December 31, 1997 balance of $1,790,000 and the December 31, 1996 balance of $3,681,000. Federal funds averaged $2,876,000 for all of 1997 compared to $3,468,000 in 1996. June, 1998 year to date average federal funds sold was $3,300,000.

     Interest-bearing deposits in banks of $625,000 at June 30, 1998, were higher than June 30, 1997 balance when there were more. The December 31, 1997 and 1996 balances were $625,000 and $32,000, respectively.

     Loans

     The Bank grants installment, commercial and residential loans to customers primarily in Cumberland County, Pennsylvania, and its contiguous counties. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the local economy. There are no concentrations of loans to any one industry group which exceed 10% of total loans.

     Loans grew 3.9% from  $15,843,000  at June 30, 1997 to  $16,457,000 at June
30, 1998. Real estate loans represented $13,057,000 or 79.2% of total loans at December 31, 1997. Consumer and commercial loans represented 12.3% and 8.5%, respectively, of total loans at December 31, 1997. The June 30, 1998 loan portfolio decreased $29,000 from $16,486,000 at December 31, 1997. Loan demand has been soft during the first half of 1998.

     Major classifications of loans are summarized as follows at December 31, 1995, 1996 and 1997:


In thousands                           1997             1996              1995
                                      -----            ------             ----
Consumer                             $1,440            $1,191           $1,139
Commercial and financial              1,402             1,238            1,168
Real estate - commercial              2,229             2,334            1,867
Real estate - residential            10,828            10,260           10,239
Student loans                           587               589              578
                                     ------            ------           -------
     Total loans                    $16,486           $15,612          $14,991
                                    =======           =======          =======


The following table outlines the repricing opportunities for all loans outstanding as of December 31, 1997. Loans with immediately adjustable rates are included in the within one year column. Loans with rates that are adjustable at some time over the life of the loan are included under the heading when they become adjustable. All fixed rate loans are included under the heading in which they mature.


                                              Repricing Period
                         -------------------------------------------------------
                           Within      After One
                            One      Year Through     After Five
In thousands               Year       Five Years        Years            Total
                         ---------   ------------     ----------      ---------
Consumer                  $   81        $1,154           $205          $1,440
Commercial and financial     621           371            410           1,402
Real estate - commercial      39            51          2,139           2,229
Real estate - residential    496           349          9,983          10,828
Student loans                384            31            172             587
                            -----       ------         ------         --------
     Total loans          $1,621        $1,956        $12,909         $16,486


Loans with predetermined
 interest rates             $441        $1,956        $12,909         $15,306
Loans with variable
 interest rates            1,180             0              0           1,180
                         -------        -------       -------         -------
     Total loans          $1,621        $1,956        $12,909         $16,486


     Allowance for Possible Loan Losses

     The provision for loan losses is based upon a credit review of the loan portfolio, past loan loss experience, current economic conditions and other pertinent factors which form a basis for determining the adequacy of the allowance for possible loan losses. In the opinion of management, the aggregate amount reserved is deemed to be adequate to absorb future loan losses.

     The allowance for possible loan losses of $178,000 at June 30, 1998 and $186,000 at June 30, 1997 were 1.08% and 1.17%, respectively, of total loans. The $176,000 allowance for possible loan losses at December 31, 1997 was 1.06% of loans and the $193,000 allowance for loan losses at December 31, 1996 was 1.23% of loans.

     Transactions in the valuation portion of the allowance for loan losses for the past three years at December 31, are shown below:


In thousands                            1997             1996              1995
                                        -----            ----             -----

Balance of allowance for
loan losses at beginning of period      $193              $201             $203
                                       ------             ----             ----

Loans charged off:

     Consumer                             21                11                8
     Commercial and financial              0                 0                0
     Real estate - commercial              0                 0                0
     Real estate - residential             0                 0                0
     Student loans                         0                 0                0
                                        ----               ---             ----
         Total loans charged off          21                11                8


Recoveries of charged off loans:

     Consumer                              4                 3                6
     Commercial and financial              0                 0                0
     Real estate - commercial              0                 0                0
     Real estate - residential             0                 0                0
     Student loans                         0                 0                0
                                        -----               ---            ----
          Total recoveries                 4                 3                6

Net loans charged off                     17                 8                2

Provision for possible loan losses         0                 0                0


Balance of allowance for loan
 losses at end  of period                $176              $193            $201
                                         ====              ====            ====


TOTAL LOAN BALANCES   (in thousands)
--------------------------------------------------------------------------------
     Average total loans              $16,016            $15,350         $14,484
     Total loans at year end           16,486             15,612          14,991


RATIOS
--------------------------------------------------------------------------------
 Net charge offs to:

     Average total loans                 0.11%             0.05%           0.01%
     Total loans at year end             0.10%             0.05%           0.01%
     Allowance for loan losses           9.66%             4.15%           1.00%

Allowance for loan losses to:

     Average total loans                 1.10%             1.26%           1.39%
     Total loans at year end             1.07%             1.24%           1.34%


     Allocation of the allowance for loan losses for years 1997, 1996 and 1995 is shown below:


                                  1997               1996             1995
                                 -----               ----             ----
                                     % of               % of              % of
(In thousands)                       Gross              Gross             Gross
                            Amount   Loans      Amount  Loans    Amount   Loans
                            --------------      -------------    ---------------
Consumer                   $7        0.04%         $9   0.06%       $7     0.05%
Commercial and financial    9        0.05%          5   0.03%       21     0.14%
Real estate - commercial    0        0.00%          0   0.00%        0     0.00%
Real estate - residential  26        0.16%         25   0.16%       24     0.16%
Student loans               0        0.00%          0   0.00%        0     0.00%
Unallocated               134        0.81%        154   0.99%      149     0.99%
                        -----      -------       ----   -----      ---     -----

     Total               $176        1.07%       $193   1.24%     $201     1.34%


     Nonperforming Assets

     The following table presents information concerning the aggregate amount of nonperforming assets at December 31:

In thousands                        1997             1996              1995
                                   -----             ----              ----

Nonaccrual loans                    $268             $ 98              $  0
90 days past due still accruing      163              340               168
Restructured loans                     0                0                 0
Other real estate owned                0                0                 0
                                    ----             -----            ------
     Total nonperforming assets     $431             $438              $168



     The gross interest income that would have been recorded on nonaccrual loans at December 31, 1997 and 1996 under original terms was approximately $25 and $9, respectively. The amounts of interest income on these loans that was included in net income for those years was approximately $15 and $8, respectively.

     Time Deposits

     Total deposits of $36,657,000 at June 30, 1998 were $881,000 higher than the $35,776,000 deposit level at June 30, 1997. The increase was due mainly to a $929,000 gain in time deposits. The June 30, 1998 deposits grew $1,176,000 from the December 31, 1997 balance of $35,481,000 and $416,000 from December 31, 1996 deposit balance of $35,360,000 to June 30, 1997.

     Time deposits in denominations of $100,000 or more at December 31 are summarized as follows:


In thousands
                                            1997               1996
                                            ----               ----

Time certificates of deposit              $1,822             $1,161
Other time deposits                          100                100

Maturities of time deposits of $100,000
 or more outstanding at December 31, 1997 are summarized as follows:

Three months or less                     $   235
Over three through six months            $   213
Over six through twelve months           $   749
Over twelve months                       $   725
                                         -------

          Total                           $1,922

     Capital

     Various regulatory agencies require banks to maintain a leverage ratio of core capital to total assets at a prescribed level, currently 4 percent. In addition, bank regulators have issued risk-based capital guidelines. Under such guidelines, minimum ratios of core capital and total qualifying capital as a percentage of risk-weighted assets and certain off-balance-sheet items of 4 percent and 8 percent, respectively, are required.

     At June 30, 1998, the Bank met all capital requirements. Shareholders' equity was $5,681,000 or 13.3% of total assets and 33.1% of total risk-weighted assets, while total qualifying capital was 34.2% of total risk-weighted assets.

Income Statement Analysis

     Results of Operations

     Net income for the six month period ending June 30, 1998 of $293,000, was $2,000 less than the $295,000 net income for the same period ending June 30, 1997. Net interest income was up $7,000, but was offset by a greater rise in non-interest expense. The annualized return on average shareholders' equity was 10.52% at June 30, 1998, compared to 11.38% at June 30,

1997. The December 31, 1997 net income of $541,000 was higher than the December 31, 1996 and 1995 net income of $480,000 and $415,000, respectively. Earnings per share were $1.18 for the first six months of 1998, compared to $1.19 for the same period in 1997.

     Net Interest Income

     Net interest income at June 30, 1998 of $822,000 was $7,000 higher than the June 30, 1997 net interest income of $815,000. This increase is primarily due to the change in the mix of earning assets during the first six months of 1998, compared to the same period in 1997. Lower yielding average investments balances were $383,000 lower in the first six months of 1998, compared to the same period of 1997. This reduction in funds, plus deposit growth, was used to fund a $752,000 increase in the average higher yielding loans during this period. The net interest margin narrowed from 4.39% for the six month period ending June 30, 1997, to 4.32% for the same period in 1998.

     Net interest income at December 31, 1997 of $1,663,000 was higher than the December 31, 1996 and 1995 net interest income of $1,538,000 and $1,481,000, respectively. The net interest margin for the twelve month period ending December 31, 1997 of 4.48% was higher than the 4.31% at December 31, 1996 and the 4.41% at December 31, 1995.

     Provision for Loan Losses

     The provision for loan losses for the first six months of 1998 was $-0-, compared to $-0- for the same period in 1997. The provision for loan losses for the entire year of 1997, 1996 and 1995 was $-0-.

     Other Income

     Other income increased 15.2% from $79,000 during the first six months of 1997, to $91,000 during the same period in 1998. This increase was the result of an increase in fee income but in no particular fee type. Other income for the entire year of 1997 of $141,000 was $19,000 higher than 1996 other income of $122,000.

     Other Operating Expenses

     Other expenses of $507,000 for the first six months of 1998, was $28,000 higher than the same period in 1997. This increase in 1998 is the result of an increase in salaries and employee benefits. Other expenses for the entire year of 1997 of $1,047,000 was $71,000 higher than the same period in 1996. The increase in other expenses in 1997 is related to salaries and employee benefits.

                           ADJOURNMENT OF THE MEETING

     Approval of the Agreement requires the affirmative vote of the holders of 66 2/3% of all outstanding shares of the Farmers Common Stock. If there is an insufficient number of votes cast in person or by proxy at the Meeting to approve the Agreement, the Farmers Board of Directors intends to adjourn the Meeting to a later date to permit further solicitation of votes in favor of the Agreement. The affirmative vote of a majority of the shares represented and voting at the Meeting is required in order to approve any such adjournment. The place and date to which the Meeting would be adjourned would be announced at the Meeting. Under the Farmers Bylaws, it shall not be necessary to give any notice of the time and place of the adjourned meeting other than the announcement at the Meeting.

     The Farmers Board of Directors recommends that shareholders vote "FOR" the proposal to adjourn the Meeting if necessary to permit further solicitation of proxies to approve the Agreement.

                             INDEPENDENT ACCOUNTANTS

     ACNB has engaged Stambaugh o Ness, P.C., independent accountants, to audit its financial statements for the year ended December 31, 1998.

     Farmers has engaged Greenawalt & Company, P.C., independent accountants, to audit its financial statements for the year ended December 31, 1998.

                                     EXPERTS

     The consolidated balance sheets of ACNB as of December 31, 1997, and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Stambaugh o Ness, P.C., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheet of Farmers as of December 31, 1997, and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, appearing in this Proxy Statement/Prospectus, have been included herein in reliance on the report of Greenawalt & Company, P.C., independent accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     The legality of the ACNB Common Stock to be issued in connection with the Merger is being passed upon by Shumaker Williams, P.C., Camp Hill, Pennsylvania, counsel to ACNB.

                                  OTHER MATTERS

     The Board of Directors of Farmers knows of no other matters than those discussed in this Proxy Statement/Prospectus that will be presented at the Meeting. However, if any other matters are properly brought before the Meeting and any adjournment or postponement thereof, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management of Farmers.

                             ADDITIONAL INFORMATION

     ACNB has filed a Registration Statement with the Commission in respect of the shares of ACNB Common Stock to be issued in connection with the Merger. The Registration Statement contains certain additional information that has been omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. The Registration Statement may be examined at the Commission in Washington, D.C. Copies of the Registration Statement may be obtained from the Commission upon payment of the prescribed fee or free of charge from the Commission website: http://www.sec.gov.

                      INDEX TO FINANCIAL STATEMENTS
                         FARMERS NATIONAL BANCORP, INC.


                                                                     Page

Independent Auditors' Report...................................        F-2

Consolidated Balance Sheets -
     December 31, 1997 and 1996  ..............................        F-3

Consolidated Statements Of Income -
     years ended December 31, 1997, 1996 and 1995  ............        F-4

Consolidated Statement of Changes in Shareholders' Equity -
     years ended December 31, 1995, 1996 and 1997..............        F-5

Consolidated Statements of Cash Flows
     years ended December 31, 1997, 1996 and 1995  ............        F-6

Notes to Consolidated Financial Statements -
     December 31, 1997, 1996 and 1995  .........................   F-7-F-25

                           GREENAWALT & COMPANY, P.C.
                          Certified Public Accountants
                                   P. O. Box 6
                              400 West Main Street
                        Mechanicsburg, Pennsylvania 17055


                          INDEPENDENT AUDITORS' REPORT


Shareholders
Farmers National Bancorp, Inc.
Newville, Pennsylvania

     We have audited the accompanying consolidated balance sheets of Farmers National Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers National Bancorp, Inc. and subsidiary as of December 31, 1997 and 1996 and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                           ----------------------------------
                                           GREENAWALT & COMPANY, P.C.

January 8, 1998, except for Note 20,
     as to which the date is September 23, 1998

Mechanicsburg, Pennsylvania


                         FARMERS NATIONAL BANCORP, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                                   1997                  1996
                                               ----------------      ----------
                                     ASSETS
                                   ---------
Cash and due from banks                      $  1,712,543         $  2,413,926
Federal funds sold                              1,790,000            3,681,000
Interest bearing deposits                         625,000                  -0-
                                             ------------     ----------------
  Total cash and cash equivalents               4,127,543            6,094,926
Interest bearing deposits                             -0-               32,000
Investment securities being held to maturity   14,180,762           14,421,356
Investment securities available for sale        5,661,613            3,912,976
Loans, net                                     16,310,565           15,419,045
Premises and equipment                            401,063              357,224
Accrued interest receivable                       370,306              342,603
Other assets                                      168,742              149,732
                                             ------------         ------------
                   Total assets              $ 41,220,594         $ 40,729,862
                                               ==========           ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
                    ---------------------------------------
Deposits
     Demand, noninterest bearing             $  7,165,850         $  6,858,200
     Demand, interest bearing                   5,976,360            6,784,065
     Savings                                    6,525,927            6,521,984
     Time                                      15,813,165           15,195,854
                                               ----------           ----------
                   Total deposits              35,481,302           35,360,103
Accrued interest payable                          132,519              132,998
Other liabilities                                 142,564              147,182
                                             ------------         ------------
                   Total liabilities           35,756,385           35,640,283
                                               ----------           ----------
Shareholders' equity
     Common stock, $.50 par value,
      1,000,000 shares authorized,
      250,000 shares  issued and outstanding      125,000              125,000
     Surplus                                      710,000              710,000
     Retained earnings                          4,671,895            4,255,017
     Net unrealized gain (loss) on securities
      available for sale                            7,314                 (438)
                                            ---------------      --------------
                                                5,514,209            5,089,579
     Less: Treasury stock, 2,000
      shares, at cost                             (50,000)                 -0-
                                              ------------     ----------------
   Total shareholders' equity                   5,464,209            5,089,579
                                               -----------          -----------
   Total liabilities and shareholders'
      equity                                 $ 41,220,594         $ 40,729,862
                                               ==========           ==========

The accompanying notes are an integral part of these financial statements.


                         FARMERS NATIONAL BANCORP, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                     1997               1996              1995
                                  ------------       ------------     ---------
Interest income
 Loans, including fees            $ 1,526,438      $ 1,486,243     $ 1,410,916
 Investment securities
   - taxable                          999,404          910,452         792,451
 Investment securities - tax exempt   140,010           88,385         108,521
 Federal funds sold                   155,626          183,255         179,444
 Interest bearing deposits              2,864           10,653          42,468
                                  ------------      -----------     -----------
    Total interest income           2,824,342        2,678,988       2,533,800
                                    ---------        ---------       ---------
Interest expense on deposits
    Demand                            175,963          178,376         233,813
    Savings                           181,596          189,127         212,281
    Time                              804,129          773,344         606,597
                                   ----------       ----------       ----------
    Total interest expense          1,161,688        1,140,847       1,052,691

    Net interest income             1,662,654        1,538,141       1,481,109
Provision for possible
 loan losses                             -0-             -0-              -0-
                               ---------------  --------------- ---------------
    Net interest income
    after provision
    for possible loan losses        1,662,654        1,538,141       1,481,109
                                    ---------        ---------       ---------
Other income
   Exchange                           113,728           97,202          75,992
   Service charges and fees            27,047           24,761          19,743
   Gain (loss) on sales of securities    -0-              -0-          (41,974)
                                --------------   --------------     ----------
     Total other income               140,775          121,963          53,761
                                   ----------        ----------    -----------
Other expense
   Salaries and employee benefits     615,229          555,834         533,662
   Occupancy expenses, net             40,849           34,230          29,672
   Equipment expenses                  85,514           99,008          76,345
   Federal deposit insurance
     assessment                         3,872            2,000          37,322
   Other expenses                     301,478          284,470         268,131
                                   ----------       ----------      ----------
    Total other expense             1,046,942          975,542         945,132
                                    ---------       ----------      ----------
    Income before income taxes        756,487          684,562         589,738
Applicable federal income taxes       215,609          204,808         175,209
                                   ----------       ----------      ----------
               Net income        $    540,878     $    479,754    $    414,529
                                   ==========       ==========      ==========
      Net income per share       $       2.18     $       1.92    $       1.66
                                =============    =============   =============

The accompanying notes are an integral part of these financial statements.


                         FARMERS NATIONAL BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997



                                       Common                      Retained
                                       Stock        Surplus        Earnings
                                      -------       -------       ----------
Balance, January 1, 1995              $125,000      $710,000      $3,579,484

Net income, 1995                                                     414,529

Cash dividends,
      $.425 per share                                              (106,250)

Change in net unrealized
     gain (loss) on securities
     available-for-sale
                                  ------------ -------------  ----------------

Balance, December 31, 1995             125,000       710,000       3,887,763

Net income, 1996                                                     479,754

Cash dividends,
      $.45 per share                                               (112,500)

Change in net unrealized
     gain (loss) on securities
     available-for-sale
                                  ------------- ------------  -----------------

Balance, December 31, 1996             125,000       710,000       4,255,017

Net income, 1997                                                     540,878

 Cash dividends,
   $.50 per share                                                   (124,000)

Purchase of 2,000 shares
     of Treasury Stock
     gain (loss) on securities
     available-for-sale
                                   ------------- -----------      -----------

Balance, December 31, 1997           $ 125,000     $ 710,000     $ 4,671,895
                                       =======       =======       =========



                         FARMERS NATIONAL BANCORP, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997


                                     Net Unrealized
                                     Gains (Losses)
                                     on Securities                   Total
                                      Available-       Treasury   Shareholders'
                                      for-Sale          Stock        Equity
                                   ----------------    --------   ------------
Balance, January 1, 1995           $    (101,135)     $    -0-    $ 4,313,349

Net income, 1995                                                      414,529

Cash dividends,
      $.425 per share                                                (106,250)

Change in net unrealized
     gain (loss) on securities
     available-for-sale                  103,590                      103,590
                                   -------------     ------------ ------------

Balance, December 31, 1995                 2,455          -0-       4,725,218

Net income, 1996                                                      479,754

Cash dividends,
      $.45 per share                                                 (112,500)

Change in net unrealized
     gain (loss) on securities
     available-for-sale                   (2,893)                      (2,893)
                                  ----------------- --------------  ----------

Balance, December 31, 1996                  (438)         -0-       5,089,579

Net income, 1997                                                      540,878

Cash dividends,
      $.50 per share                                                 (124,000)

Purchase of 2,000 shares
     of Treasury Stock                               (50,000)         (50,000)

Change in net unrealized
     gain (loss) on securities
     available-for-sale                    7,752                        7,752
                                   --------------    ----------  -------------

Balance, December 31, 1997       $         7,314   $ (50,000)     $ 5,464,209
                                  ===============   ==========     ===========

The accompanying notes are an integral part of these financial statements.

                                      F-5


                         FARMERS NATIONAL BANCORP, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                         1997           1996           1995
                                        -----          -----           ----

Cash flows from operating activities
 Net income                      $    540,878    $    479,754  $     414,529
 Adjustments to reconcile
  net income to net cash provided
   (used) by operating activities
 Depreciation, amortization and
   accretion                           87,416         161,269        246,294
 Deferred taxes                        (2,861)         (1,027)        (3,162)
 (Gains) losses on sales of
   securities                             -0-              -0-        41,974
 Increase (decrease) in accrued
   interest payable                     (479)          20,532         49,051
 Increase (decrease) in other
   liabilities                        (4,618)           3,764        (10,065)
 Decrease (increase) in accrued
   interest receivable               (27,703)         (40,101)        47,791
 Decrease (increase) in
   other assets                      (20,143)          30,836        (35,472)
                                 ------------      ------------     ----------

  Net cash provided by (used in)
   operating activities              572,490          655,027        750,940
                                 ------------       -----------     ----------

Cash flows from investing activities
  Securities held to maturity
   Proceeds from maturities        6,235,000        4,855,000      5,950,000
   Purchases                      (6,034,931)      (5,585,859)    (4,175,967)
  Securities available for sale
   Proceeds from maturities        2,300,000          650,000        115,000
   Proceeds from sales                -0-               -0-        2,720,999
   Purchases                      (4,038,020)      (2,590,595)    (1,850,000)
  Net decrease (increase) in
   interest bearing deposits          32,000          322,000        409,975
  Net decrease (increase) in loans  (891,520)        (629,526)      (634,414)
  Purchases of premises and
   equipment                         (89,601)         (34,853)      (104,633)
                                 ------------      -----------      ---------

    Net cash provided by (used in)
    investing activities          (2,487,072)      (3,013,833)     2,430,960
                                  ----------        ----------     ---------

Cash flows from financing activities
 Net increase (decrease)
  in deposits                        121,199        2,470,119        239,189
 Purchase of treasury stock          (50,000)            -0-            -0-
 Dividends paid                     (124,000)       (112,500)       (106,250)
                                 -----------        ---------       ---------

    Net cash provided by
     (used in) financing
     activities                      (52,801)      2,357,619         132,939
                                ------------       ---------       ----------

    Net increase (decrease)
     in cash and cash
     equivalents                  (1,967,383)         (1,187)      3,314,839

    Cash and cash equivalents,
      beginning                    6,094,926       6,096,113       2,781,274
                                  ----------       ---------       ---------

    Cash and cash equivalents,
      ending                     $ 4,127,543     $ 6,094,926     $ 6,096,113
                                   =========       =========       =========

The accompanying notes are an integral part of these financial statements.

                         FARMERS NATIONAL BANCORP, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

1.   Summary of significant accounting policies

     Farmers National Bancorp, Inc. and its wholly-owned subsidiary, Farmers National Bank, provide loan, deposit and other commercial banking services through one full service and three limited service offices in Newville, Cumberland County. The Corporation competes with several other financial institutions to provide its services to individuals, businesses, municipalities and other organizations.

     The accounting and reporting policies followed by the Corporation and subsidiary conform to generally accepted accounting principles and to general practices within the banking industry. The following paragraphs briefly describe the more significant accounting policies:

Basis of financial statement presentation

     The Corporation's consolidated financial statements include the accounts of the parent corporation and its subsidiary. Material intercompany accounts and transactions have been eliminated.

     In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date, and income and expenses for the period then ended. Actual results could differ significantly from those estimates. The material estimate that is particularly susceptible to significant change relates to the determination of the allowance for possible loan losses.

Cash and cash equivalents

     Cash and cash equivalents, for purposes of the statement of cash flows, consists of the Bank's cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

Investment securities

     Investment securities available for sale are those securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory considerations and other similar factors. Investment securities available for sale are carried at fair value. Unrealized gains or losses are reported as changes in shareholders' equity net of the related deferred tax effect. Any realized gains or losses, based on the amortized cost of specific securities sold, are included in current operations.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

1.   Summary of significant  accounting policies (Cont'd.)
     Investment securities (Cont'd.)

     Investment securities held to maturity are those securities that the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premiums and accretion of discounts, which are included as adjustments to interest income over their contractual lives.

Loans

     Loans are stated at face value net of any unearned income. Interest is computed based on the principal balances outstanding and is credited to income as earned. Loan fees collected net of the costs of originating the loans are deferred and recognized as an adjustment of the yield on the related loan.

     The accrual of interest on loans is discontinued when, in management's judgment, it is determined that the collection of interest, but not necessarily principal, is doubtful.

Allowance for possible loan losses

     The allowance for possible loan losses is maintained at a level believed adequate by management to absorb potential losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, collateral pledged, and other relevant factors. The allowance is increased by provisions charged to operations and the recovery of amounts previously charged off. The allowance is decreased by loans charged off when management's evaluation reflects permanent impairment of loan principal.

Premises and equipment

     Premises, equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method for financial reporting and the straight-line and accelerated methods for income tax purposes. When property is retired or disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is reflected in operations. Major additions or replacements are capitalized, while repairs and maintenance are charged to expense as incurred.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

1. Summary of significant accounting policies (Cont'd.)

     Compensated absences

          The Corporation allows employees to accumulate unused sick days up to a maximum of 80 days. Vacation days must be used annually and are not allowed to accumulate. The Corporation accrues compensated absences based on the accumulated unused sick days at December 31 annually at the then existing rate of compensation.

     Federal income taxes

          The provision for income taxes is based on income as reported in the financial statements. Certain items of income and expense are recognized in different periods for financial reporting purposes than for federal income tax purposes. Deferred income taxes are provided for in the financial statements for such temporary differences.

     Pension Plan

          Pension plan costs for the Corporation's defined benefit pension plan are accounted for in accordance with the requirements of Statement of Financial Accounting Standards No. 87. The projected unit credit method is utilized for measuring net periodic pension cost over the employee's service life. This plan was frozen in March, 1993 (See Note
          14).

          The Corporation maintains a defined contribution pension plan (401-K) covering substantially all employees. Employees may elect to defer from 1% to 15% of compensation annually. Employer contributions to the plan are discretionary and are determined annually (See Note 14).

     Per share data

          Net income and dividends per share are computed based upon the weighted average number of shares outstanding during each year, adjusted retroactively for stock splits and/or stock dividends.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

1. Summary of significant accounting policies (Cont'd.)

     Off balance sheet financial instruments

          In the ordinary course of business the Corporation has entered into off balance sheet financial instruments consisting of commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

     Reclassifications

          Certain 1995 and 1996 amounts have been reclassified to conform to the 1997 presentation.

2.   Restrictions on cash and due from banks

          The Bank is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of these reserve balances for the years 1997 and 1996 approximated $214,000 and $190,000, respectively. In addition, the Bank's main correspondents may require average compensating balances as part of their agreement to provide services.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

3.   Investment securities

     The amortized cost and estimated fair values of investment securities are reflected in the following schedules.

                                               Gross       Gross
                                 Amortized   Unrealized  Unrealized
       Held-to-maturity             Cost       Gains       Losses   Fair  Value
      -----------------          ---------   ----------  ---------- -----------
                 1997
                -----
U.S. Treasury and other
   U.S. Government agencies    $  9,801,872  $  167,330   $ 3,858   $ 9,965,344
State and municipal               3,995,312      26,009       -0-     4,021,321
Other securities                    383,578          33       -0-       383,611
                               ------------  ----------- ---------- -----------
      Total                    $ 14,180,762  $  193,372   $ 3,858   $14,370,276
                                 ==========     =======   ========   ==========

                 1996
                 ----
U.S. Treasury and other
 U.S. Government agencies     $ 11,838,617  $  273,425   $ 29,925   $12,082,117
State and municipal              2,453,158      14,851        536     2,467,473
Other securities                   129,581         -0-        339       129,242
                              ------------  -----------  ---------  -----------
      Total                   $ 14,421,356  $ 288,276    $ 30,800  $ 14,678,832
                                ==========    =======      ======    ==========

                                               Gross        Gross
                                Amortized    Unrealized  Unrealized
  Available-for-sale              Cost         Gains       Losses   Fair  Value
  ------------------            ---------    ----------   --------  -----------
             1997
             ----
U.S. Treasury and other
    U.S. Government agencies $  5,528,284  $   11,913    $  964    $  5,539,233
State and municipal                85,187         143       -0-          85,330
Other securities                   37,050         -0-       -0-          37,050
                             ------------  ------------  ---------  -----------
      Total                  $  5,650,521  $   12,056    $  964    $  5,661,613
                               ==========   =========   ========     ==========

            1996
           -----
U.S. Treasury and other
    U.S. Government agencies $  3,793,670  $   8,000   $ 12,421   $   3,789,249
State and municipal                86,640         37       -0-           86,677
Other securities                   37,050        -0-       -0-           37,050
                             ------------  ------------ ---------  ------------
     Total                   $  3,917,360  $   8,037   $ 12,421   $   3,912,976
                               ==========  ==========    ======      ==========

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

3.   Investment securities (Cont'd.)

The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to prepay obligations with or without call or prepayment penalties.

                                           Amortized
     Held-to-maturity                        Cost                  Fair Value
     ---------------                       --------                ----------

Due in one year or less                $   5,871,452             $   5,884,727
Due after one year through five years      7,001,176                 7,032,838
Due after five years through ten years           -0-                       -0-
Due after ten years                        1,308,134                 1,452,711
                                          -----------               -----------

         Total                          $ 14,180,762              $ 14,370,276
                                          ==========                ==========


                                           Amortized
     Available-for-sale                      Cost                  Fair Value
     -----------------                     --------                ----------

Due in one year or less                 $    855,104            $      856,191
Due after one year through five years      4,758,367                 4,768,372
Due after five years through ten years         -0-                       -0-
Due after ten years                            -0-                       -0-
No scheduled maturities (FRB and
     ACBB stock)                              37,050                    37,050
                                        ------------             -------------

        Total                           $  5,650,521             $   5,661,613
                                          ==========               ===========


     A summary of net unrealized gains (losses) on investment securities available for sale at December 31 is as follows:

                                         1997          1996           1995
                                     ------------  ------------     --------
Gross unrealized gains (losses)        $ 11,082   $     (663)      $   3,720
Related deferred tax asset (liability)   (3,768)         225          (1,265)
                                         ------      --------         ------
Net unrealized gain (loss) on         $   7,314   $     (438)      $   2,455
 securities available for sale          =======       =======         ======

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

3.   Investment securities (Cont'd.)

          The bank is required to maintain a stock balance of $25,050 with the Federal Reserve Bank which is included with investment securities available-for-sale.

          Securities with an amortized cost of $196,166 and $400,751 and fair values of $200,179 and $416,394 at December 31, 1997 and 1996,
          respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

4.   Loans

         Loans at December 31 consisted of the following:

                                            1997                    1996
                                    ----------------             ----------
Consumer                             $   1,439,988            $   1,191,018
Commercial and financial                 1,402,173                1,237,902
Real estate - commercial                 2,228,675                2,334,161
Real estate - residential               10,907,467               10,334,242
Student loans                              587,040                  589,653
                                       ------------             ------------
                                        16,565,343               15,686,976
Less: Deferred loan fees                   (78,909)                 (74,542)
     Allowance for possible loan losses   (175,869)                (193,389)
                                        -----------              -----------
Loans, net                            $ 16,310,565             $ 15,419,045
                                        ==========               ==========

     The Corporation, in the ordinary course of business, has loan, deposit and other routine transactions with its executive officers, directors and entities in which they have principal ownership. Loans are made to such related parties at substantially the same credit terms as other borrowers and do not represent more than the usual risk of collection. Activity for these related party loans for the years ended December 31, 1997 and 1996 is as follows:

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

4.   Loans (Cont'd.)

                                              1997                 1996
                                           --------------       ---------
     Balance, January 1                  $    81,891          $    53,875
     New loans                               123,000               41,212
     Payments                                (48,187)             (13,196)
                                             --------             --------
                                          $  156,704          $    81,891
                                            ========             ========

     Balance, December 31


     Included within the loan portfolio are loans on which the Bank has discontinued the accrual of interest. Such loans totaled $268,186, $98,104 and $-0- at December 31, 1997, 1996 and 1995, respectively. If interest income had been recorded on all non-accrual loans outstanding during 1997, 1996 and 1995, interest income would have been increased by approximately $10,604, $500 and $-0-, respectively.

5.   Allowance for possible loan losses

     An analysis of the changes in the allowance for possible loan losses for the years ended December 31, 1997, 1996 and 1995 is as follows:

                                       1997           1996            1995
                                       ----           ----            ----

Balance, January 1                  $ 193,389      $ 201,149       $ 202,687
Provision charged to operations          -0-            -0-             -0-
Recoveries on charged off loans         4,276          2,995           6,693
Loans charged off                     (21,796)       (10,755)         (8,231)
                                      -------        -------        --------

Balance, December 31                $ 175,869      $ 193,389       $ 201,149
                                      =======        =======         =======

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995


6.   Concentrations of credit risk

          Substantially all of the Corporation's business activity, including loans and loan commitments, is with customers located within Cumberland County of Pennsylvania. The portfolio is diversified with no single industry comprising greater than ten percent of the total loans outstanding. A large portion of the portfolio is secured by real estate as reflected in the classification of loans in Note 4.

7. Financial instruments with off balance sheet risk

          The Corporation is a party to financial instruments with off balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit -- typically residential mortgage loans and commercial loans -- and, to a lesser extent, standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet.

          The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on balance sheet instruments. The Corporation does not anticipate any material losses from those commitments.

          Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extensions of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. On loans secured by real estate, the Corporation generally requires loan to value ratios of no greater than 80%.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

7. Financial instruments with off balance sheet risk (Cont'd.)

          Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The terms of the letters of credit vary and may have renewal features. The credit risk involved in using letters of credit is essentially the same as that involved in extending loans to customers. The Corporation holds collateral supporting those commitments for which collateral is deemed necessary.

          A summary of the Corporation's exposure for loan commitments and standby letters of credit at December 31, 1997 and 1996 is as follows:

                                              1997                      1996
                                            ------------              --------

          Commitments to extend credit    $   150,500               $   231,741
          Standby letters of credit           153,037                   153,037
                                            ---------                 ---------

               Total                      $   303,537               $   384,778
                                              =======                   =======


8.   Premises and equipment

          Premises and equipment at December 31 consisted of the following:


                     Estimated Useful Life              1997            1996
                     ---------------------        ---------------    ----------

Land                                               $     47,000    $    47,000
Bank premises               15 to 50 years              397,946        347,720
Leasehold improvements       5 to 10 years               83,658         83,658
Furnishings and equipment    3 to 20 years              492,978        453,604
                                                     ----------      ---------
                                                      1,021,582        931,982
Accumulated depreciation                               (620,519)      (574,758)
                                                       --------       --------

   Total                                           $    401,063    $   357,224
                                                     ==========      =========


     Depreciation charged to operating expense in 1997, 1996 and 1995 totaled $45,762, $49,022 and $43,323, respectively.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

9.   Time deposits

     Scheduled maturities of time deposits at December 31, 1997 are as follows:

           1998                                                 $  11,634,790
           1999                                                     3,165,430
           2000                                                       766,915
           2001                                                       213,030
           2002                                                        33,000
           2003 and thereafter                                            -0-
                                                             ----------------

               Total                                           $  15,813,165
                                                                  ==========

10.  Time certificates of deposit

          Time certificates of deposit of $100,000 or more at December 31, 1997 and 1996 amounted to $1,822,159 and $1,161,112, respectively.

          Interest expense on time certificates of deposit of $100,000 or more approximated $75,633, $68,377 and $43,000 in 1997, 1996 and 1995,
          respectively.

11.  Common stock

          Net income per share, dividends per share and weighted average shares outstanding references reflect the effects of a two-for-one stock split declared November 26, 1996, effective as of January 2, 1997.

12.  Lease commitments

          In 1995, the Corporation entered into an agreement to lease office space for a branch bank operation. Under terms of the agreement, the Corporation leases the space for a ten year period with one five year renewal option. Lease payments total $4,800 annually for the first five years, with a $600 annual increase in each of the last five years of the initial term. The Corporation is responsible for certain insurance charges and real estate tax increases. Future minimum net lease rentals are as follows:

           1998                                                       $ 4,800
           1999                                                         4,800
           2000                                                         5,100
           2001                                                         5,700
           2002                                                         6,300
           2003 and thereafter                                         18,300

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

13.  Federal income taxes

          Income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 and the related effective income tax rates are comprised of the following items:

                                             1997                  1996
                                     -------------------    ------------------
                                     Amount        Rate     Amount        Rate
                                     -----        ------    ------        ----
         Tax at statutory rates    $ 257,205      34.00%  $ 232,751      34.00%
         Tax exempt income           (48,105)     (6.36)    (31,905)     (4.67)
         Interest paid to carry
          tax exempt items             6,403        .85       4,420        .66
         Other items                     106        .01        (458)      (.07)
                                 -----------   ---------  ----------   --------

                 Total             $ 215,609      28.50%  $ 204,808      29.92%
                                     =======      =====     =======      =====
                                                          1995
                                                  --------------------
                                                   Amount         Rate
                                                  -------         ----
         Tax at statutory rates                  $ 200,511       34.00%
         Tax exempt income                         (39,311)      (6.67)
         Interest paid to carry
          tax exempt items                          14,986        2.54
         Other items                                  (977)       (.16)
                                                  ---------    --------

                 Total                           $ 175,209       29.71%
                                                   =======      ======



          Deferred income tax results from income and expense items which are recognized for financial statement purposes in different reporting periods than for federal income tax purposes. The current and deferred portions of applicable income taxes (benefits) were as follows:


                                  1997               1996                1995
                              ------------        ------------         --------
     Current tax payable       $ 218,470           $ 205,835          $ 178,371
      Deferred tax (benefit)      (2,861)             (1,027)            (3,162)
                                 --------           ---------          ---------
     Applicable federal
     income tax                $ 215,609           $ 204,808          $ 175,209
                                 =======             =======            =======

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

13.  Federal income taxes (Cont'd.)

          The Corporation provides deferred taxes, at the 34% statutory tax rate, on cumulative temporary differences. Components of deferred tax assets and liabilities at December 31 are as follows:

                                                 1997                1996
                                              ------------        --------
         Deferred tax assets
            Allowance for loan loss           $   21,161         $   27,117
            Loans, including fees                  5,663              8,495
            Investment securities                    -0-                226
            Compensated absences                  21,222             19,421
            Deferred compensation                 28,181             21,982
                                                --------           --------
                                                  76,227             77,241
                                                --------           --------
         Deferred tax liabilities
            Accumulated depreciation              27,595             27,937
            Pension                                4,874              8,181
            Investment securities                  3,768                -0-
                                               ---------        -----------
                                                  36,237             36,118
                                                --------           --------

                Net deferred tax assets       $   39,990         $   41,123
                                                ========           ========

14.  Pension plans

     The Corporation sponsored a noncontributory defined benefit pension plan covering substantially all of its employees. In March, 1993, the Corporation froze the plan and the benefits at the then existing amounts. Plan benefits are based on years of service and average compensation. The funding policy had been to contribute annually the amount necessary to fund the current normal cost and to amortize the past service funding base over 40 years, while staying within the maximum deductible amount for federal income taxes.

     The following schedule sets forth the plan's funded status and amounts recognized in the Bank's balance sheets at December 31, 1997, 1996 and 1995:

                                     1997                1996           1995
                                -------------        ------------     --------
Service cost-benefits earned
      during the year            $      -0-         $      -0-       $    -0-
Interest cost on projected benefit
      obligation                     27,247             29,727         29,225
Actual return on plan assets        (23,330)           (31,328)       (30,583)
Net amortization and deferral         5,811             10,466          2,247
                                   ---------           -------       ---------
Net periodic pension expense    $     9,728         $    8,865       $    889
                                  =========           ========      ==========

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

14.  Pension plans (Cont'd.)

     Actuarial present value of accumulated plan benefits:


                                               1997                      1996
                                            --------------            ---------

 Projected benefit obligation (all vested)    649,900               $   544,931
 Plan assets at fair value, primarily
         annuity contracts                    510,610                   493,085
                                           -----------                ---------
 Projected benefit obligation in excess       139,290                    51,846
         of plan assets
   Unrecognized gain or (loss)                 24,767                   114,375
   Unrecognized net transition liability     (178,391)                 (190,283)
                                             --------                  --------

    Accrued (prepaid) pension expense     $     14,334              $   (24,062)
                                            ==========                =========


 Assumptions used:

 Weighted average discount rate                    5.00%       6.00%
 Weighted average rate of compensation increase     N/A         N/A
 Expected long-term rate of return on plan assets  6.00%       6.00%


     In March, 1993, the Corporation adopted a defined contribution pension plan (401-K) covering all employees with over one year of service and completing more than 1,000 hours of service per year. Employees may elect to defer from 1% to 15% of compensation (subject to IRS limitations) which vest immediately. Employer contributions to the plan are discretionary, and do not vest until the employee has completed five years of service. Contributions to the plan totaled $38,328, $35,411 and $34,259 for the years ended December 31, 1997, 1996 and 1995, respectively.

15.  Deferred compensation

     In 1993, the Corporation entered into a "Salary Continuation Plan Agreement" with an employee/officer of the Bank in recognition of the many years of service the employee has provided to the Bank. Under terms of the agreement, the Corporation credits $15,000 plus a 5% interest accrual factor to the employee's account annually. Amounts in the account are fully vested and may be withdrawn upon the employee's separation of service. Amounts charged to compensation during the years ended December 31, 1997, 1996 and 1995 totaled $18,232, $17,365 and $17,288, respectively.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

16.  Regulatory matters and shareholders' equity

          The Corporation is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Corporation and the consolidated financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

          Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to riskweighted assets (as defined in the regulations), and Tier I capital to adjusted total assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all the capital adequacy requirements to which it is subject.

          As of December 31, 1997, the most recent notification from the FDIC, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To remain categorized as well capitalized, the Bank will have to maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the most recent notification that management believes have changed the Bank's prompt corrective action category.

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995

16. Regulatory matters and shareholders' equity (Cont'd.)

          The Bank's actual and required capital amounts and ratios are as follows (dollars in thousands):


                                                             For Capital
                                     Actual               Adequacy Purposes
                              ----------------------    ---------------------
                               Amount          Ratio     Amount         Ratio
                              -------          -----     ------         -----

As of December 31, 1997
 Total Risk-Based Capital
  (to Risk-Weighted Assets)    $5,633          35.5%     >$1,271         >8.0%
                                                         -               -
 Tier I Capital
  (to Risk-Weighted Assets)    $5,457          34.4%     > $ 635         >4.0%
                                                         -               -
 Tier I Capital
  (to Adjusted Total Assets)   $5,457          13.1%     >$1,656         >4.0%
                                                         -               -
As of December 31, 1996
 Total Risk-Based Capital
  (to Risk-Weighted Assets)    $5,219          36.0%     >$1,159         >8.0%
                                                         -               -
 Tier I Capital
  (to Risk-Weighted Assets)    $5,038          34.8%     >$  579         >4.0%
                                                         -               -
 Tier I Capital
  (to Adjusted Total Assets)   $5,038          12.3%     >$1,635         >4.0%
                                                         -               -

                                                   To Be Well Capital-
                                                     ized Under The
                                                   Prompt Corrective
                                                   Action Provisions
                                                  -------------------
                                                  Amount        Ratio
                                                  ------        -----
As of December 31, 1997
   Total Risk-Based Capital
       (to Risk-Weighted Assets)                 >$1,588       >10.0%
                                                 -             -
   Tier I Capital
       (to Risk-Weighted Assets)                 >$  953       > 6.0%
                                                 -             -
   Tier I Capital
       (to Adjusted Total Assets)                >$2,070       > 5.0%
                                                 -             -
As of December 31, 1996
   Total Risk-Based Capital
       (to Risk-Weighted Assets)                 >$1,449       >10.0%
                                                 -             -
   Tier I Capital
       (to Risk-Weighted Assets)                 >$  869       > 6.0%
                                                 -             -
   Tier I Capital
       (to Adjusted Total Assets)                >$2,044       > 5.0%
                                                 -             -


          Certain restrictions exist regarding the ability of the Bank to transfer funds to the Corporation in the form of cash dividends, loans or advances. The approval of the Comptroller of the Currency is required to pay dividends in excess of earnings retained in the current year plus retained net profits for the preceding two years. As of December 31, 1997, $1,092,411 of undistributed earnings of the Bank, included in consolidated retained earnings, was available for distribution to the Corporation as dividends without prior regulatory approval.

          Under national banking laws, the Bank is also limited as to the amount it may loan to the Corporation, unless such loans are collateralized by specific obligations.

17.  Additional cash flow information

          Cash paid during the years ended December 31 for interest and income taxes is as follows:

                                      1997             1996             1995
                                  ------------     ------------       --------

         Interest                 $1,162,167       $1,120,315        $1,003,639

         Federal income taxes    $   233,435      $   178,400       $   265,540

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995


18. Parent company only financial statements


Balance sheet - December 31                   1997                     1996
---------------------------               -----------------        -----------
Assets
     Cash                             $            389          $       51,495
     Investment in subsidiary                5,463,820               5,038,084
                                             ---------               ---------
           Total Assets               $      5,464,209          $    5,089,579
                                             =========               =========

Liabilities
     None                             $           -0-           $          -0-
                                         --------------          --------------

Shareholder's equity
     Common Stock                              125,000                 125,000
     Surplus                                   710,000                 710,000
     Retained earnings                       4,671,895               4,255,017
     Net unrealized gains (losses) on
          securities available for sale          7,314                   (438)
                                          ------------           ------------
                                             5,514,209               5,089,579

     Less: Treasury stock, 2,000
      shares, at cost                          (50,000)                   -0-
                                            ----------           --------------
                                             5,464,209               5,089,579
                                             ---------               ---------
    Total shareholders' equity
    Total liabilities and shareholders'
          equity                          $  5,464,209            $  5,089,579
                                             =========               =========

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995


18. Parent company only financial statements (Cont'd.)

Statement of income -
year ended December 31            1997                1996                 1995
----------------------        ------------        ------------         --------
Income
 Dividends from subsidiary $   131,500         $   170,500          $   113,750
                               -------             -------              -------
Expenses
 Amortization                      -0-               9,302                9,302
 Others, primarily
   professional fees             8,606               7,165                6,840
                             ---------           ---------            ---------

     Total expenses              8,606              16,467               16,142
                             ---------            --------             --------
 Income before income taxes and
 equity in undistributed net
 income of subsidiary          122,894             154,033               97,608

Applicable income taxes            -0-                -0-                   -0-
                              --------            --------            ---------
                               122,894             154,033               97,608
Undistributed net income of
 subsidiary                    417,984             325,721              316,921
                               -------             -------              -------
             Net income    $   540,878         $   479,754          $   414,529
                               =======             =======              =======

Statement of cash flows -
year ended December 31          1997                 1996                1995
----------------------         -----                -----               ----
Operating activities
  Net income              $   540,878           $  479,754          $  414,529
  Adjustments to
   reconcile net income to
   net cash provided by
   operating activities
     Amortization                 -0-                9,302               9,302
     Undistributed net
      income of subsidiary  (417,984)            (325,721)           (316,921)
                             --------             --------            --------

  Cash provided by
   operating activities      122,894              163,335             106,910
                           ---------              -------             -------
Financing activities
  Purchase of Treasury
   Stock                     (50,000)                  -0-                 -0-
   Dividends paid           (124,000)            (112,500)           (106,250)
                            --------             --------            --------

Net cash used in financing
  activities                (174,000)            (112,500)           (106,250)
                            --------             --------            --------
Net increase (decrease)
  in cash and                (51,106)              50,835                 660
  cash equivalents

Cash and cash equivalents,
  beginning                   51,495                  660                 -0-
                            --------         ------------         -----------
Cash and cash equivalents,
  ending                $        389         $     51,495        $        660
                          ==========           ==========          ==========

                         FARMERS NATIONAL BANCORP, INC.
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Cont'd.)
                        DECEMBER 31, 1997, 1996 AND 1995


19.  Contingencies

          The Corporation is subject to numerous claims and lawsuits which arise primarily in the normal course of business. At December 31, 1997, there were no such claims which, in the opinion of management, would have a material adverse effect on the financial position of the Corporation.

20.  Subsequent event

          On July 28, 1998, the Board of Directors executed an Agreement and Plan of Reorganization (the "Agreement") among the Corporation, the Bank and ACNB Corporation ("ACNB") headquartered in Gettysburg, Pennsylvania. The Agreement provides that the affiliation will be effected by means of a merger of the Corporation and a subsidiary of ACNB. In the merger, each shareholder of the Corporation will receive
          2.266 shares of ACNB common stock in exchange for each share of the Corporation's stock, subject to certain terms, conditions and limitations set forth in the Agreement.

          Completion of the merger is subject to approval by various regulatory agencies and the shareholders of the Corporation.

                                      ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                 DATED AS OF THE TWENTY-EIGHTH DAY OF JULY, 1998
                                  BY AND AMONG
                                ACNB CORPORATION,
                                ACNB NORTH, INC.
                         FARMERS NATIONAL BANCORP, INC.
                                       AND
                        FARMERS NATIONAL BANK OF NEWVILLE

                      AGREEMENT AND PLAN OF REORGANIZATION
                 DATED AS OF THE TWENTY-EIGHTH DAY OF JULY, 1998
                                  BY AND AMONG
                                ACNB CORPORATION,
                                ACNB NORTH, INC.
                         FARMERS NATIONAL BANCORP, INC.
                                       AND
                        FARMERS NATIONAL BANK OF NEWVILLE


                                TABLE OF CONTENTS

                                                                       Page(s)


ARTICLE I
THE PLAN OF MERGER
  SECTION 1.1   The Merger, Closing: Effective Time .......................2

ARTICLE II
CONVERSION OF SHARES AND
EXCHANGE OF STOCK CERTIFICATES
  SECTION 2.1  Conversion of Shares........................................3
  SECTION 2.2  Exchange of Stock Certificates..............................4
  SECTION 2.3  Other Matters...............................................7

ARTICLE III
REPRESENTATIONS AND WARRANTIES
  SECTION 3.1  Representations and Warranties of Farmers Bancorp
                and Farmers National......................................8
  SECTION 3.2  Representations and Warranties of ACNB....................25
  SECTION 3.3  Representations and Warranties of ACNB North..............28

ARTICLE IV
COVENANTS OF FARMERS BANCORP AND FARMERS NATIONAL
  SECTION 4.1  Conduct of Business.......................................29
  SECTION 4.2  Best Efforts..............................................32
  SECTION 4.3  Access to Properties and Records..........................33
  SECTION 4.4  Subsequent Financial Statements...........................33
  SECTION 4.5  Board and Committee Minutes...............................34
  SECTION 4.6  Update Schedule...........................................34
  SECTION 4.7  Notice....................................................34
  SECTION 4.8  Other Proposals...........................................34
  SECTION 4.9  Dividends.................................................34
  SECTION 4.10 Core Deposits.............................................35
  SECTION 4.11 Affiliate Letters.........................................35
  SECTION 4.12 No Purchases or Sales of ACNB Common Stock
                During Price Determination Period........................35
  SECTION 4.13 Accounting Treatment......................................35
  SECTION 4.14 Press Releases............................................35
  SECTION 4.15 Phase I Environmental Audit...............................36

ARTICLE V
COVENANTS OF ACNB AND ACNB NORTH
  SECTION 5.1  Best Efforts..............................................36
  SECTION 5.2  Access to Properties and Records..........................37
  SECTION 5.3  Subsequent Financial Statements...........................37
  SECTION 5.4  Update Schedule...........................................37
  SECTION 5.5  Notice....................................................37
  SECTION 5.6  No Purchase or Sales of ACNB Common Stock
                During Price Determination Period........................37
  SECTION 5.7  Publicity.................................................38
  SECTION 5.8  Indemnification...........................................38

ARTICLE VI
CONDITIONS TO CONSUMMATION
  SECTION 6.1  Common Conditions.........................................38
  SECTION 6.2  Conditions to Obligations of ACNB and ACNB North..........40
  SECTION 6.3  Conditions to the Obligations of Farmers Bancorp
                and Farmers National ....................................42
ARTICLE VII
TERMINATION
  SECTION 7.1  Termination...............................................43
  SECTION 7.2  Effect of Termination.....................................44
  SECTION 7.3  Expenses..................................................45

ARTICLE VIII
POST MERGER AGREEMENTS
  SECTION 8.1  Employees.................................................45
  SECTION 8.2  Officers..................................................45
  SECTION 8.3  Directors.................................................46
  SECTION 8.4  Farmers National Board of Directors.......................46
  SECTION 8.5  Certain Matters...........................................46
  SECTION 8.6  NASDAQ Listing............................................46

ARTICLE IX
OTHER MATTERS
  SECTION 9.1  Certain Definitions; interpretation.......................47
  SECTION 9.2  Survival..................................................48
  SECTION 9.3  Parties in Interest.......................................48
  SECTION 9.4  Captions..................................................48
  SECTION 9.5  Severability..............................................48
  SECTION 9.6  Access; Confidentiality...................................48
  SECTION 9.7  Waiver and Amendment......................................49
  SECTION 9.8  Counterparts..............................................49
  SECTION 9.9  Governing Law.............................................49
  SECTION 9.10 Expenses..................................................49
  SECTION 9.11 Notices...................................................49
  SECTION 9.12 Entire Agreement: Etc.....................................50

     AGREEMENT AND PLAN OF REORGANIZATION dated as of the twenty-eighth day of July, 1998 (this "Plan" or this "Agreement"), is entered into by and among ACNB Corporation, a Pennsylvania corporation ("ACNB"), ACNB North, Inc., a Pennsylvania corporation, ("ACNB North"), Farmers National Bancorp, Inc., a
Pennsylvania corporation ("Farmers Bancorp"), and Farmers National Bank of Newville, a national banking association ("Farmers National").

                                    RECITALS:

     WHEREAS, ACNB is a Pennsylvania bank holding company; and

     WHEREAS, ACNB North is a wholly-owned subsidiary of ACNB created solely to facilitate the transactions described in this Agreement; and

     WHEREAS, Farmers Bancorp is a Pennsylvania bank holding company; and

     WHEREAS, Farmers National is the wholly-owned national bank subsidiary of Farmers Bancorp; and

     WHEREAS, the boards of directors of ACNB, ACNB North, Farmers Bancorp and Farmers National have each determined that it is in the best interests of their respective shareholders for ACNB North to statutorily merge with and into Farmers Bancorp (the "Merger") as a result of which Farmers National will become a wholly-owned, second tier subsidiary of ACNB, all upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth the conditions to the Merger; and

     WHEREAS, Farmers Bancorp and ACNB North desire to merge in the manner provided for herein and to adopt this Agreement as a plan of reorganization and to consummate such plan in accordance with the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto, intending to be legally bound hereby, adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                    ARTICLE I
                               THE PLAN OF MERGER

SECTION 1.1 The Merger; Closing; Effective Time.

(a) Subject to the terms and conditions of this Agreement and in accordance with the applicable laws of the Commonwealth of Pennsylvania, at the Effective Time (as defined in Section 1.1(c)), ACNB North shall be merged with and into Farmers Bancorp and the separate corporate existence of ACNB North shall thereupon cease. Farmers Bancorp shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Pennsylvania and shall be a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and the separate corporate existence of Farmers Bancorp with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The name of the Surviving Corporation shall be "ACNB North, Inc.". The Merger shall have the effects specified in the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"').

(b) The closing of the Merger (the "Closing") shall take place at such place and time and on such date, following three (3) business days' notice to Farmers Bancorp, as shall be agreed upon by all parties, which date shall not be later than the 30th business day after (i) the last approval of required governmental authorities is granted and any related waiting periods expire, (ii) the lifting, discharge or dismissal of any stay of any such governmental approval or of any injunction against the Merger and
     (iii) all shareholder approvals required by the parties hereunder are received.

(c) Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII hereof, ACNB North and Farmers Bancorp will cause articles of merger (the "Articles of Merger") to be delivered and properly filed with the Department of State of the Commonwealth of Pennsylvania (the "Department of State"). The Merger shall become effective at 11:59 p.m. on the day on which the Closing occurs and Articles of Merger are filed with the Department of State or such later date as may be specified in the Articles of Merger (the "Effective Time"). The "Effective Date" when used herein means the day on which the Effective Time for the Merger occurs.

(d)  At the Effective  Time,  the articles of  incorporation  and bylaws of ACNB
     North in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of ACNB North immediately prior to the Effective Time shall be and become the directors and officers of the Surviving Corporation with such additions or deletions as ACNB, in its sole discretion, may determine.

                                   ARTICLE II
                            CONVERSION OF SHARES AND
                         EXCHANGE OF STOCK CERTIFICATES

SECTION 2.1 Conversion of Shares.

     On the Effective Date (as defined in Section 1.1(c) of this Agreement) the shares of Farmers Bancorp Common Stock (defined below) then outstanding shall be converted into shares of ACNB Common Stock (defined below), as follows:

(a)  General.
     --------

     Subject to the provisions of this Article II, each share of Farmers Bancorp Common Stock, par value $0.50 per share ("Farmers Bancorp Common Stock") issued and outstanding immediately before the Effective Date shall, on the Effective Date, be converted into and become, without any action on the part of the holder thereof, the right to receive 2.266 shares of ACNB
     Common  Stock,  par  value,  $2.50 per share  ("ACNB  Common  Stock")  (the
     "Exchange Ratio"). Subject to the provisions of Section 2.1(b), the aggregate number of shares of ACNB Common Stock to be issued under this Agreement shall not exceed 561,968 shares and the Exchange Ratio shall be 2.266.

(b)  Anti-dilution Provision.
     ------------------------

     In the event that ACNB shall at any time before the Effective Date: (i) declare or pay a dividend in shares of ACNB Common Stock, (ii) combine the outstanding shares of ACNB Common Stock into a smaller number of shares, or
     (iii) subdivide the outstanding shares of ACNB Common Stock into a greater number of shares, or (iv) reclassify the shares of ACNB stock, then the Exchange Ratio shall be proportionately adjusted accordingly.

(c)  No Fractional Shares.
     ----------------------

     No fractional shares of ACNB Common Stock, and no scrip or certificates therefor, shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which he would otherwise be entitled, each former shareholder of Farmers Bancorp shall receive in cash an amount equal to the fair market value of his fractional interest, which fair market value shall be determined by multiplying such fraction by the Closing Market Price (as defined in Section 2.1(d) of this Article II).

(d)  Closing Market Price.
     ---------------------

     For purposes of this Agreement, the Closing Market Price shall be the arithmetic average of the per share closing prices for ACNB Common Stock for the twenty (20) trading days immediately preceding the date which is five (5) business days before the Effective Date, as reported by two market makers in ACNB Common Stock listed in ACNB's 1998 Annual Report to Shareholders; or, in the event that neither of these firms is then making a market in ACNB Common Stock by two brokerage firms then making a market in ACNB Common Stock to be selected by ACNB and approved by Farmers Bancorp. The foregoing twenty (20) trading days are hereinafter sometimes referred to as the "Price Determination

     Period". (For example, if November 2, 1998 were to be the Effective Date, then the Price Determination Period would be September 28, 29, 30, October 1, 2, 5, 6, 7, 8, 9, 12, 13, 14, 15, 16, 19, 20, 21, 22, 23, 1998.)

(e)  Farmers Bancorp Treasury Stock.
     -------------------------------

     Each share of Farmers Bancorp Common Stock issued and held in the treasury of Farmers Bancorp as of the Effective Date, if any, shall be canceled, and no cash, stock, or other property shall be delivered in exchange therefor.

(f) ACNB Common Stock.
     ------------------

     (i) Each share of ACNB Common Stock issued and outstanding immediately prior to the Effective Date, shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of ACNB Common Stock.

     (ii) Each share of ACNB Common Stock issued and held in the treasury of ACNB as of the Effective Date, if any, shall, on and after the Effective Date, continue to be issued and held in the treasury of ACNB.

(g)  ACNB North Common Stock.
     ------------------------

     Each share of ACNB North Common Stock issued and outstanding immediately prior to the Effective Date, shall, on and after the Effective Date, continue to be issued and outstanding as an identical share of ACNB North Common Stock by virtue of and after the Merger, shall be converted into and thereafter constitute the issued and outstanding shares of the capital stock of the Surviving Corporation.

SECTION 2.2 Exchange of Stock Certificates.

     Farmers Bancorp Common Stock certificates shall be exchanged for ACNB Common Stock certificates in accordance with the following procedures:

(a)  Exchange Agent.
     ---------------

     The transfer agent of ACNB shall act as exchange agent (the "Exchange Agent") to receive Farmers Bancorp Common Stock certificates from the holders thereof and to exchange such stock certificates for ACNB Common Stock certificates and (if applicable) to pay cash for fractional shares of Farmers Bancorp Common Stock pursuant to Section 2.1(c) above. The Exchange Agent shall, on or promptly after the Effective Date, mail to each former shareholder of Farmers Bancorp a notice specifying the procedures to be followed in surrendering such shareholder's Farmers Bancorp Common Stock certificates.

(b) Surrender of Certificates.
     ---------------------------

     As promptly as possible after receipt of the Exchange Agent's notice, each former shareholder of Farmers Bancorp shall surrender his Farmers Bancorp Common Stock certificates to the Exchange Agent; provided, that if any former shareholder of Farmers Bancorp shall be unable to surrender his Farmers Bancorp Common Stock certificates due to loss or mutilation thereof, he may make a constructive surrender by following procedures comparable to those customarily used by ACNB for issuing replacement certificates to ACNB shareholders whose ACNB Common Stock certificates have been lost or mutilated. Upon receiving a proper actual or constructive surrender of Farmers Bancorp Common Stock certificates from a former Farmers Bancorp shareholder, the Exchange Agent shall issue to such shareholder, in exchange therefor, an ACNB Common Stock certificate representing the whole number of shares of ACNB Common Stock into which such shareholder's shares of Farmers Bancorp Common Stock have been converted in accordance with this
     Article II, together with a check in the amount of any cash to which such shareholder is entitled, pursuant to Section 2.1(c) of this Agreement, in lieu of the issuance of a fractional share.

(c)  Dividend  Withholding.
     ----------------------

     Dividends, if any, payable by ACNB after the Effective Date to any former shareholder of Farmers Bancorp who has not prior to the payment date surrendered his Farmers Bancorp Common Stock certificates may, at the option of ACNB, be withheld. Any dividends so withheld shall be paid, without interest, to such former shareholder of Farmers Bancorp upon proper surrender of his Farmers Bancorp Common Stock certificates.

(d)  Failure to Surrender Certificates.
     -----------------------------------

     All Farmers Bancorp Common Stock certificates must be surrendered to the Exchange Agent within two (2) years after the Effective Date. In the event that any former shareholder of Farmers Bancorp shall not have properly surrendered his Farmers Bancorp Common Stock certificates within two (2) years after the Effective Date, the shares of ACNB Common Stock that would otherwise have been issued to him may, at the option of ACNB, be sold and the net proceeds of such sale, together with the cash (if any) to which he is entitled in lieu of the issuance of a fractional share and any previously accrued dividends, shall be held in a non-interest bearing account for his benefit. From and after any such sale, the sole right of such former shareholder of Farmers Bancorp shall be the right to collect such net proceeds, cash and accumulated dividends. Subject to all applicable laws of escheat, such net proceeds, cash and accumulated dividends shall be paid to such former shareholder of Farmers Bancorp, without interest, upon proper surrender of his Farmers Bancorp Common Stock certificates.

(e)  Expenses of Share Surrender and Exchange.
     -----------------------------------------

     All costs and expenses associated with the foregoing surrender and exchange procedure shall be borne by ACNB. Notwithstanding the foregoing, no party hereto will be liable to any holder of Farmers Bancorp Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law.

(f)  Exchange  Procedures.
     ---------------------

     Each certificate for shares of Farmers Bancorp Common Stock delivered for exchange under this Article II must be endorsed in blank by the registered holder thereof or be accompanied by a power of attorney to transfer such shares endorsed in blank by such holder. If more than one certificate is surrendered at one time and in one transmittal package for the same shareholder account, the number of whole shares of ACNB Common Stock for which certificates will be issued pursuant to this Article II will be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. If shares of Farmers Bancorp Common Stock or payments of cash are to be issued or made to a person other than the one in whose name the surrendered certificate is registered, the certificate so surrendered must be properly endorsed in blank, with signature(s) guaranteed, or otherwise in proper form for transfer, and the person to whom certificates for shares of ACNB Common Stock is to be issued or to whom cash is to be paid shall pay any transfer or other taxes required by reason of such issuance or payment to a person other than the registered holder of the certificate for shares of Farmers Bancorp Common Stock which are surrendered. As promptly as practicable after the Effective Date, ACNB shall send, or cause to be sent, to each shareholder of record of Farmers Bancorp Common Stock, transmittal materials for use in exchanging certificates representing Farmers Bancorp Common Stock for certificates representing ACNB Common Stock into which the former have been converted in the Reorganization and Merger.

(g)  Closing of Stock  Transfer  Books;  Cancellation  of  Farmers  Bancorp
      Certificates.
     ---------------------------------------------------------------------

     Upon the Effective Date, the stock transfer books for Farmers Bancorp Common Stock will be closed and no further transfers of shares of Farmers Bancorp Common Stock will thereafter be made or recognized. All certificates for shares of Farmers Bancorp Common Stock surrendered pursuant to this Article II will be canceled by ACNB.

(h)  Rights  Evidenced by Certificate.
     --------------------------------

     Each certificate for shares of ACNB Common Stock issued in exchange for certificates of Farmers Bancorp Common Stock pursuant to Section 2.2(f) hereof will be dated as of the Effective Date and be entitled to dividends and all other rights and privileges pertaining to such shares of ACNB Common Stock from the Effective Date. Until surrendered, each certificate theretofore evidencing shares of Farmers Bancorp Common Stock will, from and after the Effective Date, evidence solely the right to receive certificates for shares of ACNB Common Stock pursuant to Section 2.2(f) hereof. If certificates for shares of Farmers Bancorp Common Stock are exchanged for ACNB Common Stock at a date following one or more record dates for the payment of dividends or of any other distribution on the shares of ACNB Common Stock subsequent to the Effective Date, ACNB will pay cash in an amount equal to dividends theretofore payable on such ACNB Common Stock and pay or deliver any other distribution to which holders of shares of ACNB Common Stock have theretofore become entitled. No interest will accrue or be payable in respect of dividends or cash otherwise payable under this Section 2.2 upon surrender of certificates for shares of ACNB Common Stock. Notwithstanding the foregoing, no party hereto will be liable to any holder of Farmers Bancorp Common Stock for any amount paid in good faith to a public official or agency pursuant to any applicable abandoned property, escheat or similar law. Until such time as certificates for shares of Farmers Bancorp Common Stock are surrendered by a Farmers Bancorp shareholder to ACNB for exchange, ACNB shall have the right to withhold dividends or any other distributions, without interest, on the shares of the ACNB Common Stock issuable to such shareholder.

(i)  Payment  Procedures.
     -------------------

     As soon as practical after the Effective Date, ACNB shall make payment of the cash consideration provided for in Section 2.1(c) to each person entitled thereto.

(j)  Unclaimed Shares.
     -----------------

     In the event that any certificates for shares of Farmers Bancorp Common Stock have not been surrendered for exchange in accordance with this Section on or before the second anniversary of the Effective Time, ACNB may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of ACNB Common Stock which such holders are entitled to receive under Section 2.1(a) hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as ACNB shall determine. If, in the opinion of counsel for ACNB, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and applicable state laws. ACNB shall not be obligated to make any sale of Unclaimed Shares if it shall determine not do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for shares of Farmers Bancorp Common Stock whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Farmers Bancorp Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for shares of Farmers Bancorp Common Stock whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by ACNB for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by ACNB.

SECTION 2.3 Other Matters.

(a) Notwithstanding any term of this Agreement to the contrary, ACNB may, in its discretion at any time prior to the Effective Time, designate a direct or indirect wholly-owned subsidiary to substitute for ACNB North as the constituent corporation in the Merger by written notice to Farmers Bancorp so long as the exercise of this right does not cause a material delay in consummation of the transactions contemplated herein. ACNB shall also have the right to cause ACNB North, or such substitute, to be the Surviving Corporation of the Merger described at Section 1.1(a), so long as the exercise of such right does not have a material adverse effect on the interests of the Farmers Bancorp shareholders or cause a material delay in, or otherwise adversely affect, consummation of the transactions contemplated herein; if such right is exercised, this Agreement shall be deemed to be modified to accord such change.

(b) Nothing set forth in this Agreement or any Exhibit hereto shall be construed:

     (i) to preclude ACNB or ACNB North from acquiring or assuming, or to limit in any way the right of ACNB or ACNB North to acquire or assume, prior to or following the Effective Date, the stock, assets or liabilities of any other financial services institution or other corporation or entity, whether by issuance or exchange of ACNB Common Stock, or otherwise;

     (ii) to preclude ACNB or ACNB North from issuing, or to limit in any way the right of either of them to issue, prior to or following the Effective Date, ACNB Common Stock, ACNB Preferred Stock or other securities;

     (iii)to preclude ACNB from granting options at any time with respect to ACNB Common Stock, ACNB Preferred Stock or other securities;

     (iv) to preclude option holders of ACNB from exercising options at any time with respect to ACNB Common Stock, ACNB Preferred Stock or other securities; or

     (v) to preclude ACNB or ACNB North from taking, or to limit in any way the right of either of them to take, any other action not expressly and specifically prohibited by the terms of this Agreement.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.1 Representations and Warranties of Farmers Bancorp and Farmers National.

     Farmers Bancorp and Farmers National represent and warrant to ACNB and ACNB North (and the word "it" in this Article III refers to Farmers Bancorp, Farmers National and each subsidiary of either) that, as of even date herewith and except as specifically disclosed in the Annex of disclosure schedules included herewith, as follows:

(a)  Corporate Organization and Qualification.
     -----------------------------------------

     Farmers Bancorp is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by Farmers Bancorp requires such qualification, except for such failure to qualify or be in such good standing which, when taken together with all other such failures, would not have a Material Adverse Effect on Farmers Bancorp and its subsidiaries, taken as a whole. Farmers Bancorp is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.
     Farmers Bancorp owns, directly or indirectly all of the issued and outstanding shares of capital stock of Farmers National. Farmers National is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Farmers Bancorp and Farmers National each have the requisite corporate and other power and authority (including all federal, state, local and foreign governmental authorizations) to carry on their respective businesses as now being conducted and to own its properties and assets. Farmers Bancorp has made available to ACNB a complete and correct copy of the articles of incorporation and bylaws of Farmers Bancorp, and Farmers National has made available to ACNB and ACNB North a complete and correct copy of the charter and bylaws of Farmers National and such charter or articles, as applicable, and such bylaws are in full force and effect as of the date hereof.

(b)  Authorized Capital.
     -------------------

     The authorized capital stock of Farmers Bancorp consists of one million (1,000,000) shares of Farmers Bancorp Common Stock, of which 248,000 shares were issued and outstanding as of the date of this Agreement and 2,000 shares were issued and held as treasury shares as of the date of this Agreement. The stock of Farmers National consists of five hundred thousand (500,000) shares of common stock, $1.00 par value per share, of which one hundred and twenty-five thousand (125,000) shares of common stock were issued and outstanding as of the date of this Agreement; all of these are held by Farmers Bancorp. All of the outstanding shares of capital stock of Farmers Bancorp and Farmers National have been duly authorized and are validly issued, fully paid and nonassessable. Neither Farmers Bancorp nor Farmers National has any shares of capital stock reserved for issuance. Neither Farmers Bancorp nor Farmers National has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with shareholders on any matter. The shares of Farmers National's common stock owned by Farmers Bancorp are owned free and clear of all liens, pledges, security interests, claims or other encumbrances. The outstanding shares of capital stock of Farmers Bancorp and Farmers National have not been issued in violation of any preemptive rights. Except as set forth in Annex 3.1 (b) and in Annex 3.1(m), there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of Farmers Bancorp and Farmers National. After the Effective Time, Farmers Bancorp will have no obligation which is being assumed by ACNB or ACNB North which will result in any obligation to issue, transfer or sell any shares of capital stock pursuant to any Employee Plan (as defined in Section 3.1 (m)).

(c)  Subsidiaries.
     -------------

     The only subsidiaries of Farmers Bancorp are as listed and described at Annex 3.l(c). The only subsidiaries of Farmers National are as listed and described at Annex 3.1(c). Each such subsidiary is duly organized and existing as a corporation, is in good standing under the laws of the jurisdiction in which it was organized, and has adequate corporate power to carry on its business as now conducted. All of the outstanding capital stock of all such subsidiaries has been validly issued, is fully paid and nonassessable (other than as provided at 12 U.S.C.ss.55) and is owned by Farmers Bancorp or Farmers National, free and clear of all liens, security interests and encumbrances. All such subsidiaries are organized under Pennsylvania law and make no use of fictitious names in the conduct of their respective businesses.

(d)  Corporate Authority.
     -------------------

     Subject only to approval of this Agreement by the holders of the number of votes required by Farmers Bancorp's articles of incorporation or bylaws cast by all holders of Farmers Bancorp Common Stock (without any minority, class or series voting requirement), and, subject to the regulatory approvals specified in Section 6.1(b) hereof, Farmers Bancorp and Farmers National each has the requisite corporate power and authority, and legal right, and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions applicable to either Farmers Bancorp or Farmers National contemplated hereby. This Agreement has been duly and validly executed and delivered by Farmers Bancorp and Farmers National and constitutes the valid and binding obligations of Farmers Bancorp and Farmers National enforceable against each, in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditors' rights or the application by a court of equitable principles.

(e)  No Violations.
     --------------

     The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute

     (i)  subject to receipt of the required  regulatory  approvals specified in
          Section 6.1(b), a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, to which it (or any of its respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on it, or enable any person to enjoin the Merger,

     (ii) a breach or violation of, or a default under Farmers Bancorp's articles of incorporation, the charter of Farmers National, or the bylaws of either of them, or

     (iii)except as disclosed in Annex 3.1(e), a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of it under any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which it is a party, or to which any of its respective properties or assets may be bound, or affected, except for any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect on it or enable any person to enjoin the Merger; and the consummation of the transactions contemplated hereby, will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than (w) all required approvals, consents and waivers of governmental authorities, (x) the approval of its shareholders referred to in Section 6.1(a), (y) any such approval, consent or waiver that already has been obtained, and (z) any other approvals, consents or waivers, the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on it or enable any person to enjoin the Merger.

(f)  Reports.

     (i) Farmers Bancorp's consolidated statement of financial condition as of December 31, 1997 previously provided to ACNB and each statement of financial condition provided after the date hereof to ACNB (including in each case any related notes and schedules) as required by Section
          4.4 hereof fairly presents or will fairly present the financial position of it as of its date and each of the statements of income and shareholders' equity and of cash flows provided therewith (including in each case any related notes and schedules), fairly presents or will fairly present the results of operations, shareholders' equity and cash flows, as the case may be, of it for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year- end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as maybe noted therein.

     (ii) Except as set forth in Annex 3.1(f), it has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 1998 with (A) the Office of the Comptroller of the Currency (the "OCC"), (B) the Federal Deposit Insurance Corporation (the "FDIC"), (C) the Board of Governors of the Federal Reserve System (the "Board"), (D) any state banking department or commission or other regulatory authority ("State Regulator") and collectively with the OCC, the FDIC, and the Board, the "Farmers Bancorp Regulatory Agencies", and (F) any other regulatory authority, and all other material reports and statements required to be filed by it since January 1, 1998 including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States or any Farmers Bancorp Regulatory Agency, and has paid all fees and assessments due and payable in connection therewith, and no such report, registration or statement contains any material misstatement or omission or is otherwise in material noncompliance with any law, regulation or requirement.

(g)  Absence of Certain  Changes  or Events.
     --------------------------------------

     Since January 1, 1998 to the date hereof, it has not incurred any material liability, except in the ordinary course of its business consistent with past practice, nor has there been any change in the financial condition, properties, assets, business, results of operations or prospects of it which, individually or in the aggregate, has had, or might reasonably be expected to result in, a Material Adverse Effect on it.

(h)  Taxes.
     -----

     Its federal income tax returns have been examined and closed or otherwise closed by operation of law through 1988. All federal, state, local and foreign tax returns, including, but not limited to, any and all Pennsylvania tax filings arising under the Bank Shares Tax, Single Excise Tax and the Amended 1989 Bank Shares Tax and/or similar taxes, required to be filed by it or on its behalf, have been timely filed, or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and, to the knowledge of management, all such filed returns are complete and accurate in all material respects. All taxes shown on such returns, and all taxes required to be shown on returns for which extensions have been granted, have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles) other than those taxes which are being contested in appropriate forums in proceedings which are being diligently pursued. Adequate provision has been made on its balance sheet (in accordance with generally accepted accounting principles consistently applied) for all federal, state, local and foreign tax liabilities for periods subsequent to those for which returns have been filed. There is no audit examination, deficiency, or refund litigation pending or, to the knowledge of Farmers Bancorp or Farmers National, threatened, with respect to any taxes that could result in a determination that would have a Material Adverse Effect on it. All taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet (in accordance with generally accepted accounting principles). It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

(i) Litigation and Liabilities.
     ---------------------------

     Except as set forth in Annex  3.1(i),  there are no

     (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings before any court, governmental agency or otherwise pending or, to the knowledge of management, threatened against it or

     (ii) obligations  or  liabilities,  whether or not accrued  (contingent  or otherwise, including, without limitation, those relating to environmental and occupational safety and health matters, or any other facts or circumstances of which its management is aware that could reasonably be expected to result in any claims against or obligations or liabilities of it), that, alone or in the aggregate, are reasonably likely to have a Material Adverse Effect on it or to hinder or delay, in any material respect, consummation of the transactions contemplated by this Agreement.

(j)  Absence of  Regulatory  Actions.
     --------------------------------

     It is not a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities, including, without limitation, the Farmers Bancorp Regulatory Agencies, charged with the supervision or regulation of financial or depository institutions or engaged in the insurance of bank deposits, nor has it been advised by any Farmers Bancorp Regulatory Agency that such body is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar undertaking.

(k)  Agreements.

     (i) Except as set forth in Annex 3.1(k) attached hereto, as of the date of this Agreement, it is not a party to, or bound by, any oral or written:

          (A) "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

          (B) consulting agreement not terminable on thirty (30) days or less notice involving the payment of more than $10,000 per annum, in the case of any such agreement;

          (C) agreement with any officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement;

          (D) agreement with respect to any officer providing any term of employment or compensation guarantee extending for a period longer than one year or for a payment in excess of $10,000;

          (E)  agreement  or  plan,  including  any  stock  option  plan,  stock appreciation rights plan, employee stock ownership plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

          (F) agreement containing covenants that limit its ability to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, it may carry on its business (other than as may be required by law or any regulatory agency);

          (G) agreement, contract or understanding, other than this Agreement, regarding the capital stock of Farmers Bancorp and/or Farmers National or committing to dispose of some or all of the capital stock or substantially all of the assets of Farmers Bancorp and/or Farmers National; or

          (H) collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

     (ii) It is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or to which any of its respective properties or assets is subject, other than such defaults or violations as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on it.

(1) Labor Matters. It is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving it pending or threatened.

(m) Employee Benefit Plans. Annex 3.1(m) contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other employee benefits, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, in respect to any of its present or former directors, officers or other employees (hereinafter referred to collectively as the "Employee Plans").

     (i) All of the Employee Plans comply in all material respects with all applicable requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other applicable laws; it has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Plan which is likely to result in any material penalties, taxes or other events under Section 502(i) of ERISA or Section 4975 of the Code which would have a Material Adverse Effect on it.

     (ii) No liability to the Pension Benefit Guaranty Corporation has been or is expected by it to be incurred with respect to any Employee Plan which is subject to Title IV of ERISA ("Pension Plan"), or with respect to any "singleemployer plan" (as defined in Section 4001
          (a)(15) of ERISA) currently or formerly maintained by it or any entity which is considered one employer with Farmers Bancorp or Farmers National under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate").

     (iii)No Pension Plan or single-employer plan of an ERISA Affiliate had an "accumulated funding deficiency" (as defined in Section 302 of ERISA

          (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; all contributions to any Pension Plan or single-employer plan of an ERISA Affiliate that were required by Section 302 of ERISA and were due prior to the date hereof have been made on or before the respective dates on which such contributions were due; the fair market value of the assets of each Pension Plan or single-employer plan of an ERISA Affiliate exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Pension Plan or single employer plan of an ERISA Affiliate as of the end of the most recent plan year with respect to the respective Pension Plan or single-employer plan of an ERISA Affiliate ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Pension Plan or single-employer plan of an ERISA Affiliate as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Pension Plan or single-employer plan of an ERISA Affiliate within the 12-month period ending on the date hereof.

     (iv) Neither has it provided, nor is it required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

     (v)  Neither  it  nor  any  ERISA   Affiliate   has   contributed   to  any
          "multi-employer plan," as defined in Section 3(37) of ERISA, on or after September 26, 1980.

     (vi) Each Employee Plan of it which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a "Qualified Plan") has received a favorable determination letter from the Internal Revenue Service ("IRS") covering the requirements of the Tax Equity and Fiscal Responsibility Act of 1982, the Retirement Equity Act of 1984 and the Deficit Reduction Act of 1984 and the Tax Reform Act of 1986; it is not aware of any circumstances likely to result in revocation of any such favorable determination letter; each such Employee Plan has been amended to reflect the requirements of subsequent legislation applicable to such plans; and each Qualified Plan has complied at all relevant times in all material respects with all applicable requirements of Section 401(a) of the Code.

     (vii)Each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has at all relevant times satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder.

     (viii) Neither it nor any ERISA Affiliate has committed any act or omission or engaged in any transaction that has caused it to incur, or created a material risk that it may incur, liability for any excise tax under Sections 4971 through 4980B of the Code, other than excise taxes which heretofore have been paid and fully reflected in its financial statements.

     (ix) There is no pending or threatened litigation, administrative action or proceeding relating to any Employee Plan, other than routine claims for benefits.

     (x) There has been no announcement or legally binding commitment by it to create an additional Employee Plan, or to amend an Employee Plan, except for amendments required by applicable law which do not materially increase the cost of such Employee Plan, and it does not have any obligations for retiree health and life benefits under any Employee Plan that cannot be terminated without incurring any liability thereunder.

     (xi) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Farmers Bancorp or Farmers National to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Employee Plan, increase any benefits payable under any Employee Plan, or accelerate the time of payment or vesting of any such benefit.

     (xii)All annual reports have been filed timely with respect to each Employee Plan, it has made available to ACNB a true and correct copy of (A) reports on the applicable form of the Form 5500 series filed with the IRS for plan years beginning after 1987, (B) such Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Employee Plan, including amendments thereto, if the Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Employee Plan is a Pension Plan and (F) the most recent determination letter issued by the IRS if such Employee Plan is a Qualified Plan.

     (xiii) There are no retiree health benefit plans except as required to be maintained by COBRA.

(n) Title to Assets.
     ----------------

     It has good and marketable title to its properties and assets (other than property as to which it is lessee), except for (i) such items shown in the Farmers Bancorp consolidated financial statements or notes thereto; (ii) liens on real property for current real estate taxes not yet delinquent; or
     (iii) such defects in title which would not, individually or in the aggregate, have a Material Adverse Effect on it. With respect to any property leased by it, there are no defaults by it, or any of the other parties thereto, or any events which, with the giving of notice or lapse of time or both, would become defaults by it or any of the other parties thereto, under any of such leases, except for such defaults or events which would not, individually or in the aggregate, have a Material Adverse Effect on it; and all such leases are in full force and effect and are enforceable against it, as the case may be, and there is no circumstance existing as of the date of this Agreement which causes or would cause such leases to be unenforceable against any of the other parties thereto except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally as well as principles of equity to the extent enforcement by a court of equity is required.

(o) Compliance with Laws.
     ---------------------

     It has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which could, individually or in the aggregate, have a Material Adverse Effect on it; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is threatened.

(p)  Fees.
     -----

     Except as set forth in Annex 3.1(p) attached hereto, neither it nor any of its respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for it in connection with this Agreement or the transactions contemplated hereby.

(q)  Environmental  Matters.
     ----------------------

     For purposes of this Section 3.1, the following terms shall have the indicated meaning:

          "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to: the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource); and the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation: the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq., the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. ss.9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq., the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq., and all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

          "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

          "Farmers National Loan Portfolio Properties and Other Properties Owned" means those properties serving as collateral for loans in Farmers National's loan portfolio, or properties owned or operated by Farmers National (including, without limitation, in a fiduciary capacity).

     Except as set forth on Annex 3.1(q) hereto:

          (i) Neither Farmers Bancorp nor Farmers National has been or is in violation of or liable under any Environmental Law.

          (ii) To the knowledge of Farmers Bancorp and Farmers National, none of the Farmers National Loan Portfolio Properties and Other Properties Owned have been or are in violation of or liable under any Environmental Law.

          (iii)Neither Farmers Bancorp nor Farmers National has any knowledge that any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Farmers National, except as disclosed on Annex 3.1(q). In particular, without limiting the generality of the foregoing sentence, except as disclosed on Annex 3.1(q), neither Farmers Bancorp nor Farmers National have any knowledge that: (i) any materials containing asbestos have been used or incorporated in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Farmers Bancorp or Farmers National; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCB's are or have been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Farmers Bancorp or Farmers National; (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous substances are or have ever been located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor's right) or leased by Farmers Bancorp or Farmers National.

          (iv) Except as previously disclosed in Annex 3.1(q), there is no legal, administrative, arbitration or other proceeding, claim, action, cause of action or governmental investigation of any nature seeking to impose, or that, to the knowledge of Farmers Bancorp or Farmers National, could result in the imposition on Farmers Bancorp or Farmers National of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Farmers Bancorp or Farmers National; to the knowledge of Farmers Bancorp and Farmers National, there is no reasonable basis for any such proceeding, claim, action or governmental investigation; and neither Farmers Bancorp nor Farmers National is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

(r)  Allowance.
     ----------

     The allowance for loan and lease losses shown on Farmers Bancorp's consolidated statement of financial condition as of December 31, 1997 was, and the allowance for loan and lease losses shown on Farmers Bancorp's consolidated statement of financial condition for periods ending after the date of this Agreement will be, in the opinion of management of Farmers Bancorp and Farmers National, adequate, as of the date thereof, under generally accepted accounting principles applicable to commercial banks and all other applicable regulatory requirements for all losses reasonably anticipated in the Ordinary Course of Business as of the date thereof based on information available as of such date. It has disclosed to ACNB in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of it that it has classified internally as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans" or words of similar import, and it shall disclose promptly to ACNB after the end of each quarter after the date hereof and on the Effective Date the amount of each such classification. It has disclosed to ACNB in writing prior to the date hereof the amounts of all overdrafts occurring since January 1, 1998 and it shall disclose promptly to ACNB after the end of each quarter after the date hereof and on the Effective Date the amount of such overdrafts. The OREO and in-substance foreclosures included in any of its non-performing assets are carried net of reserves at the lower of cost or market value based on current independent appraisals or current management appraisals.

(s)  Anti-takeover  Provisions  Applicable.
     --------------------------------------

     The provisions of Chapter 25 of the PBCL relating to protection of shareholders do not apply to Farmers Bancorp, this Agreement, the Merger and the transactions contemplated hereby.

(t)  Material  Interests of Certain  Persons.
     ---------------------------------------

     Except as noted in Annex 3.1(t), none of its respective officers or directors, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to its business.

(u)  Insurance.
     ----------

     It is presently insured, and has been insured, in the amounts, with the companies and since the periods set forth in Annex 3.1(u). All of the insurance policies and bonds maintained by it are in full force and effect, it is not in default thereunder and all material claims thereunder have been filed in due and timely fashion. In the judgment of its management, such insurance coverage is adequate.

(v)  Dividends.
     ----------

     The only dividends or other distributions which it has made on its capital stock since January 1, 1997 are set forth in Annex 3.1(v).

(w) Books and Records.
     -------------------

     Its books and records have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all material respects the substance of events and transactions that should be included therein.

(x)  Board  Action.
     --------------

     Its board of directors (at a meeting duly called and held) has been duly convened and by the requisite vote of the directors (a) determined that the Merger is advisable and in the best interests of it and its shareholders,
     (b) approved this Agreement and the transactions  contemplated  hereby, and
     (c) directed that the Agreement be submitted for consideration by its shareholders at the Farmers Bancorp Shareholders' Meeting (as hereafter defined) with the recommendation of the board of directors that the shareholders approve the merger and the transactions contemplated thereby.

(y)  Fairness Opinions.
     ------------------

     Its board of directors has received a written opinion, a copy of which has been furnished to ACNB, to the effect that the consideration to be received by its shareholders pursuant to this Agreement, at the time of its execution, is fair to such holders from a financial point of view.

(z)  Fidelity  Bonds.
     ----------------

     Since at least December 31, 1990, Farmers National has continuously maintained fidelity bonds insuring it against acts of dishonesty by its employees in such amounts as is customary for a bank of its size. Since December 31, 1990, the aggregate amount of all potential claims under such bonds has not exceeded $10,000 and neither Farmers Bancorp nor Farmers National is aware of any facts which would reasonably form the basis of a claim under such bonds. Neither Farmers Bancorp nor Farmers National has reason to believe that its fidelity coverage will not be renewed by its carrier on substantially the same terms as its existing coverage.

     (aa) Condition of Tangible Assets.
          -----------------------------

          Except as set forth in Annex 3.1(aa), all buildings, structures and improvements on the real property owned or leased by it are in good condition, ordinary wear and tear excepted, and are free from structural defects in all material respects. The equipment, including heating, air conditioning and ventilation equipment owned by it, is in good operating condition, ordinary wear and tear excepted. The operation and use of the property in the business conform in all material respects to all applicable laws, ordinances, regulations, permits, licenses and certificates.

     (bb) Loans by Farmers National.
          --------------------------

          Since December 31, 1994 and except as shown on Annex 3.1(bb), in the aggregate, the loans by Farmers National have been lawfully made, constitute valid debts of the obligors, have been incurred in the Ordinary Course of Business, are subject to the terms of payment as shall have been agreed upon between Farmers National and each customer, and Farmers National does not know of any applicable set-off or counterclaim which in the aggregate would have a Material Adverse Effect on it. A list of all loans thirty (30) days or more past due as of May 30, 1998, and as of the last day of each month for each of the preceding twelve (12) months thereto is attached hereto as Annex 3.1(bb)-A. No part of the amount collectible under any loan is contingent upon performance by Farmers National of any obligation and no agreement for participation, in which Farmers National has relinquished or agreed to share control with a participation in management of the facility, or agreement providing for deductions or discounts have been made with respect to any part of such debts, except as expressly disclosed in Annex 3.1(bb). Farmers National does not know of any pending, threatened or expected actions in connection with any material loans or commitments presently or previously made by Farmers National relating to claims based on theories of "lenders' liability" or any other basis.

     (cc) Regulatory  Compliance - OCC.
          -----------------------------

          Farmers National is in compliance in all material respects with the applicable rules and regulations of the OCC, except as noted in Annex 3.1(cc).

     (dd) Regulatory  Compliance - FDIC.
          ------------------------------

          Except as noted on Annex 3.1(dd) hereto and except where the failure to comply would not have a Material Adverse Effect on it, it is in compliance in all material respects with the rules and regulations of the FDIC to the extent such rules and regulations are deemed applicable by regulatory determination.

     (ee) Capital Compliance.
          -------------------

          As of the date of this Agreement, Farmers National was in compliance with the minimum capital requirements applicable to national banking associations, including as to leverage ratio requirements, tangible capital requirements and risk based capital requirements.

     (ff) Year 2000  Compliance.
          ----------------------

          Farmers Bancorp and Farmers National are in compliance with all requirements announced or promulgated by the Farmers Bancorp Regulatory Agencies and by the Federal Financial Institutions Examination Council in connection with Year 2000 preparedness and compliance.

     (gg) Assessments  Fully Paid.
          ------------------------

          All payments, fees and charges assessed by appropriate state and federal agencies against Farmers National, and due on or prior to the date of this Agreement, have been paid in full.

     (hh) Annual Reports and Financial Statements.
          ----------------------------------------

          Farmers Bancorp has delivered to ACNB true and complete copies of (i) its Balance Sheets, Statements of Earnings, Statements of Stockholders' Equity and Statements of Cash Flows of Farmers Bancorp for the years ended December 31, 1997, 1996 and 1995, certified by independent public accountants, and (ii) Farmers Bancorp's Quarterly Reports for the quarter ended March 31, 1998, containing unaudited consolidated balance sheets of Farmers Bancorp as at such dates and unaudited consolidated statements of earnings and cash flows of Farmers Bancorp for the three month period reflected therein. Farmers Bancorp has also delivered to ACNB true and correct copies of its annual reports to shareholders for the years 1997, 1996 and 1995. All such reports (collectively, the "Farmers Bancorp Reports") (i) comply in all material respects with the requirements of the Financial Accounting Standards Board ("FASB") and the American Institute of Certified Public Accountants, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No documents to be filed by Farmers Bancorp with the SEC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which Farmers Bancorp is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law.

     (ii) Proxy  Statement/Prospectus,  Etc.
          ----------------------------------

          Except for information relating to ACNB and its subsidiaries and pro forma financial information reflecting the combined operations of ACNB and Farmers Bancorp, neither (i) the Proxy Statement/Prospectus (as defined herein at Section 5.1(b)) or any amendment or supplement thereto, at the time it is filed with the SEC, at the time the Registration Statement (as defined hereinafter at Section 5.1(b)) is declared effective, at the time the Proxy Statement/Prospectus is mailed to the shareholders of Farmers Bancorp or at the date of the meeting of the Farmers Bancorp shareholders at which the shareholders will consider this Agreement (the "Farmers Bancorp Shareholders' Meeting") nor (ii) any other documents to be filed by Farmers Bancorp with the SEC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby, will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

     (jj) Significant  Customers.
          -----------------------

          All significant customers of Farmers Bancorp are identified in Annex 3.1(jj). For purposes of this Section 3.1, a "significant customer" shall mean any customer who, at any time between January 1, 1997 and the date of this Agreement, had or has (i) aggregate outstanding loans in the amount of $50,000 or more, or (ii) aggregate daily deposits in the amount of $50,000 or more.

     (kk) Complete and Accurate  Disclosure.
          ---------------------------------

          Neither this Agreement (insofar as it relates to Farmers Bancorp, Farmers Bancorp Common Stock and Farmers Bancorp's involvement in the transactions contemplated hereby) nor any financial statement, schedule (including without limitation the Annexes attached hereto), certificate, or other statement or document delivered by Farmers Bancorp to ACNB and ACNB North in connection herewith contains any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omits to state any material fact necessary to make the statements contained herein or therein not false or misleading. In particular, without limiting the generality of the foregoing sentence, the information provided and the representations made by Farmers Bancorp to ACNB in connection with the Registration Statement, both at the time such information and representations are provided and made and at the time of the Closing, will be true and accurate in all material respects and will not contain any false or misleading statement with respect to any material fact or omit to state any material fact necessary (i) to make the statements made therein not false or misleading, or (ii) to correct any statement contained in an earlier communication with respect to such information or representations which has become false or misleading.

     (ll) Beneficial  Ownership  of ACNB Common  Stock.
          --------------------------------------------

          Prior to the Effective Date, Farmers Bancorp and its officers and directors will not in the aggregate own beneficially (within the meaning of SEC Rule 13d-3(d)(1)) more than five percent (5%) of the outstanding shares of ACNB Common Stock.

     (mm) Non-Registration  Under the 1934 Act.
          -------------------------------------

          Farmers Bancorp Common Stock is neither registered nor required to be registered under Section 12 of the Securities Exchange Act of 1934 (the "1934 Act") and is not subject to the periodic reporting requirements imposed by Section 13 or 15(d) of the 1934 Act.

     (nn) Deposit Insurance.
          ------------------

          The deposits of Farmers National are insured by the Bank Insurance Fund, as administered by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and Farmers National has paid all assessments and filed all reports required by the Federal Deposit Insurance Act.

     (oo) Repurchase Agreements.
          ----------------------

          With respect to any agreement pursuant to which Farmers Bancorp has purchased securities subject to an agreement to resell, if any, Farmers Bancorp has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Except as disclosed on Annex 3.1(oo), which identifies location and type of securities, Farmers Bancorp maintains physical possession of purchased securities that are subject to an agreement to resell.

     (pp) Assumability  of  Contracts  and Leases.
          ----------------------------------------

          Except as disclosed on Annex 3.1(pp), all Material Contracts between Farmers Bancorp or Farmers National and any other entity or person are assumable and assignable and do not contain any term or provision that would accelerate or increase payments that would otherwise be due by Farmers Bancorp or Farmers National to such person or entity, or change or modify the provisions or terms of such leases, contracts and agreements by reason of this Agreement or the transactions contemplated hereby. Except as disclosed on Annex 3.1(pp), each lease pursuant to which Farmers Bancorp or Farmers National, as lessee, leases real or personal property is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee, any material existing default or any event which with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a material adverse effect on the financial condition, business, prospects, or operating results of Farmers Bancorp.

     (qq) Absence of  Questionable  Payments.
          -----------------------------------

          From and after December 31, 1992 neither Farmers Bancorp nor Farmers National has, nor, to the knowledge of Farmers Bancorp or Farmers National, has any director, officer, agent, employee, consultant or other person associated with or acting on behalf of, Farmers Bancorp or Farmers National (i) used any Farmers Bancorp or Farmers National corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; or (ii) made any direct or indirect unlawful payments to governmental officials from any Farmers Bancorp or Farmers National corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Farmers Bancorp or Farmers National.

     (rr) Powers of Attorney;  Guarantees.
          --------------------------------

          Except as set forth on Annex 3.1(rr), Farmers National does not have any power of attorney outstanding, or any obligation or liability either actual, constructive or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except for letters of credit issued in the Ordinary Course of Business which are listed on Annex 3.1(rr)

     (ss) Adjustable Rate Mortgages.
          -------------------------

          Farmers National has made all interest rate adjustments to any mortgage loan according to the terms of said mortgage loan and has complied and is in compliance in all material respects with all federal, state and other applicable laws, rules and regulations, including orders, writs, decrees, injunctions and other requirements of any court or governmental authorities having jurisdiction over adjustable rate mortgages.

     (tt) CRA   Compliance.
          -----------------

          Farmers National has received a satisfactory compliance rating and has received a satisfactory Community Reinvestment Act rating. Farmers National has no knowledge of any facts or circumstances which would prevent it from receiving such satisfactory ratings upon its next appropriate examination.

     (uu) Derivatives.
          ------------

          Except as set forth on Annex 3.1(uu), Farmers National does not own or
          hold  any  derivatives,   "caps",  or  "floors",   in  its  investment
          portfolio.

     (vv) Accuracy of Representations.
          ---------------------------

          Until, and as of Closing, Farmers Bancorp will promptly notify ACNB if any of the representations contained in this Section 3.1 cease to be true and correct subsequent to the date hereof. Further, no representations made by Farmers Bancorp or Farmers National pursuant to this Agreement contain any untrue statement of material fact or omit to state a material fact necessary to make the statements not misleading.

SECTION 3.2 Representations and Warranties of ACNB.

     ACNB represents and warrants to Farmers Bancorp and Farmers National that, as of even date herewith and except as specifically disclosed in the Annex of disclosure schedules included herewith, as follows:

(a)  Authority.
     ----------

     The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of ACNB, and no other corporate action on the part of ACNB is necessary to authorize the approval of this Agreement or the consummation of the transactions contemplated herein. This Agreement has been duly executed and delivered by ACNB and, assuming due authorization, execution and delivery by Farmers Bancorp, receipt of required regulatory approvals and the approval of the Farmers Bancorp shareholders, constitutes a valid and binding obligation of ACNB, enforceable against ACNB in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor's rights or principles of equity. Assuming regulatory approval, the execution, delivery and consummation of this Agreement will not constitute a violation or breach of or default under the Articles of Incorporation or the Bylaws of ACNB or any statute, rule, regulation, order, decree, directive, agreement, indenture or other instrument to which ACNB is a party or by which ACNB or any of its properties are bound.

(b) Organization and Standing.
     ----------------------------

     ACNB is a business corporation that is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. ACNB is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and has full power and lawful authority to own and hold its properties and to carry on its present business. ACNB owns, directly or indirectly all of the issued and outstanding shares of capital stock of ACNB North, Inc. and Adams County National Bank. Adams County National Bank is a national banking association validly existing and in good standing under the laws of the United States, and is duly authorized to engage in the banking business as an insured bank under the Federal Deposit Insurance Act, as amended. Adams County National Bank is authorized to engage in trust activities.

(c)  Capitalization.
     ---------------

     The authorized capital stock of ACNB consists of twenty million (20,000,000) shares of common stock, par value Two Dollars and Fifty Cents ($2.50) per share ("ACNB Common Stock") of which, as of the date of this Agreement, 5,253,278 shares were issued and outstanding. All outstanding shares of ACNB Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable. The shares of ACNB Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

(d) Articles of Incorporation and Bylaws.
     ----------------------------------------

     The copies of the Articles of Incorporation, as amended, and of the Bylaws, as amended, of ACNB which have been delivered to Farmers Bancorp are true, correct, and complete in all material respects.

(e)  Annual  Reports and  Financial  Statements.
     -------------------------------------------

     ACNB has delivered to Farmers Bancorp true and complete copies of (i) ACNB's Annual Report on Form 10-K for ACNB's fiscal year ended December 31, 1997, containing consolidated balance sheets of ACNB at December 31, 1997 and December 31, 1996 and consolidated statements of earnings, changes in shareholders' equity and cash flows of ACNB for the three years ended December 31, 1997, 1996 and 1995, and such financial statements have been certified by Stambaugh-Ness, P.C., and (ii) ACNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, containing unaudited consolidated balance sheets of ACNB as at such date and unaudited consolidated statement of earnings and cash flows of ACNB for the three-month period reflected therein. ACNB has also delivered to Farmers Bancorp true and correct copies of its annual reports on Form 10-K for the years 1997, 1996 and 1995, together with its annual reports to shareholders for the same periods. All such reports (collectively, the "ACNB Reports")
     (i) comply in all material respects with the requirements of the rules and regulations of the SEC, (ii) do not contain any untrue statement of a material fact and (iii) do not omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No documents to be filed by ACNB with the SEC or any regulatory agency in connection with this Agreement, or the transactions contemplated hereby will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents which ACNB is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the requirements of applicable law.

(f)  Absence of Undisclosed Liabilities.
     -----------------------------------

     Except as disclosed in Annex 3.2(f) or as reflected noted or adequately reserved against in the ACNB Balance Sheet, at March 31, 1998, ACNB had no material liabilities (whether accrued, absolute, contingent or otherwise) which are required to be reflected, noted or reserved against therein under generally accepted accounting principles or which are in any case or in the aggregate material. Except as described in Annex 3.2(f), since June 30, 1998, ACNB has not incurred any such liability other than liabilities of the same nature as those set forth in the ACNB Balance Sheet, all of which have been reasonably incurred in the Ordinary Course of Business.

(g) Absence of Changes.
     -------------------

     Since March 31, 1998, there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB.

(h)  Litigation.
     -----------

     Except as disclosed in Annex 3.2(h): (i) there is no litigation, investigation or proceeding pending, or to the knowledge of ACNB threatened, that involves ACNB or its properties and that, if determined adversely to ACNB, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB; (ii) there are no outstanding orders, writs, injunctions, decrees, consent agreements, memoranda of understanding or other directives of any federal, state or local court or governmental authority or of any arbitration tribunal against ACNB which materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB or restrict in any manner the right of ACNB to conduct its business as presently conducted; and (iii) ACNB is not aware of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding which, if determined adversely to ACNB, would materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB. For purposes of this Section 3.2(h), ACNB shall be deemed to include Adams County National Bank.

(i) Proxy Statement/Prospectus.
     ---------------------------

     At the time the Proxy Statement/Prospectus (as defined in Section 5.1 of this Agreement) is mailed to the shareholders of Farmers Bancorp and at all times subsequent to such mailing, up to and including the Effective Date, the Proxy Statement/Prospectus (including any pre- and post-effective amendments and supplements thereto), with respect to all information relating to ACNB, ACNB North and Adams County National Bank, ACNB Common Stock, and actions taken and statements made by ACNB, ACNB North and Adams County National Bank in connection with the transactions contemplated herein (other than information provided by Farmers Bancorp to ACNB, ACNB North and Adams County National
     Bank), will: (i) comply in all material respects with applicable provisions of the 1933 Act and the 1934 Act and the pertinent rules and regulations thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact that is necessary to be stated therein in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus which has become false or misleading.

(j) Year 2000 Compliance.
     ---------------------

     ACNB and Adams County National Bank are in compliance with all requirements announced or promulgated by the ACNB Regulatory Agencies and by the Federal Financial Institutions Examination Council in connection with Year 2000 preparedness and compliance.

(k) CRA Compliance.
     ----------------

     Adams County National Bank has received a satisfactory compliance rating and has received a satisfactory Community Reinvestment Act rating. ACNB has no knowledge of any facts or circumstances which would prevent it from receiving such satisfactory ratings upon its next appropriate examination.

(l)  Environmental  Matters.
     -----------------------

     There is no activity or condition on or in any property owned, occupied, leased or held as security by ACNB or Adams County National Bank that would subject ACNB or Adams County National Bank to damages, penalties, injunctive relief or cleanup costs under any Environmental Law that individually or in the aggregate would have a Material Adverse Effect on ACNB on a consolidated basis.

(m)  Allowance.
     ----------

     The allowance for loan and lease losses shown on ACNB's consolidated statement of financial condition as of December 31, 1997 was, and the allowance for loan and lease losses shown on ACNB's consolidated statement of financial condition for periods ending after the date of this Agreement will be, in the opinion of management of ACNB and Adams County National Bank, adequate, as of the date thereof, under generally accepted accounting principles applicable to commercial banks and all other applicable regulatory requirements for all losses reasonably anticipated in the Ordinary Course of Business as of the date thereof based on information available as of such date.

SECTION 3.3 Representations and Warranties of ACNB North.

(a)  Organization.
     -------------

     ACNB North is a corporation duly organized, validly existing and duly subsisting under the laws of the Commonwealth of Pennsylvania. All of the outstanding shares of capital stock of ACNB North have been validly issued, are fully paid and nonassessable and are owned directly by ACNB free and clear of any lien, charge or other encumbrance.

(b)  Authority.
     ---------

     ACNB North has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by ACNB North and the consummation of the transactions described herein have been duly and validly authorized by all necessary corporate actions (including without limitation shareholder action) in respect thereof on the part of ACNB North. This Agreement is a valid and binding obligation of ACNB North, enforceable against ACNB North in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency and other similar laws affecting creditor's rights or general principles of equity.

(c)  Capitalization.
     ---------------

     The authorized capital stock of ACNB North consists of ten million (10,000,000) shares of common stock, par value $1.00 per share ("ACNB North Common Stock"). All outstanding shares of ACNB North Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable and are owned by ACNB as sole shareholder.

(d)  Approval.
     --------

     ACNB will, as the sole shareholder of ACNB North, vote to approve this Agreement and the Merger.


                                   ARTICLE IV
                COVENANTS OF FARMERS BANCORP AND FARMERS NATIONAL

SECTION 4.1 Conduct of Business.

     Except as otherwise consented to by ACNB and ACNB North in writing, Farmers Bancorp and Farmers National shall each:

(a) use all reasonable efforts to carry on its business in, and only in, the ordinary course of business consistent with customary business practices of prudently managed banks (hereinafter referred to as "Ordinary Course of Business").

(b) to the extent consistent with prudent business judgment, use all reasonable efforts to preserve its present business organization, to retain the services of its present officers and employees, to maintain good relationships with its employees, and to maintain its relationships with customers, suppliers and others having business dealings with Farmers Bancorp or Farmers National;

(c) maintain all of Farmers Bancorp's and Farmers National's structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by unavoidable casualty;

(d) use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Farmers Bancorp and Farmers National;

(e) keep in full force and effect all insurance policies now carried by Farmers Bancorp and Farmers National;

(f) perform in all material respects each of Farmers Bancorp's and Farmers National's obligations under all material agreements, contracts, instruments and other commitments to which Farmers Bancorp or Farmers National is a party or by which Farmers Bancorp or Farmers National may be bound or which relate to or affect its properties, assets and business;

(g) maintain its books of account and other records in the Ordinary Course of Business;

(h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, examination reports, memoranda of understanding and other federal, state, county, local and municipal governmental directives applicable to Farmers Bancorp and Farmers National and to the conduct of its business;

(i) not amend Farmers Bancorp's or Farmers National's Articles of Incorporation or Bylaws;

(j) not enter into or assume any material contract, incur any material liability or obligation, make any material commitment, acquire or dispose of any property or asset or engage in any transaction or subject any of Farmers Bancorp's or Farmers National's properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever;

(k) not take or permit to be taken any action which would constitute a breach of any representation, warranty or covenant set forth in this Agreement;

(l) not declare, set aside or pay any dividend or make any other distribution in respect of Farmers Bancorp and Farmers National Common Stock, except as provided in Section 4.9 of this Article IV;

(m) not authorize, purchase, issue or sell (or authorize, issue or grant options, warrants or rights to purchase or sell) any shares of Farmers Bancorp Common Stock or any other equity or debt securities of Farmers Bancorp or any securities convertible into Farmers Bancorp Common Stock;

(n) not increase the rate of compensation of, pay a bonus or severance compensation to, or enter into any employment, severance, deferred compensation or other agreement with any officer, director, employee or consultant of Farmers Bancorp or Farmers National, except that Farmers Bancorp or Farmers National may grant general salary increases to individual employees in the ordinary course of business consistent with past practice.

(o)  not enter into any related party  transaction of the kind  contemplated  in
     Section 3.1(k) of this Agreement except such related party transactions relating to extensions of credit made in accordance with all applicable laws, regulations and rules and in the Ordinary Course of Business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable arm's length transactions with other persons that do not involve more than the normal risk of collectability or present other unfavorable features and after disclosure of such to ACNB;

(p) not change the presently outstanding number of shares or effect any capitalization, reclassification, stock dividends, stock split or like change in capitalization;

(q) not enter into or substantially modify (except as may be required by applicable law) any pension, retirement, stock option, stock warrant, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, or plan or arrangement, or any trust agreement related thereto, in respect to any of its directors, officers, or other employees;

(r) not merge with or into, or consolidate with, or be purchased or acquired by, any other corporation, financial institution, entity, or person (or agree to any such merger, consolidation, affiliation, purchase or acquisition) or permit (or agree to permit) any other corporation, financial institution, entity or person to be merged with it or consolidate or affiliate with any other corporation, financial institution, entity or person; acquire control over any other firm, financial institution, corporation or organization or create any subsidiary; acquire, liquidate, sell or dispose (or agree to acquire, liquidate, sell or dispose) of any assets other than in the Ordinary Course of Business and consistent with prior practice;

(s) not solicit or encourage inquiries or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning any acquisition or purchase of all or a substantial equity interest or portion of the assets in or of Farmers Bancorp or Farmers National or any business combination with Farmers Bancorp or Farmers National other than as contemplated by this Agreement, or authorize or permit any officer, director, agent or affiliate of it to do any of the above; or fail to notify ACNB immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations are sought to be initiated with Farmers Bancorp or Farmers National;

(t) not change any method, practice or principle of accounting except as may be required by generally accepted accounting principles or any applicable regulation or take any action that would preclude satisfaction of the condition to closing contained in Section 6.2(d) relating to financial accounting treatment of the Merger;

(u) not make any loan or other credit facility commitment in excess of $100,000 (including without limitation, lines of credit and letters of credit) to any affiliate or compromise, expand, renew or modify any such outstanding commitment;

(v) not enter into any swap or similar commitment, agreement or arrangement which is not consistent with past practice and which increases the credit or interest rate risk over the levels existing at December 31, 1997;

(w) not enter into any derivative, cap or floor or similar commitment, agreement or arrangement, except in the Ordinary Course of Business and consistent with past practices;

(x) not enter into any participation arrangements or approvals of extensions of credit in excess of $250,000 or renew, expand or modify any outstanding participation arrangements or approvals;

(y) not take any action which would result in any of the representations and warranties of Farmers Bancorp or Farmers National set forth in this Agreement becoming untrue as of any date after the date hereof;

(z) not sell, exchange or otherwise dispose of any investment securities or loans that are held for sale, prior to scheduled maturity and other than pursuant to policies agreed upon from time to time by the parties;

     (aa) not purchase any security for its investment portfolio not rated "A" or higher by either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

     (bb) not waive, release, grant or transfer any rights of value or modify or change in any material respect any existing agreement to which Farmers Bancorp or Farmers National is a party, other than in the Ordinary Course of Business consistent with past practice;

     (cc) not knowingly take any action that would, under any statute, regulation or administrative practice of any regulatory agency, materially or adversely affect the ability of any party to this Agreement to obtain any required approvals for consummation of the transaction; and

     (dd) not agree to any of the foregoing items (i) through (cc).


SECTION 4.2 Best Efforts.

     Farmers Bancorp and Farmers National shall cooperate with ACNB and ACNB North and each shall use its best efforts to do or cause to be done all things necessary or appropriate on its part in order to fulfill the conditions precedent set forth in Article VI of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, Farmers Bancorp and Farmers National shall:

(a) cooperate with ACNB and ACNB North in the preparation of all required applications for regulatory approval of the transactions contemplated by this Agreement and in the preparation of the Registration Statement (as defined in Section 5.1(b) of this Agreement);

(b) call a special or annual meeting of its shareholders and take, in good faith, all actions which are necessary or appropriate on its part in order to secure the approval and adoption of this Agreement by its shareholders at that meeting, including recommending the approval of such agreement by the shareholders of Farmers Bancorp and Farmers National;

(c) suspend any dividend reinvestment and/or stock repurchase plan, as soon as practicable; and

(d) modify the Articles of Incorporation or Bylaws or any other documents of Farmers Bancorp or Farmers National reasonably requested by ACNB necessary to effectuate the transactions contemplated hereby.

SECTION 4.3 Access to Properties and Records.

     Farmers Bancorp and Farmers National shall give to ACNB, ACNB North and their authorized representatives (including without limitation their counsel, accountants, economic and environmental consultants and other designated representatives) reasonable access during normal business hours to all properties, books, contracts, documents and records of Farmers Bancorp or Farmers National as ACNB or ACNB North may reasonably request, subject to the obligations of ACNB, ACNB North and their authorized representatives to maintain the confidentiality of all non-public information concerning Farmers Bancorp or Farmers National obtained by reason of such access.

SECTION 4.4  Subsequent Financial Statements.

     Between the date of execution of this Agreement and the Effective Date, Farmers Bancorp shall promptly prepare and deliver to ACNB and ACNB North as soon as practicable all internal monthly and quarterly financial statements, reports to shareholders and reports to regulatory authorities prepared by or for Farmers Bancorp, including all audit reports submitted to Farmers Bancorp by independent auditors in connection with each annual, interim or special audit of the books of Farmers Bancorp made by such accountants. In particular, without limiting the generality of the foregoing sentence, Farmers Bancorp shall deliver to ACNB and ACNB North as soon as practicable a balance sheet as of June 30, 1998 and a related statement of income for the six (6) months then ended (which financial statements are hereinafter referred to as the "June 30, 1998 Financial Statements"). The representations and warranties set forth in Section 3.1(hh) of this Agreement shall apply to the June 30, 1998 Financial Statements.

SECTION 4.5 Board and Committee Minutes.

     Farmers Bancorp and Farmers National shall provide to ACNB, within 15 days after any meeting of the Board of Directors, or any committee thereof, or any senior or executive management committee, a copy of the minutes of such meeting.

SECTION 4.6 Update Schedule.

     Farmers Bancorp and Farmers National shall promptly disclose to ACNB and ACNB North in writing any change, addition, deletion or other modification to the information set forth in the Annexes to this Agreement. Notwithstanding the foregoing, disclosures made subsequent to the date of this Agreement shall not relieve Farmers Bancorp or Farmers National from any and all liabilities for prior statements and disclosures to ACNB and ACNB North.

SECTION 4.7  Notice.

     Farmers Bancorp and Farmers National shall promptly notify ACNB and ACNB North in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to ACNB and ACNB North in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business operations or future prospects of Farmers Bancorp or Farmers National.

SECTION 4.8 Other Proposals.

     Farmers Bancorp and Farmers National shall not, nor shall either of them permit any officer, director, employee, agent, consultant, counsel or other representative to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, or respond to requests for information, inquiries or other communications from any persons other than ACNB or ACNB North concerning the fact of, or the terms and conditions of, this Agreement, or concerning any acquisition of Farmers Bancorp or Farmers National, or any assets or business thereof (except that Farmers Bancorp officers may respond to inquiries from analysts, regulatory authorities and holders of Farmers Bancorp Common Stock in the Ordinary Course of Business); and Farmers Bancorp shall notify ACNB immediately if any such discussions or negotiations are sought to be initiated with Farmers Bancorp by any such person other than ACNB or if any such requests for information, inquiries, proposals or communications are received from any person other than ACNB.

SECTION 4.9  Dividends.

     Between the date of this Agreement and the Effective Date, Farmers Bancorp shall only declare and pay cash dividends as provided herein. Farmers Bancorp shall only pay regular quarterly cash dividends in an amount not in excess of $.17 per share during each of the third and fourth calendar quarters of 1998.

SECTION 4.10 Core Deposits.

     Farmers National shall use commercially reasonable efforts to maintain deposits.

SECTION 4.11 Affiliate Letters.

     Farmers Bancorp shall deliver or cause to be delivered to ACNB or ACNB North, at or before the Closing (as defined in Section 1.1(b) of this Agreement), a letter or agreement from each officer, director and shareholder of Farmers Bancorp who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Farmers Bancorp, in form and substance satisfactory to ACNB and ACNB North, under the terms of which each such officer, director or shareholder acknowledges and agrees to abide by all limitations imposed by the 1933 Act and by all rules, regulations and releases promulgated thereunder with respect to the sale or other disposition of the shares of ACNB Common Stock to be received by such person pursuant to this Agreement.

SECTION 4.12 No Purchases or Sales of ACNB Common Stock During Price Determination Period.

     Neither Farmers Bancorp, Farmers National nor any executive officer or director of Farmers Bancorp or Farmers National nor any shareholder of Farmers Bancorp who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of Farmers Bancorp shall purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of ACNB Common Stock or any options, rights or other securities convertible into shares of ACNB Common Stock during the Price Determination Period.

SECTION 4.13 Accounting Treatment.

     Farmers Bancorp acknowledges that ACNB presently intends to treat the business combination contemplated by this Agreement as a "pooling of interests" for financial reporting purposes. Neither Farmers Bancorp nor Farmers National shall take (and shall use its best efforts not to permit any of its directors, officers, employees, shareholders, agents, consultants or other representatives to take) any action which would preclude ACNB from treating such business combination as a "pooling of interests" for financial reporting purposes.

SECTION 4.14 Press Releases.

     Neither Farmers Bancorp nor Farmers National shall issue any press release related to this Agreement or the transactions contemplated hereby as to which ACNB has not given its prior written consent, and shall consult with ACNB as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit Farmers Bancorp or Farmers National from making any disclosure which its counsel deems reasonably necessary.

SECTION 4.15 Phase I Environmental Audit.

     Farmers Bancorp and Farmers National shall permit, if ACNB elects to do so at its own expense, a "phase I environmental audit" to be performed at any physical location owned or occupied on the date hereof by Farmers Bancorp or Farmers National.


                                    ARTICLE V
                        COVENANTS OF ACNB AND ACNB NORTH

     From the date of this Agreement until the Effective Date (as defined in Section 1.1(c) of this Agreement), ACNB and ACNB North covenant and agree to do the following:

SECTION 5.1 Best Efforts.

     ACNB and ACNB North shall cooperate with Farmers Bancorp and Farmers National and shall use their best efforts to do or cause to be done all things necessary or appropriate on their part in order to fulfill the conditions precedent set forth in Article VI of this Agreement and to consummate this Agreement. In particular, without limiting the generality of the foregoing sentence, ACNB and ACNB North agree to do the following:

(a)  Applications  for Regulatory  Approval.

     ACNB and ACNB North shall promptly prepare and file, with the cooperation and assistance of Farmers Bancorp and Farmers National, all required applications for regulatory approval of the transactions contemplated by this Agreement.

(b)  Registration  Statement.

     ACNB shall promptly prepare, with the cooperation and assistance of Farmers Bancorp, and file with the SEC, a registration statement under the 1933 Act (the "Registration Statement") for the purpose of registering the shares of ACNB Common Stock to be issued under the provisions of this Agreement. ACNB may rely upon all information provided to it by Farmers Bancorp in this connection and ACNB shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement or in the proxy statement and prospectus (the "Proxy Statement/Prospectus") which is prepared as a part thereof, if such statement is made by ACNB in reliance upon any information provided to ACNB by Farmers Bancorp or by its agents and representatives. ACNB will advise Farmers Bancorp, after it receives notice thereof, of the time when the Registration Statement or any Pre- or Post-Effective Amendment thereto has become effective or any supplement or amendment has been filed.

(c)  State Securities Laws.

     ACNB and ACNB North, with the cooperation of Farmers Bancorp and Farmers National, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable securities laws of any state having jurisdiction over the transactions contemplated by this Agreement.

SECTION 5.2 Access to Properties and Records.

     ACNB and ACNB North shall give to Farmers Bancorp and Farmers National and to its authorized representatives (including without limitation counsel, accountants, economic and environmental consultants and other designated representatives) reasonable access during normal business hours to all properties, books, contracts, documents and records of ACNB, ACNB North and Adams County National Bank as they may reasonably request, subject to their obligation and the obligation of their authorized representatives to maintain the confidentiality of all non-public information concerning ACNB, ACNB North or Adams County National Bank obtained by reason of such access.

SECTION 5.3  Subsequent Financial Statements.

     Between the date of execution of this Agreement and the Effective Date, ACNB shall promptly prepare and deliver to Farmers Bancorp as soon as practicable each Quarterly Report to ACNB's shareholders and any Annual Report to ACNB's shareholders normally prepared by ACNB. The representations and warranties set forth in Sections 3.2 of this Agreement shall apply to the financial statements set forth in the foregoing Quarterly Reports and any Annual Report to ACNB's shareholders.

SECTION 5.4 Update Schedule.

     ACNB and ACNB North shall promptly disclose to Farmers Bancorp and Farmers National in writing any change, addition, deletion or other modification to the information set forth in its Annexes to this Agreement.

SECTION 5.5  Notice.

     ACNB and ACNB North shall promptly notify Farmers Bancorp and Farmers National in writing of any actions, claims, investigations or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to them in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise could materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of ACNB and ACNB North.

SECTION     5.6  No  Purchase  or  Sale  of  ACNB  Common   Stock  During  Price
            Determination Period.

     Neither ACNB nor any subsidiary of ACNB, nor any executive officer or director of ACNB or any subsidiary of ACNB, nor any shareholder of ACNB who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of ACNB, shall purchase or sell, or submit a bid to purchase or an offer to sell, directly or indirectly, any shares of ACNB Common Stock or any options, rights or other securities convertible into shares of ACNB Common Stock during the Price Determination Period; provided, however, that ACNB may purchase shares of ACNB Common Stock in the Ordinary Course of Business during the Price Determination Period pursuant to ACNB's employee benefit plans, stock option plans or ACNB's dividend reinvestment and stock purchase plan.

SECTION 5.7 Publicity.

     ACNB shall provide to Farmers Bancorp, for review and comment, copies of any public disclosure or press releases related to this Agreement and the transactions contemplated hereby, prior to any public release of such disclosure.

SECTION 5.8 Indemnification.

     On and after the Effective Time, ACNB shall indemnify and hold harmless all former and present directors, officers, employees and agents of Farmers Bancorp and Farmers National for all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the approval of ACNB, which approval shall not be unreasonably withheld) in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the operation of the business of Farmers Bancorp or Farmers National prior to the Effective Time, to the fullest extent permitted under the articles of incorporation of Farmers Bancorp, the charter of Farmers National, and the bylaws of each, as in effect as of the date of the execution of this Agreement.


                                   ARTICLE VI
                           CONDITIONS TO CONSUMMATION

SECTION 6.1 Common Conditions.

     The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

(a) The Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Farmers Bancorp and ACNB (if applicable) in accordance with applicable law.

(b) All approvals, consents or waivers required by any of the Farmers Bancorp Regulatory Agencies or the ACNB Regulatory Agencies with respect to this Agreement (including the Merger) and the transactions contemplated hereby including, without limitation, the approvals, notices to, consents or waivers of (i) the Board, and (ii) the Pennsylvania Department of Banking (the Farmers Bancorp Regulatory Agencies and the ACNB Regulatory Agencies, are, collectively the "Regulatory Agencies") shall have been obtained and shall remain in full force and effect, and all applicable statutory waiting periods (including without limitation all applicable statutory waiting periods relating to the Merger) shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that are necessary or appropriate to the

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


     consummation of the transactions contemplated by this Agreement except those approvals, consents or waivers, if any, of which failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on ACNB, ACNB North, Farmers Bancorp or Farmers National (after giving effect to the transaction contemplated hereby); provided, however, that no such approval shall have imposed any condition or requirement which in the opinion of the board of directors of ACNB or ACNB North renders consummation of the Merger inadvisable.

(c) All other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been satisfied.

(d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against any of the parties herein or any of their subsidiaries brought by any governmental agency seeking to prevent consummation of the transactions contemplated hereby.

(e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

(f) The Registration Statement shall have been filed (the date of which is referred to herein as the "Filing Date") by ACNB with the SEC under the 1933 Act, and shall have been declared effective prior to the time the Proxy Statement/ Prospectus is first mailed to the shareholders of Farmers Bancorp, and no stop order with respect to the effectiveness of the Registration Statement shall have been issued; the ACNB Common Stock to be issued pursuant to this Agreement shall be duly registered or qualified under the securities or "blue sky" laws of all states in which such action is required for purposes of the initial issuance of such shares and the distribution thereof to the shareholders of Farmers Bancorp entitled to receive such shares.

(g) A ruling from the IRS or an opinion of Shumaker Williams, P.C., or from an accounting firm acceptable to ACNB to the effect that:

     (i)  The Merger  will  constitute  a  reorganization  within the meaning of
          Section 368(a) of the Code and Farmers Bancorp, ACNB and ACNB North will each be a "party to a reorganization" within the meaning of
          Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Farmers Bancorp, ACNB or ACNB North by reason of the Merger;

     (iii)Except for cash received in lieu of fractional shares and cash received by Farmers Bancorp Shareholders who exercise their dissenter's rights, no gain or loss will be recognized by the shareholders of Farmers Bancorp who receive solely ACNB Common Stock upon the exchange of their shares of Farmers Bancorp Common Stock for shares of ACNB Common Stock;

     (iv) The tax basis of the ACNB Common Stock to be received by the Farmers Bancorp shareholders will be, in each instance, the same as the basis of the Farmers Bancorp Common Stock surrendered in exchange therefor;

     (v) The holding period of the ACNB Common Stock received by a Farmers Bancorp shareholder receiving ACNB Common Stock will include the period during which the Farmers Bancorp Common Stock surrendered in exchange therefor was held;

     (vi) Cash received by a Farmers Bancorp shareholder in lieu of a fractional share interest of ACNB Common Stock or upon exercise of dissenter's rights will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of ACNB Common Stock, or the tax basis in the shares surrendered, as the case may be, which he would otherwise be entitled to receive and will qualify as capital gain or loss; and

     (vii)Subject to any limitations imposed under Sections 381 and 382 of the Code, ACNB North, as the survivor to the Merger, will carry-over and take into account all accounting items and tax attributes of Farmers Bancorp, including but not limited to earning and profits, methods of accounting, and tax basis and holding periods of Farmers Bancorp.

          In case a ruling from the IRS is sought, Farmers Bancorp and ACNB shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for ACNB and Farmers Bancorp, be necessary or advisable to obtain such ruling.

SECTION 6.2 Conditions to Obligations of ACNB and ACNB North.

     The obligations of ACNB and ACNB North to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

(a) Each of the representations and warranties of Farmers Bancorp and Farmers National contained in this Agreement shall be true and correct in all material respects as of the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); each of Farmers Bancorp and Farmers National shall have performed each of its covenants and agreements contained in this Agreement; and ACNB and ACNB North shall have received certificates signed by the President and the Cashier of Farmers

     National and the President and Secretary of Farmers Bancorp, dated as of the date of the Closing, to the foregoing effect.

(b) Greenawalt & Company, or such other accounting firm as is acceptable to the parties, shall have furnished to ACNB an "agreed upon procedures" letter, dated the Effective Date, in form and substance satisfactory to ACNB to the effect that, based upon a procedure performed with respect to the financial condition of Farmers Bancorp, Farmers National and affiliates, for the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, including but not limited to (a) their inspection of the minute books of Farmers Bancorp, Farmers National and affiliates, (b) inquiries made by them of officers and other employees of Farmers Bancorp, Farmers National and affiliates responsible for financial and accounting matters as to transaction, and events during the period, as to consistency of accounting procedures with prior periods and as to the existence and disclosure of any material contingent liabilities, and (c) of other specified procedures and inquiries performed by them, nothing has come to their attention that would indicate that (A) during the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, there was any change in the capitalization of Farmers Bancorp or Farmers National on a consolidated basis, or (B) any material adjustments would be required to the audited financial statements for the period ended December 31, 1997 in order for them to be in conformity with generally accepted accounting principles applied on a consistent basis with that of prior periods.

(c) There shall not have occurred any change in the financial condition, properties, assets, business or results of operation of Farmers Bancorp or Farmers National which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on Farmers Bancorp or Farmers National.

(d) The Merger shall as of the date of the Closing meet the requirements for pooling-of-interests accounting treatment under generally accepted accounting principles and under the accounting rules of the SEC, and ACNB shall have received a letter from Stambaugh-Ness, P.C. in form and substance reasonably satisfactory to ACNB as to the matters specified in
     Section 6.2 (d).

(e) ACNB shall have received from each of the persons identified by Farmers Bancorp pursuant to Section 4.11 hereof an executed counterpart of an affiliate's agreement in the form contemplated by such Section.

(f) Except as otherwise provided in this Agreement, prior to Closing, all issued and outstanding options, warrants or rights to acquire Farmers Bancorp Common Stock or any capital stock of Farmers National ("Farmers National Common Stock") shall have been canceled. No compensation or other rights will be payable or exchangeable in the Merger in respect of any such rights which remain unexercised at the Effective Time.

(g) Dissenting Shareholders. Holders of no more than seven percent (7.0%) of the issued and outstanding shares of Farmers Bancorp (17,360 shares) shall have exercised their statutory appraisal or Dissenters' Rights.

(h)  Environmental Matters. No environmental problem of the kind contemplated in
     Section 3.1(q) of Article III of this Agreement and not previously disclosed on Annex 3.1(q) shall have been discovered which would, or which potentially could, materially and adversely affect the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Farmers Bancorp or Farmers National; provided, that for purposes of determining the materiality of an undisclosed environmental problem or problems, the definition of "material" shall be governed by the proviso to Section 9.1 of this Agreement. The result of any "phase I environmental audit" conducted pursuant to Section 4.15 with respect to owned or occupied bank premises shall be reasonably satisfactory to ACNB.

(i) Benefit Plans. ACNB shall have determined within sixty (60) days of the execution of this Agreement that the medical, health, insurance, and employee benefit plans or programs of Farmers Bancorp and/or Farmers National do not contain any provision or term which, upon assumption by ACNB on the Effective Date, would require ACNB to provide benefits or incur cost in excess of those provided or paid by ACNB to or on behalf of its existing employees.

(j) Financial Confirmation. Within sixty (60) days of the execution of this Agreement, ACNB (and their accountants if the advice of such accountants is deemed necessary or desirable by ACNB) shall have established to their satisfaction that Farmers Bancorp's Balance Sheet fairly presents the financial condition, assets and liabilities of Farmers Bancorp as at June 30, 1998, and that, since June 30, 1998 there has not been any material and adverse change in the condition (financial or otherwise), assets, liabilities, business, operations or future prospects of Farmers Bancorp or Farmers National.

(k) Litigation. All litigation pending against Farmers Bancorp or Farmers National which, individually or in the aggregate, would have a Material Adverse Effect on Farmers Bancorp's consolidated operations or future prospects, shall have been settled or otherwise resolved on terms satisfactory to ACNB.

SECTION       6.3 Conditions to the  Obligations of Farmers  Bancorp and Farmers
              National.

     The obligations of Farmers Bancorp to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

(a) Each of the representations, warranties and covenants of ACNB and ACNB North contained in this Agreement shall be true and correct in all material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date); ACNB and

     ACNB North shall have performed each of its covenants and agreements, which are material to its operations and prospects, contained in this Agreement; and Farmers Bancorp shall have received certificates signed by the President and Secretary or Vice President or Assistant Secretary of ACNB and ACNB North.

(b) There shall not have occurred any change in the financial condition, properties, assets or business or results of operation of ACNB and ACNB North which, individually or in the aggregate, has had or might reasonably be expected to result in a Material Adverse Effect on ACNB or the Material Subsidiaries taken as a whole.

(c) The status of all pending litigation that might reasonably be expected to result in a Materially Adverse Effect to ACNB or the Material Subsidiaries taken as a whole, shall be satisfactory to Farmers Bancorp.

(d) Farmers Bancorp shall have received an updated opinion from Garland McPherson & Associates, Inc. as of a date no later than the date of the Proxy Statement/Prospectus mailed to the Farmers Bancorp shareholders in connection with the Merger to the effect that the Merger consideration is fair to Farmers Bancorp's shareholders from a financial point of view.

(e) A certificate for the required number of whole shares of ACNB Common Stock, as determined in accordance with Section 2.1(a), and cash payable for the fractional shares interests shall have been delivered to the Exchange Agent, subject to Section 2.2 of this Agreement.


                                   ARTICLE VII
                                   TERMINATION

SECTION 7.1  Termination.

     This Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of Farmers Bancorp:

(a) by the mutual, written consent of Farmers Bancorp and ACNB if the board of directors of each so determines by a vote of a majority of the members of the entire Board;

(b) by Farmers Bancorp if (i) by written notice to ACNB that there has been a material breach by ACNB of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to ACNB by Farmers Bancorp or (ii) by written notice to ACNB that any condition precedent to Farmers Bancorp's obligations as set forth in
     Article VI of this Agreement has not been met or waived by Farmers Bancorp at such time as such condition can no longer be satisfied through no fault of Farmers Bancorp or Farmers National, on June 30, 1999.

(c) by ACNB by written notice to the other parties, in the event (i) of a material breach by Farmers Bancorp or Farmers National of any representation, warranty, covenant or agreement contained herein and such breach is not cured or not curable within thirty (30) days after written notice of such breach is given to Farmers Bancorp by ACNB or (ii) any condition precedent to ACNB's obligations as set forth in Article VI of this Agreement has not been met or waived by ACNB at such time as such condition can no longer be satisfied, through no fault of ACNB or ACNB North, on June 30, 1999.

(d) by ACNB or Farmers Bancorp by written notice to the other, in the event that the Merger is not consummated by June 30, 1999, unless the failure to so consummate by such time is due to the breach of any representation, warranty or covenant contained in this Agreement by the party seeking to terminate, provided, however, that such date may be extended by the written agreement of the parties hereto.

(e) within thirty (30) days of the date of this Agreement, by ACNB or ACNB North by giving written notice to Farmers Bancorp, if any matter or thing has come to the attention of ACNB or ACNB North in the course of their due diligence investigation, or otherwise, with respect to Farmers Bancorp or Farmers National that lead them to believe that it would be inadvisable for ACNB or ACNB North, in their sole and exclusive judgment, to proceed with the transactions contemplated by this Agreement.

(f) within thirty (30) days of the date of this Agreement, by Farmers Bancorp or Farmers National by giving written notice to ACNB, if any matter or thing has come to the attention of Farmers Bancorp or Farmers National in the course of their due diligence investigation, or otherwise, with respect to ACNB or ACNB North that lead them to believe that it would be inadvisable for Farmers Bancorp or Farmers National, in their sole and exclusive judgment, to proceed with the transactions contemplated by this Agreement.

SECTION 7.2 Effect of Termination.

     In the event of the termination of this Agreement as provided above, this Agreement shall thereafter become void and have no effect, except that the provisions of Section 3.1(p) (Fees), Sections 4.3 and 5.2 (relating to confidentiality and return of documents), Sections 4.14 (Press Releases and Publicity) and Sections 7.3 and 9.10 (Expenses) of this Agreement shall survive any such termination and abandonment.

SECTION 7.3  Expenses.

     Any termination of this Agreement pursuant to Sections 7.1(a) or 7.l(d) hereof shall be without cost, expense or liability on the part of any party to the others. Any termination of this Agreement pursuant to Section 7.1(b) or 7.1(c) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the breach of a representation or warranty or covenant is caused by the willful conduct or gross negligence of a party or the circumstances of, in which event said party shall be liable to the other parties for all out-of pocket costs and expenses, including without limitation, reasonable legal, accounting and investment banking fees and expenses, incurred by such other party in connection with their entering into this Agreement and their carrying out of any and all acts contemplated hereunder ("Expenses"). Any termination of this Agreement pursuant to Section 7.1(e) or (f) hereof shall also be without cost, liability or expense on the part of any party to the others, unless the termination is caused by willful misrepresentation or fraud of, in the case of Section 7.1(e), Farmers Bancorp or Farmers National, in which event Farmers Bancorp shall be liable to ACNB and ACNB North for all Expenses, and in the case of Section 7.1(f), ACNB or ACNB North, in which event ACNB shall be liable to Farmers Bancorp and Farmers National for all Expenses.


                                  ARTICLE VIII
                             POST MERGER AGREEMENTS

SECTION 8.1   Employees.

(a) Farmers National's employees who are employed in good standing and actively at work as of the Effective Date (the "Continuing Employees") shall be employed and retained in their current positions with compensation no less than current levels of compensation, with such changes in the future as may be appropriate, as determined by Farmers National's Board of Directors. Notwithstanding the foregoing, ACNB shall retain the right to terminate any of the Continuing Employees at any time following the Effective Date for "Good Reason", as that term shall be defined by ACNB.

(b) After the Effective Date, all benefits of the Continuing Employees will be maintained at a level not less than equal to the benefits enjoyed by the employees of Farmers National prior to the Effective Date, with such changes in the future as may be appropriate, as determined by Farmers National's Board of Directors.

(c) After the Effective Date, Continuing Employees shall be eligible to apply for any positions available at ACNB, or any of its subsidiaries.

SECTION 8.2   Officers.

     Farmers National's officers who are employed in good standing and actively at work as of the Effective Date (the "Continuing Officers") shall be employed and retained in their current management positions with compensation at least equal to their current levels of compensation, with such changes in the future as may be appropriate, as determined by Farmers National's Board of Directors. Notwithstanding the foregoing, ACNB shall retain the right to terminate any of the Continuing Officers at any time following the Effective Date for "Good Reason", as that term shall be defined by ACNB.

SECTION 8.3   Directors.

     On the Effective Date, two (2) persons who are mutually agreed upon by ACNB and Farmers Bancorp and who previously served as directors of Farmers Bancorp shall be appointed to the board of directors of ACNB, one person to serve as a Class 1 Director, one person to serve as a Class 2 Director, and each shall serve until such time as his successor has been duly elected, qualified, or appointed. ACNB agrees to waive any mandatory retirement requirements contained in its by-laws so far as such requirement pertains to such two persons.

SECTION 8.4   Farmers National Board of Directors.

(a) Composition; Term; Duties. Immediately following the Effective Time, the Board of Directors of Farmers National shall consist of the members of the board immediately preceding the Effective Time, with the addition of Ms. Carolyn H. Kough and Mr. Ronald L. Hankey. Following the Effective Date, ACNB, consistent with its fiduciary duties, shall continue to recommend on an annual basis that the then current members of the Board of Directors of Farmers National be re-elected.

(b) Compensation. Following the Effective Date, each member of the Farmers National board of directors shall receive an annual retainer of two thousand eight hundred and fifty dollars ($2,850) for each year in which such director attends at least 10 meetings of the Farmers National board of directors, a monthly fee of two hundred and sixty-five dollars ($265.00) for each meeting of the board of directors attended, committee fees of eighty dollars ($80) per hours, a seminar fee of two hundred and fifty dollars ($250) per half day and four hundred dollars ($400) per full day seminar, plus applicable expenses, as compensation for services rendered in their capacity as a Director.

SECTION 8.5 Certain Matters.

     ACNB shall continue the separate corporate existence of Farmers National as an operating subsidiary, with the corporate name "Farmers National Bank of Newville", with such changes in the future as may be appropriate, as determined by Farmers National's Board of Directors. ACNB shall use its best efforts to maintain the level of customer service and community support as has been the custom of Farmers Bancorp and Farmers National.

SECTION 8.6 NASDAQ Listing.

     Within one hundred and eighty (180) days following the Effective Date, ACNB shall use its best efforts to apply to the National Association of Securities Dealers ("NASD") and qualify for quotation of ACNB Common Stock on the National Association of Securities Dealers Automatic Quotations ("NASDAQ") National Market System or NASDAQ Small Cap Stocks, as applicable. Notwithstanding the foregoing, ACNB shall be under no obligation to make application to the NASD for listing of ACNB Common Stock on NASDAQ if such application and/or listing is deemed impractical or inadvisable by ACNB's financial and/or legal advisors.


                                   ARTICLE IX
                                 OTHER MATTERS

SECTION 9.1 Certain Definitions; interpretation.

     As used in this Agreement, the following terms shall have the meanings indicated:

          "Material" means material to the party in question (as the case may be) and its respective subsidiaries, taken as a whole.

          "Material Adverse Effect," with respect to a person, means any condition, event, change or occurrence that has or results in an effect which is material and adverse to (A) the financial condition, properties, assets, business or results of operations of such person and its subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Agreement. In the case of Farmers National, receipt of a CAMELS rating in connection with a safety and soundness examination which is lower than the rating given to Farmers National in connection with the safety and soundness examination most recently reported prior to the date of this Agreement shall be deemed to have a "Material Adverse Effect" on Farmers National.

          "Person"   includes   an   individual,    corporation,    partnership,
          association, trust or unincorporated organization.

          "Subsidiary," with respect to a person, means any other person controlled by such person.

When a reference is made in this Agreement to Exhibits, Sections, Annexes or Schedules, such reference shall be to a Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents, tie sheet and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation". Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

SECTION 9.2  Survival.

     The representations, warranties and agreements of the parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the parties hereto shall have any liability to the other on account of any breach or failure of any of those representations, warranties and agreements; provided, however, that the foregoing clause shall not (i) apply to agreements of the parties which by their terms are intended to be performed either in whole or in part after the Effective Time, and (ii) shall not relieve any person of liability for fraud, deception or intentional misrepresentation.

SECTION 9.3 Parties in Interest.

     This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and, other than the right to receive the consideration payable in the Merger pursuant to Article II hereof, is not intended to and shall not confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 9.4  Captions.

     The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

SECTION 9.5  Severability.

     If any provision of this Agreement or the application thereof to any party or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 9.6 Access; Confidentiality.

     The parties hereby agree to conduct the investigations and discussions contemplated by Section 4.3 and Section 5.2 of this Agreement in a manner so as to not interfere unreasonably with normal operations and customer and employee relationships. If the transactions contemplated by this Agreement are not consummated, the parties hereby agree to destroy or return all documents and records obtained from the other or their respective representatives during the course of any investigation and will cause all information with respect to the other party obtained pursuant to this Agreement or preliminarily thereto to be kept confidential, except to the extent such information becomes public through no fault of the party which has obtained such information or any of its respective representatives or agents and except to the extent disclosure of any such information is legally required. Each party hereby agrees to give the other party prompt notice of any contemplated disclosure where such disclosure is so legally required.

SECTION 9.7 Waiver and Amendment.

     Prior to the Effective Time, any provision of this Agreement may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors, except that no amendment or waiver may be made that would change the form or the amount of the merger consideration or otherwise have the effect of prejudicing the Farmers Bancorp shareholders' interest in the merger consideration following the Farmers Bancorp Shareholders' Meeting.

SECTION 9.8  Counterparts.

     This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

SECTION 9.9 Governing Law.

     This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania, or, to the extent it may control, federal law, without reference to the choice of law principles thereof.

SECTION 9.10  Expenses.

     Subject to the provisions of Section 7.3 hereof, each party hereto will bear all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided, however, that all filing and other fees (other than federal and state income taxes) required to be paid to any governmental agency or authority in connection with the consummation of the transactions contemplated hereby shall be paid by ACNB.

SECTION 9.11  Notices.

     All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

         If to Farmers Bancorp, to:

                  Farmers National Bancorp, Inc.
                  1 W. Big Spring Avenue
                  P.O. Box 156
                  Newville, PA 17241-0156
                  Attention:        Mr. Edgar S. Heberlig
                                    Chairman of the Board of Directors

         If to Farmers National, to:

                  Farmers National Bank of Farmers National
                  1 W. Big Spring Avenue
                  P.O. Box 156
                  Newville, PA 17241-0156
                  Attention:        Mr. Mervin J. Morrison
                                    President

         If to ACNB, to:

                  ACNB Corporation
                  P. O. Box 3129
                  Gettysburg, PA 17325
                  Attention:        Mr. Ronald L. Hankey
                                    President and Chief Executive Officer

         If to ACNB North, to:

                  ACNB North, Inc.
                  c/o ACNB Corporation
                  P. O. Box 3129
                  Gettysburg, PA 17325
                  Attention:        Mr. Ronald L. Hankey
                                    President and Chief Executive Officer

SECTION 9.12  Entire Agreement; Etc.

     This Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of this Agreement, together with such other agreements as are executed by the parties in connection herewith, on the date hereof, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement except as expressly provided.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                           ACNB CORPORATION



/s/ John W. Krichten                      /s/ Ronald L. Hankey
--------------------------                ----------------------------
John W. Krichten, Secretary           By: Ronald L. Hankey
                                   Title: President and Chief Executive Officer

                                          ACNB NORTH, INC.


/s/ John W. Krichten                      /s/ Ronald L. Hankey
--------------------------                -----------------------------
John W. Krichten, Secretary           By: Ronald L. Hankey
                                   Title: President and Chief Executive Officer


                                          FARMERS NATIONAL BANCORP, INC.



/s/ W. Irvin Nelson                        /s/ Edgar S. Heberlig
--------------------------                ---------------------------------
W. Irvin Nelson, Secretary            By: Edgar S. Heberlig
                                   Title: Chairman of the Board of Directors


                                         FARMERS NATIONAL BANK OF NEWVILLE



/s/ James E. Showvaker                    /s/ Mervin J. Morrison
-------------------------                ----------------------------------
James E. Showvaker, Cashier           By: Mervin J. Morrison
                                   Title: President

                                    ANNEX B

                OPINION OF GARLAND MCPHERSON & ASSOCIATES, INC.

               [GARLAND McPHERSON & ASSOCIATES, INC. LETTERHEAD]


_______________, 1998


The Board of Directors
Farmers National Bancorp, Inc.
1 West Big Spring Avenue
Newville, PA 17241

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Farmers National Bancorp, Inc. ("FNB") of the Agreement and Plan of Reorganization (the "Agreement") pursuant to which FNB will combine with and into ACNB Corporation ("ACNB") by means of a merger. Under the terms of the Agreement, each outstanding share of FNB common stock will be converted into 2.266 shares of ACNB common stock.

Garland McPherson & Associates, Inc., as part of its investment banking and bank consulting business, is engaged in the valuation of financial institution securities for a variety of purposes, including mergers and acquisitions, and the determination of adequate consideration in such transactions.

For purposes of this opinion, we reviewed and analyzed information pertaining to the financial and operating condition of FNB and ACNB. This review included, but was not limited to: (i) the Agreement and Plan of Reorganization; (ii) financial and other information which was publicly available or provided to us by FNB and ACNB; (iii) certain financial information relating to the banking industry in general; (iv) the respective history of dividends paid by the two institutions;
(v) our evaluation of future prospects for the merged institution; (vi) terms and conditions of comparable merger transactions and (vii) such other financial reviews, analyses, and investigations as we deemed appropriate.

In rendering our opinion, we conducted discussions with members of senior management of FNB and ACNB concerning their respective businesses and prospects and have relied on the accuracy and completeness of information and representations delivered to us by FNB and ACNB and their officers, directors, counsel, and other agents. We have not independently verified the information reviewed by us (either publicly available or provided to us by FNB and ACNB) and, in rendering our opinion, have relied upon such information as being complete and accurate in all material respects.

We have assumed that the allowances for loan losses indicated on the balance sheets of FNB and ACNB as of June 30, 1998 are adequate to cover such losses. We have not reviewed the loan files

The Board of Directors                                 _______________, 1998
Farmers National Bancorp, Inc.                                        Page 2


of FNB or ACNB, nor did we make an independent valuation or appraisal of the assets and liabilities of FNB and ACNB.

We assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions will be imposed on ACNB that would have a material adverse effect on the contemplated benefits of the Merger to FNB. We further assumed that no change would occur in applicable law or regulation that would cause a material adverse change in the prospects or operations of ACNB after the Merger. We express no opinion as to the tax consequences of the merger to FNB and its shareholders.

Our conclusion is based on the market, economic and other conditions prevailing as of the date hereof and the current conditions and prospects of FNB and ACNB. Events occurring subsequent to this date could materially affect the assumptions and conclusions contained in our opinion. We express no opinion as to what the value of ACNB common stock will be at the time the Merger is consummated. Our opinion pertains only to the financial consideration of the Merger and does not constitute a recommendation to the Board of FNB nor a recommendation as to how FNB shareholders should vote with regard to the Merger.

Based upon and subject to the foregoing, it is our opinion as of the date hereof, that the exchange and the ACNB consideration to be received is fair, from a financial point of view, to the shareholders of Farmers National Bancorp, Inc.

Sincerely,


Garland McPherson & Associates, Inc.

                                    ANNEX C

            PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED
                          EXCERPTS FROM SUBCHAPTER 19C

            PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED
                          EXCERPTS FROM SUBCHAPTER 19C

Section 1930. Dissenters rights

     (a) General rule. If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).


                                 SUBCHAPTER 15D

                                Dissenters Rights

Section:

1571. Application and effect of subchapter.

1572. Definitions.

1573. Record and beneficial holders and owners.

1574. Notice of intention to dissent.

1575. Notice to demand payment.

1576.Failure to comply with notice to demand payment, etc. 1577. Release of restrictions or payment for shares. 1578. Estimate by dissenter of fair value of shares. 1579. Valuation proceedings generally. 1580. Costs and expenses of valuation proceedings.


Section 1571. Application and effect of Subchapter.

     (a) General rule. Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

          Section   1906(c)   (relating  to   dissenters   rights  upon  special
          treatment).

          Section 1930 (relating to dissenters rights).

          Section 1931(d) (relating to dissenters rights in share exchanges).

          Section 1932(c) (relating to dissenters rights in asset transfers).

          Section 1952(d) (relating to dissenters rights in division).

          Section 1962(c) (relating to dissenters rights in conversion).

          Section 2104(b) (relating to procedure).

          Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

          Section 2325(b) (relating to minimum vote requirement).

          Section 2704(c) (relating to dissenters rights upon election).

          Section 2705(d) (relating to dissenters rights upon renewal of election).

          Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

          Section 7104(b)(3) (relating to procedure).

     (b)  Exceptions.

          (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

               (i)  listed on a national securities exchange; or

               (ii) held of record by more than 2,000 shareholders;

               shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

          (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

               (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

               (ii) Shares  of  any   preferred  or  special  class  unless  the
                    articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

               (iii)Shares  entitled to dissenters  rights under section 1906(c)
                    (relating to dissenters rights upon special treatment).

     (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

     (c) Grant of optional dissenters rights. The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

     (d) Notice of dissenters rights. Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

          (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

          (2) a copy of this subchapter.

     (e) Other statutes. The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

     (f) Certain provisions of articles ineffective. This subchapter may not be relaxed by any provision of the articles.

     (g) Cross references. See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

     "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

     "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

     "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

     "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

Section 1573. Record and beneficial holders and owners.

     (a) Record holders of shares. A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

     (b)  Beneficial  owners  of  shares.  A  beneficial  owner of  shares  of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

     If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

     (a) General rule. If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

          (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

          (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

          (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

          (4) Be accompanied by a copy of this subchapter.

     (b) Time for receipt of demand for payment. The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

     (a) Effect of failure of shareholder to act. A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

     (b) Restriction on uncertificated shares. If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

     (c)  Rights retained by  shareholder.  The dissenter shall retain all other
          rights  of  a   shareholder   until  those   rights  are  modified  by
          effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

     (a) Failure to effectuate corporate action. Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

     (b) Renewal of notice to demand payment. When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

     (c) Payment of fair value of shares. Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

          (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

          (2) A statement of the corporation's estimate of the fair value of the shares.

          (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

     (d) Failure to make payment. If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

     (a) General rule. If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

     (b) Effect of failure to file estimate. Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

     (a) General rule. Within 60 days after the latest of:

          (1)  effectuation of the proposed corporate action;

          (2) timely receipt of any demands for payment under Section 1575 (relating to notice to demand payment); or

          (3)  timely  receipt  of  any  estimates   pursuant  to  section  1578
               (relating to estimate by dissenter of fair value of shares);

          if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

     (b) Mandatory joinder of dissenters. All, dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

     (c) Jurisdiction of the court. The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

     (d) Measure of recovery. Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

     (e) Effect of corporation's failure to file application. If the corporation fails to file an application as provided in subsection
          (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

     (a) General rule. The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

     (b) Assessment of counsel fees and expert fees where lack of good faith appears. Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

     (c) Award of fees for benefits to other dissenters. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefitted.

                                   PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

     Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. ss.ss.1101-4162) ("BCL") provides that a business corporation shall have the power under certain circumstances to indemnify its directors, officers, employees and agents against certain expenses incurred by them in connection with any threatened, pending or completed action, suit or proceeding.

     Articles 9 and 10 of the Bylaws of ACNB Corporation provide for the indemnification of its directors, officers, employees and agents in accordance with, and to the maximum extent permitted by, the provisions of Subchapter D of Chapter 17 of the BCL.

Item 21. Exhibits and Financial Statement Schedules.

     (a)  Exhibits:

          2.1 Agreement and Plan of Reorganization dated July 28, 1998, among the Farmers National Bancorp, Inc., Farmers National Bank of Newville, ACNB Corporation and ACNB North, Inc. (Included as Annex A to the Joint Proxy Statement/Prospectus contained herein.)

          3(i) Articles of Incorporation of ACNB Corporation. (Incorporated by reference to Exhibit 3 to ACNB's Annual Report on Form 10-K for the year ended December 31, 1994, filed with the Commission on March 25, 1995.)

          3(ii)Bylaws   of  ACNB   Corporation,   as   amended   and   restated.
               (Incorporated by reference to Exhibit 3(ii) to ACNB's Current Report on Form 8-K filed with the Commission on March 25, 1998.)

          4.1  Articles  of  Incorporation  of ACNB  Corporation.  (Included  at
               Exhibit 3(i) hereto.)

          4.2 Bylaws of ACNB Corporation, as amended and restated. (Included at Exhibit 3(ii) hereto.)

          5 Opinion of Shumaker Williams, P.C. re: legality of the ACNB Corporation Common Stock being registered.

          8    Form of Opinion of Shumaker Williams, P.C. re: Tax Matters.

          10 Executed Employment Agreement dated as of January 1, 1998, between Adams County National Bank, ACNB Corporation and Ronald
               L. Hankey. (Incorporated by reference to Exhibit 99 of ACNB Corporation's Current Report on Form 8-K filed with the Commission on March 25, 1998.)

          11 Statement re: Computation of Per Share Earnings. (Included at page [11] of the Joint Proxy Statement/Prospectus contained herein.)

          12 Statement re: Computation of Ratios. (Incorporated by reference to Exhibit 11 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 6, 1998.)

          13   Annual Report of ACNB  Corporation  (Incorporated by reference to
               Exhibit 13, of Registrant's Annual Report on Form 10-K, for the year ended December 31, 1997, filed with the Commission on March 27, 1998.)

          21   Subsidiaries of Registrant.

          23.1 Consent of Shumaker Williams, P.C. (included in Exhibit 5).

          23.2 Consent of Garland McPherson & Associates, Inc.

          23.3 Consent of Greenawalt & Company, P.C.

          23.4 Consent of Stambaugh o Ness, P.C.

          24   Power of Attorney. (Included on Signature Page.)

          99.1 Form of Farmers Bancorp, Inc. Proxy.

          99.2 Letter to Shareholders of Farmers Bancorp, Inc. (Included in Proxy Statement contained herein.)

          99.3 Notice  of  Meeting.   (Included  in  Proxy  Statement  contained
               herein.)

          99.4 Statute Relating to Dissenters' Rights. (Included as Annex C to the Proxy Statement contained herein.)

     (b)  Financial Statement Schedules:

          None required.

     (c)  Opinion of Financial Advisor:

          None.

Item 22. Undertakings.

     (a)  1. The undersigned Registrant hereby undertakes as follows:

          (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (1)(A)(i) and (1)(A)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (B) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     3. The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the preceding paragraph, or (ii) that purports to meet the requirements of
Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the 1933 Act, each such post-operative amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     4. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supplement by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gettysburg, Commonwealth of Pennsylvania on October 13, 1998.

                                                ACNB CORPORATION

                                       By:      /s/ Ronald L. Hankey
                                                ----------------------------
                                                Ronald L. Hankey
                                                President and Chief Executive
                                                   Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald L. Hankey and John W. Krichten, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

                                Capacity                           Date
                                --------                           ----

/s/ Ronald L. Hankey        President, Chief Executive      October 13, 1998
------------------------    Officer and Director
Ronald L. Hankey


/s/ John W. Krichten        Senior Vice President           October 14, 1998
------------------------    and Cashier, Chief Financial
John W. Krichten            Officer/Financial Accounting



/s/ Philip P. Asper
------------------------    Director                         October 13, 1998
Philip P. Asper



------------------------    Director                         October __, 1998
Guy F. Donaldson

------------------------    Director                         October __, 1998
Frank Elsner, Jr.


/s/ Richard L. Galusha      Director                         October 13, 1998
------------------------
Richard L. Galusha


/s/ D. Richard Guise        Director and Vice Chairman       October 13, 1998
------------------------    of the Board
D. Richard Guise


------------------------    Director                         October __, 1998
Philip M. Jones


------------------------    Director                         October __, 1998
Wayne E. Lau


/s/ William B. Lower        Director                         October 13, 1998
------------------------
William B. Lower


/s/ Paul G. Pitzer          Director                         October 13, 1998
------------------------
Paul G. Pitzer


/s/ Thomas A. Ritter        Director                         October 13, 1998
------------------------
Thomas A. Ritter


------------------------    Director                         October __, 1998
Ralph S. Sandoe


/s/ Marian B. Schultz       Director                         October 13, 1998
------------------------
Marion B. Schultz


------------------------    Director                         October __, 1998
L. Robert Snyder


/s/ Jennifer L. Weaver      Director                         October 13, 1998
------------------------
Jennifer L. Weaver

                                  EXHIBIT INDEX

                                                                  Page Number
                                                                 In Sequential
  Number     Title                                               Number System
  ------     -----                                               -------------

   2.1    Agreement  and Plan of  Reorganization  dated  July
          28, 1998, among the Farmers National Bancorp, Inc., Farmers National Bank of Newville, ACNB Corporation and ACNB North, Inc. (Included as Annex A to the Joint Proxy Statement/Prospectus contained herein.)

  3(i) Articles of Incorporation of ACNB Corporation. (Incorporated by reference to Exhibit 3 to ACNB's Annual Report on Form 10-K for the year ended
          December  31,  1994,   filed  with  the Commission on
          March 25, 1995.)

  3(ii)   Bylaws  of  ACNB   Corporation,   as  amended  and
          restated. (Incorporated by reference to Exhibit 3(ii) to ACNB's Current Report on Form 8-K filed with the Commission on March 25, 1998.)

   4.1    Articles of  Incorporation of ACNB  Corporation.
          (Included at Exhibit 3(i) hereto.)

   4.2    Bylaws of ACNB Corporation, as amended and restated.
          (Included at Exhibit 3(ii) hereto.)

   5 Opinion of Shumaker Williams, P.C. re: legality of the ACNB Corporation Common Stock being registered.

   8      Form of Opinion of Shumaker Williams, P.C. re: Tax Matters.

  10      Executed  Employment  Agreement  dated as of
          January 1, 1998, between  Adams County  National  Bank,
          ACNB  Corporation  and Ronald L. Hankey.
          (Incorporated by reference to Exhibit 99 of ACNB Corporation's Current Report on Form 8-K filed with the Commission on March 25, 1998.)

  11      Statement re: Computation of Per Share Earnings.
          (Included at page [11] of the Joint  Proxy  Statement/
          Prospectus  contained herein.)

  12      Statement  re:   Computation  of  Ratios.   (Incorporated
          by reference to Exhibit 11 to  Registrant's  Quarterly
          Report on Form 10-Q for the quarter ended June 30, 1998, filed with the Commission on August 6, 1998.)

  13 Annual Report of ACNB Corporation (Incorporated by reference to Exhibit 13, of Registrant's Annual Report on Form 10-K, for the year ended December 31, 1997, filed with the Commission on March 27, 1998.)

  21      Subsidiaries of Registrant.

  23.1    Consent of Shumaker Williams, P.C. (included in Exhibit 5).

  23.2    Consent of Garland McPherson & Associates, Inc.

  23.3    Consent of Greenawalt & Company, P.C.

  23.4    Consent of Stambaugh o  Ness, P.C.

  24      Power of Attorney.  (Included on Signature Page.)

  99.1    Form of Farmers Bancorp, Inc. Proxy.

  99.2    Letter to Shareholders of Farmers Bancorp,
          Inc.  (Included in Proxy Statement contained herein.)

  99.3 Notice of Meeting. (Included in Proxy Statement contained herein.)

  99.4   Statute Relating to Dissenters'  Rights.
         (Included as Annex C to the Proxy Statement contained herein.)